The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 10, 2006

PRELIMINARY PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(2)

(To prospectus dated July 10, 2006)	Registration No. 333-135665
LAFARGE S.A.
US$                            % Notes Due 20
US$                            % Notes Due 20
US$                            % Notes Due 20

        We are offering three tranches of notes pursuant to this prospectus supplement:

•	Tranche 1: US$ principal amount of % notes due 20 ,
•	Tranche 2: US$ principal amount of % notes due 20 , and
•	Tranche 3: US$ principal amount of % notes due 20 .
The notes are redeemable in whole or in part at any time at our option at the redemption price equal to the make-whole amount described on page S-54. The notes will be issued only in denominations of US$1,000.
      Investing in these securities involves certain risks. See “Risk Factors” beginning on page 2 of the accompanying prospectus.

	Per Tranche		Per Tranche		Per Tranche
	1 Note	Total	2 Note	Total	3 Note	Total

Public offering price(1)%		US$	%	US$	%	US$
Underwriting discount	%	US$	%	US$	%	US$
Proceeds, before expenses, to Lafarge	%	US$	%	US$	%	US$

(1)	Plus accrued interest from , if settlement occurs after that date.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the related prospectus. Any representation to the contrary is a criminal offense.
      The underwriters expect to deliver the notes to purchasers through the book-entry delivery system of The Depository Trust Company for the accounts of its participants, including Clearstream and The Euroclear System on or about                     , 2006.

Joint Book-Running Managers

Barclays Capital	BNP PARIBAS	Citigroup	JPMorgan
Senior Co-Lead Managers
Deutsche Bank Securities               UBS Investment Bank
Co-Lead Managers
CALYON Corporate and Investment Bank          Dresdner Kleinwort          HSBC
RBS Greenwich Capital               Société Générale Corporate and Investment Banking

The date of this prospectus supplement is           , 2006.

Prospectus Supplement

PROSPECTUS SUPPLEMENT SUMMARY	S-1
USE OF PROCEEDS	S-7
EXCHANGE RATES	S-8
RATIO OF EARNINGS TO FIXED CHARGES	S-9
CAPITALIZATION AND INDEBTEDNESS OF LAFARGE	S-10
SELECTED FINANCIAL INFORMATION	S-11
BUSINESS OVERVIEW	S-13
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	S-16
DESCRIPTION OF NOTES	S-53
UNDERWRITING	S-58
VALIDITY OF THE NOTES	S-61
Prospectus
ABOUT THIS PROSPECTUS	1
ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES	1
RISK FACTORS	2
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	7
WHERE YOU CAN FIND MORE INFORMATION ABOUT US	8
LAFARGE	9
RATIO OF EARNINGS TO FIXED CHARGES	10
CAPITALIZATION AND INDEBTEDNESS OF LAFARGE	11
USE OF PROCEEDS	12
DESCRIPTION OF DEBT SECURITIES	13
CLEARANCE AND SETTLEMENT	24
TAX CONSIDERATIONS	27
PLAN OF DISTRIBUTION	34
VALIDITY OF DEBT SECURITIES	36
EXPERTS	36
      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of each of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS SUPPLEMENT SUMMARY
      This summary highlights key information described in greater detail elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. You should read carefully the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference before making an investment decision. In this prospectus supplement, unless otherwise specified or the context otherwise requires, references to “Lafarge” are to Lafarge S.A. and its consolidated subsidiaries. Terms such as the “Group”, “we”, “us” and “our” generally refer to Lafarge.
Lafarge
      We produce and sell cement, aggregates, concrete, roofing products, gypsum wallboard, and related products worldwide, primarily under the commercial name “Lafarge”.
      Based on sales, we are the world leader in construction materials. Our products are used for residential, commercial and public works construction projects throughout the world, whether for new construction or renovation. Based on both internal and external analyses, we believe that we are co-leader of the cement industry, the second largest producer of aggregates and concrete worldwide, the largest producer of concrete and clay roofing tiles worldwide and the third-largest manufacturer of gypsum wallboard worldwide.
      Our financial reporting currency is the euro (€). In fiscal 2005, we generated €16.0 billion in sales and we earned current operating income of €2.4 billion and net income-Group share of €1.1 billion. At year-end 2005, our assets totaled €27.9 billion. We currently employ approximately 80,000 people throughout the 76 countries in which we operate.
      We began operations in the early 1800s and were incorporated in 1884 under the name “J. et A. Pavin de Lafarge”. Our shares are a component of the French CAC-40 market index (and have been since its inception) and are included in the SBF 250 index and the Dow Jones Eurostoxx 50 index. Our shares also trade on the New York Stock Exchange (“NYSE”) under the symbol “LR” in the form of American Depositary Shares (“ADS”). Each ADS represents one-fourth of one share. Our market capitalization totaled €17.3 billion at the close of the market on June 30, 2006 including €164 million attributable to our treasury shares.
Our strategy
      Our strategy is based on two fundamental components: performance and development.
      Performance: We strive to benefit from our experience across a broad range of products, geographies and cultures to accelerate internal sharing of best practices and pursue energetically the development and implementation of our performance programs. Each of our Divisions has developed its know-how in strategy, innovation, customer orientation, production, maintenance and logistics as well as administrative efficiency. These programs allow us to use the same managerial and systematic approach in each of our local operations, focusing our teams on the same priorities and using proven models. They contribute to the improvement of the efficiency and responsiveness of our organization, and hence allow us to better unlock all the potential of the Group. With this approach, we believe that we can differentiate our products and services, increase our operating margins, better use our assets and hence create additional value for our customers. One of our key performance indicators is the “return on capital employed after tax”.
      Development: We are disciplined in our use of capital, both for internal development and acquisitions. We concentrate on the projects that fit strategically with our existing product lines and satisfy our criteria for financial performance. Our solid financial position, and our strategy of partnership, allow us to finance development in different economic environments and to take advantage of attractive opportunities. This development policy is part of our multi business strategy, comprised of our four Divisions: Cement, Aggregates & Concrete, Roofing and Gypsum.
      In summary, we seek to achieve global leadership through excellence in local business management (which we call “multi-local management”) and to grow providing maximum value for our stakeholders.

Recent Developments
Minority Buy-Out of Lafarge North America Inc.
      On May 15, 2006, we completed our cash tender offer for the 46.8% minority stake in Lafarge North America Inc. (which we refer to as “LNA”) that we did not previously own and for all of the outstanding exchangeable preference shares of Lafarge Canada Inc., a subsidiary of LNA. As a result, we acquired a total of 34,697,857 LNA common shares and Lafarge Canada exchangeable preference shares to hold, following the cash tender offer, approximately 92.37% of the LNA common shares and Lafarge Canada exchangeable preference shares taken together as a single class. On May 16, 2006, we completed our acquisition of the remaining shares of LNA by way of a short-form merger of LNA with one of our wholly owned subsidiaries. We now own 100% of the shares of LNA. The total cost to us of the acquisition was US$3.5 billion.
      To finance the cash tender offer, we entered into a US$2,800,000,000 credit facility on February 5, 2006, arranged by BNP Paribas and J.P. Morgan plc and also used funds from our €1,850,000,000 credit facility described in Section 8.4 of our annual report on Form 20-F for the year ended December 31, 2005, which is incorporated herein by reference. Each of the Joint Book-Running Managers, Senior Co-Lead Managers, and Co-Lead Managers (other than Greenwich Capital Markets, Inc.), or an affiliate thereof, is a lender under the US$2,800,000,000 credit facility. This facility provides a revolving credit line in the amount of US$2,800,000,000, which may be disbursed either in dollars or euros, with a maturity of 364 days from the date of the facility. At its maturity, we may elect to extend outstanding loans under the facility for an additional 6 months in an amount up to US$1,400,000,000. We are required to prepay amounts owed under this facility from the proceeds of certain debt or equity refinancings. Borrowings under the credit facility bear interest at a rate equal to the applicable reference rate (LIBOR or EURIBOR), plus a margin of 0.225% per annum, subject to adjustments for certain additional costs. The facility also provides for a commitment fee for unutilized commitments in the amount of 0.06% per annum as well as other customary commissions. As of July 10, 2006, we had drawn down US$2,200,000,000 under this facility. We expect to repay a portion of this facility with the net proceeds of our offering of the notes.
Credit Rating
      Following our minority buy-out of LNA, Standard and Poor’s confirmed its previous rating and outlook for our company (BBB (stable, A2)) on March 31, 2006, and Moody’s confirmed its previous rating (Baa2) with an outlook change from stable to negative on May 17, 2006.
Investigation by Polish Competition Authority
      On June 21, 2006, the Polish competition authority OCCP announced that it has opened an investigation into alleged anticompetitive practices involving the cement industry. Our company is among several market participants that are being investigated by the competition authority. Given the early stage of the investigation, we are not yet in a position to assess the extent or amount of our potential risk. We intend to cooperate fully with the Polish competition authority’s investigation.
Strategic Plan
      On June 22, 2006, we announced a detailed strategic plan, called “Excellence 2008”. This plan confirms our Group’s determination to be the best in its sector, focused on its strengths, committed to realizing its ambitions and benefiting from a more efficient organization.
      The key points of this plan are as follows:

•	An accountable and mobilized management team and organization, with a performance-based culture

•	A program to reduce costs by €400 million by 2008

•	The generation of €1.5 billion in additional cash flow over the next three years

•	A strategy of profitable growth, focused on Cement activity in fast-growing markets and on innovation in Concrete

•	The possible divestment of the Roofing business

•	A renewed commitment to our Group’s values, with priority given to employee safety, corporate governance and sustainable development.

1.	Accelerated transformation of the organization
      We have begun to transform our organization in order to simplify our processes, accelerate decision making, make managers truly accountable for the performance of their business units and encourage cost reductions, in order to optimize the Group’s development.
      Already, our Group’s top management structure has been simplified, with the suppression of the Direction générale level (a former senior management layer) and the reorganization of Group functions. The organization in North America is now aligned with that of the Group, by business line, resulting in the elimination of a hierarchical level. All aggregates and concrete activities, worldwide, are now directly under the authority of the Aggregates & Concrete Division. We have completed the reorganization of our cement technical centers, with a new regional breakdown and reinforced engineering capacities. We have reviewed the main levers of our information systems’ strategy.
      All of this makes it possible to launch a new phase of reorganization, towards a greater standardization of our procedures and systems and the development of synergies at the country level.

2.	A program to reduce costs by €400 million by 2008
      Over the past six months, we have undertaken a detailed review to identify areas for cost reductions within each of the Group’s activities. The current transformation of the Group to create a more efficient organization is one of the vectors for reducing costs. Thanks to this groundwork, we are now able to announce a cost-reduction program of €400 million, which takes into account the expected synergies from the buyout of minority interests in Lafarge North America Inc. and €60 million in cost reductions arising from the turnaround plan of the Roofing activity.

3.	€1.5 billion in additional cash flow generation
      We will achieve this by pursuing our program to improve working capital requirements, by tight controls on maintenance investments, by lowering the cost of our investments to modernize existing plants or build new capacity, and through a divestment program of over €1 billion by the end of 2008.

4.	The possible divestment of the Roofing business
      The turnaround plan for the Roofing business is well underway and progressing rapidly. We intend to explore opportunities to divest the Roofing business, if valuation conditions are met and we can maintain a minority stake in this activity, in the best interests of our shareholders.

5.	A strategy of profitable growth
      We are determined to maintain growth at a sustained pace in the coming years. This growth will be generated first by the Cement business, primarily in fast-growing markets, through the construction of new production capacity and through acquisitions, and by the Aggregates business. It will also be fueled by an acceleration in the pace and contribution of innovations in all businesses, notably in Concrete.

6.	We reaffirm our values to mark our difference and reinforce our leadership
      We reaffirm our commitment to our values of respect, care and excellence. Vital for the realization of our strategic plan and inseparable from the result-oriented culture introduced at all levels of the organization, these values are crucial for the long-term leadership of our Group and for the best valuation of our shareholders’ investment.
      We renew our commitment to being ranked among the world’s most effective industrial groups in terms of employee health and safety, protection of the environment, social responsibility and corporate governance.

Western New York Investigation
      On June 28, 2006, U.S. federal agents served a warrant on and searched the premises of several of Lafarge North America’s offices in western New York State in connection with an investigation of certain government contracts. The company is cooperating with the investigation.
      It is too early to tell whether this investigation will have a material impact on Lafarge North America and its operations.

The Offering
      The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section entitled “Description of Notes” in this prospectus supplement and the section entitled “Description of Debt Securities” in the accompanying prospectus.

Issuer	Lafarge

Issue	Three tranches of senior notes.

Tranche 1 Notes	US$ of principal amount of % notes due 20

Tranche 2 Notes	US$ of principal amount of % notes due 20

Tranche 3 Notes	US$ of principal amount of % notes due 20

Maturity

Tranche 1 Notes	, 20

Tranche 2 Notes	, 20

Tranche 3 Notes	, 20

Issue price	% of the principal amount in respect of the Tranche 1 Notes

% of the principal amount in respect of the Tranche 2 Notes

% of the principal amount in respect of the Tranche 3 Notes

Interest	Interest on the notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Interest payment dates	Interest on the notes will be payable on and of each year, commencing on , 200 .

Form of notes	Each tranche of notes will be issued as one or more global securities. You should read “Description of Debt Securities — Legal Ownership — Global Securities” in the accompanying prospectus for more information about global securities. The notes will be issued in the form of global securities deposited in DTC. Beneficial interests in the notes may be held through DTC, Clearstream or Euroclear. For more information about global securities held by DTC through DTC, Clearstream or Euroclear, you should read “Clearance and Settlement” in the accompanying prospectus.

Denominations	US$1,000.

Ranking	The notes are senior obligations of our company. They are not secured by any collateral.

Covenants	The indenture relating to the notes contains restrictions on our ability to incur liens and merge or transfer assets. For a more complete description see “Description of Debt Securities — Special Situations — Negative Pledge” and “Description of Debt Securities — Special Situations — Mergers and Similar Events” in the accompanying prospectus.

Redemption	We may redeem the notes, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (1) 100% of the principal amount of the notes plus accrued interest to the date of redemption and (2) as determined by the quotation agent (which will be selected by the trustee after consultation with us), the sum of the present values of the remaining scheduled payments of principal and interest on the notes (excluding any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate, plus basis points in the case of the Tranche 1 Notes, basis points in the case of the Tranche 2 Notes and basis points in the case of the Tranche 3 Notes. See “Description of Notes — Redemption — Optional Redemption”.

Listing	The notes will not be listed.

Payment of additional amounts	We will pay additional amounts in respect of any payments of interest or principal so that the amount you receive after French withholding tax will equal the amount that you would have received if no withholding tax had been applicable, subject to some exceptions as described under “Description of Debt Securities — Special Situations — Payment of Additional Amounts” in the accompanying prospectus.

Tax redemption	If, due to changes in French tax treatment (or treatment of any jurisdiction in which a successor to, or substitute obligor of, our company is organized or resident for tax purposes) occurring after the issuance date of the notes (or after the date of succession or substitution), we would be required to pay additional amounts as described under “Description of Debt Securities — Special Situations — Payment of Additional Amounts” in the accompanying prospectus, we may redeem the notes in whole but not in part at a redemption price equal to 100% of the principal amount of the notes plus accrued interest to the redemption date.

Trustee	Law Debenture Trust Company of New York.

Paying Agent	Citibank N.A.

Further issuances	We reserve the right, from time to time, without the consent of the holders of the notes, to issue additional notes on terms and conditions identical to those of any tranche of notes, which additional notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the relevant tranche of notes. We may also issue other securities under the indenture that have different terms from the notes.

Use of proceeds	The net proceeds of this offering will be used to repay a portion of the US$2,800,000,000 credit facility used to finance our cash tender offer for the 46.8% minority stake in Lafarge North America Inc. that we did not previously own. See “Use of Proceeds”.

Rating	The notes are expected to be rated Baa2 (outlook negative) by Moody’s and BBB (stable, A2) by Standard & Poor’s.

Risk factors	See “Risk Factors” in the accompanying prospectus and the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus for a discussion of the factors you should carefully consider before investing in the notes.

Governing law	The notes will be governed by and construed in accordance with the laws of the State of New York.

USE OF PROCEEDS
      The net proceeds of the sale of the notes, expected to be US$                    , will be used to repay US$                    of the currently drawn-down US$2,200,000,000 of the US$2,800,000,000 credit facility used to finance our cash tender offer for the 46.8% minority stake in Lafarge North America Inc. that we did not previously own. BNP Paribas and J.P. Morgan plc are arrangers, and each of the Joint Book-Running Managers, Senior Co-Lead Managers, and Co-Lead Managers (other than Greenwich Capital Markets, Inc.), or an affiliate thereof, is a lender, under this credit facility. See “Prospectus Supplement Summary — Recent Developments” for a description of the interest rate and maturity of this credit facility.

EXCHANGE RATES
      The following table sets forth, for the periods and dates indicated, certain information concerning the Noon Buying Rate in New York City as defined by the Federal Reserve Bank of New York.
      As of July 5, 2006, the Noon Buying Rate was €1=US$1.27.
      As used in this prospectus supplement, the term “Noon Buying Rate” refers to the rate of exchange for the euro, expressed in U.S. dollars per euro, as announced by the Federal Reserve Bank of New York for customs purposes as the rate in the City of New York for cable transfers in foreign currencies. Such rate is not necessarily the rate we used in the preparation of our consolidated financial statements included in our annual report on Form 20-F for the year ended December 31, 2005, which is incorporated herein by reference. No representation is made that the euro amounts have been, could have been or could be converted into U.S. dollars at the rates indicated or at any other rates.

	US$ Per€ 1.00

	Year/Period	Average
	Closing Rate	Rate*	High	Low

YEARLY RATES
2001	0.89	0.90	0.95	0.84
2002	1.05	0.95	1.05	0.86
2003	1.26	1.13	1.26	1.04
2004	1.35	1.24	1.36	1.18
2005	1.18	1.24	1.35	1.18
MONTHLY RATES
January 2006	1.22	1.21	1.23	1.20
February 2006	1.19	1.19	1.21	1.19
March 2006	1.20	1.20	1.22	1.19
April 2006	1.26	1.23	1.26	1.21
May 2006	1.28	1.28	1.29	1.26
June 2006	1.28	1.27	1.30	1.25
July 2006 (through July 5)	1.27	1.28	1.28	1.27

*	For any year, the average of the Noon Buying Rates on the last business day of each month during such year; in the case of a month or partial month, the average of the Noon Buying Rates on the business days occurring during such month or partial month.

RATIO OF EARNINGS TO FIXED CHARGES
(Unaudited)
      The following table shows the ratios of earnings to fixed charges for Lafarge, computed in accordance with International Financial Reporting Standards (IFRS) for the fiscal years ended December 31, 2005 and 2004 and in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) for the fiscal years ended December 31, 2005, 2004, 2003, 2002 and 2001. As a first-time adopter of IFRS in 2005 and in accordance with General Instruction G to Form 20-F, we are providing the ratio of earnings to fixed charges for 2005 and 2004 in accordance with IFRS and for 2005, 2004, 2003, 2002 and 2001 in accordance with U.S. GAAP.

	Year Ended December 31,

	2005	2004	2003	2002	2001

For Lafarge (IFRS)(1)	4.62	3.95
For Lafarge in accordance with U.S. GAAP	4.30	3.54	3.29	2.67	2.84

(1)	2004 IFRS ratio is based on figures that are restated from French GAAP, as set forth in our consolidated financial statements for the year ended December 31, 2005.
      In calculating the ratio of earnings to fixed charges, we used the following definitions:
      The term “fixed charges” means the sum of the following: (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, (c) an estimate of the interest within rental expense and (d) preference security dividend requirements of consolidated subsidiaries.
      The term “earnings” is the amount resulting from adding and subtracting the following items. Add the following: (a) Pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, (b) fixed charges, (c) distributed income of equity investees, and (d) our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges. Amortization of capitalized interest would normally be added as well, but has not been taken into account for the purpose of this calculation as the amounts are immaterial. From the total of the added items, subtract the following: (a) interest capitalized, (b) preference security dividend requirements of consolidated subsidiaries, and (c) the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. Equity investees are investments that we account for using the equity method of accounting.

CAPITALIZATION AND INDEBTEDNESS OF LAFARGE
(Unaudited)
      The following table sets out the consolidated capitalization and long-term indebtedness, as well as short-term indebtedness, of Lafarge at December 31, 2005, prepared on the basis of IFRS, on an actual basis and as adjusted to give effect to the issuance of the notes hereby. You should read this table together with our consolidated financial statements and the other financial data appearing elsewhere, or incorporated by reference, in this prospectus.

	Actual	As Adjusted(1)

	(in € millions)
Short-term borrowings, including current portion of long-term debt
Current portion of long-term debt	1,555
Short-term borrowings and Bank overdrafts	331	331

Total short-term indebtedness	1,886

Long-term borrowings	6,856
Notes offered hereby(1)	0
Total long-term debt	6,856
Minority interests	2,571	2,571
Shareholders’ equity — parent company
Common shares	704	704
Additional paid in capital	6,316	6,316
Retained earnings	2,025	2,025
Foreign currency translation adjustment	741	741
Treasury shares	(98)	(98)
Other reserves	70	70

Total shareholders’ equity — parent company	9,758	9,758

Total capitalization and long-term indebtedness	19,185

(1)	As adjusted to reflect the issuance of the notes offered pursuant to this prospectus supplement.
      As of December 31, 2005, we had an issued share capital of 175,985,303 ordinary fully-paid shares (including 1,785,074 treasury shares from shareholders’ equity), with a nominal value of €4 per share, and securities with rights to up to 6,938,951 shares. From December 31, 2005 to June 30, 2006, we issued 184,384 shares in connection with the exercise of stock options by employees.
      As of December 31, 2005, property collateralizing debt amounted to €475 million. As of December 31, 2005, we had €271 million of outstanding guarantees to third parties. For more information about our commitments and contingencies, put options on shares of subsidiaries and derivative instruments, see Notes 29, 26 and 27 of the notes to our audited consolidated financial statements in our annual report on Form 20-F for the year ended December 31, 2005, which is incorporated herein by reference. Since December 31, 2005, we have incurred US$3.5 billion of debt in connection with our purchase of the minority interests in Lafarge North America Inc. and €447 million of debt in connection with our dividend payment. We expect to use the net proceeds of this offering to repay a portion of the debt incurred in connection with our purchase of the minority interests in Lafarge North America Inc.
      Except as disclosed herein or in the prospectus supplement, there have been no material changes in the consolidated capitalization, indebtedness and contingent liabilities of Lafarge since December 31, 2005.

SELECTED FINANCIAL INFORMATION
      The first table below sets forth selected consolidated financial data under IFRS at and for the years ended December 31, 2005 and 2004. This information is derived from the audited financial statements of our company and our subsidiaries included in our annual report on Form 20-F for the year ended December 31, 2005.
      The second table below sets forth selected financial information under U.S. GAAP at and for the years ended December 31, 2005, 2004, 2003, 2002 and 2001.
PRIMARY IFRS ACCOUNTS

	At or for the Year Ended
	December 31,

	2005		2004

	US$*	€	€
	(in millions)
STATEMENT OF INCOME
Revenue	18,910	15,969	14,436
Current operating income	2,791	2,357	2,201
Operating income	2,649	2,237	2,074
NET INCOME	1,686	1,424	1,334
Out of which:
Group share	1,298	1,096	1,046
Minority interests	388	328	288
BALANCE SHEET
Non current assets	24,327	20,543	18,241
Current assets	8,706	7,352	6,259
TOTAL ASSETS	33,033	27,895	24,500
Shareholder’s equity — parent Company	11,555	9,758	7,782
Minority interests	3,045	2,571	2,119
Non current liabilities	11,410	9,635	9,774
Put options on shares of subsidiaries	311	263	299
Current liabilities	6,712	5,668	4,526
TOTAL EQUITY AND LIABILITIES	33,033	27,895	24,500
STATEMENT OF CASH FLOWS
Net cash provided by operating activities	2,233	1,886	1,877
Net cash (used in) investing activities	(1,994)	(1,684)	(972)
Net cash (used in) financing activities	(219)	(185)	(854)
Increase in cash and cash equivalents	20	17	51

*	Amounts in U.S. dollars presented in the table have been translated solely for the convenience of the reader using the Noon Buying Rate on December 30, 2005 of €1 = US$1.1842. As of July 5, 2006, the Noon Buying Rate was €1 = US$1.27.

U.S. GAAP

	At or for the Year Ended December 31,

	2005		2004	2003	2002	2001

	US$*	€	€	€	€	€
	(in millions)
STATEMENT OF INCOME
Revenue	17,886	15,104	13,371	12,468	13,406	12,434
Operating income	2,430	2,052	1,811	1,854	1,580	1,403
NET INCOME	1,299	1,097	987	831	436	702
BALANCE SHEET
Current assets	7,761	6,554	5,498	5,252	5,096	5,817
Non current assets	24,670	20,833	18,129	19,046	21,302	23,872
TOTAL ASSETS	32,431	27,387	23,627	24,298	26,398	29,689
Current liabilities	5,680	4,796	3,735	3,968	3,864	5,345
Non current liabilities	11,300	9,543	9,387	10,767	14,204	14,332
Minority interests	2,990	2,525	2,244	2,063	1,936	2,201
Shareholder’s equity	12,461	10,523	8,261	7,500	6,394	7,811
TOTAL EQUITY AND LIABILITIES	32,431	27,387	23,627	24,298	26,398	29,689

*	Amounts in U.S dollars presented in the table have been translated solely for the convenience of the reader using the Noon Buying Rate on December 30, 2005 of €1 = US$1.1842. As of July 5, 2006, the Noon Buying Rate was €1 = US$1.27.

BUSINESS OVERVIEW
      We manage our operations through our Cement, Aggregates & Concrete, Roofing, and Gypsum Divisions. Each Division holds a leading position in its respective industry and represents a separate strategic Business Unit with its own capital requirements and marketing strategies.
      We have vertically integrated our operations to varying degrees across and within our Divisions. Our Cement Division supplies most of the cement used by our concrete operations, which also acquires from internal sources most of the aggregates used to produce concrete. We supply aggregates to our asphalt and paving operations. The Gypsum Division manufactures half of the paper used in its gypsum wallboard operations.
      In 2005, the contributions to our consolidated sales by Division (after elimination of inter-Division sales) and by geographic area (by destination) were as follows, compared to 2004:
SALES BY DIVISION

			Variation
	2005		2005/2004	2004

	(in € millions)
Cement	€7,595	47.6%	11.5%	€6,810	47.2%
Aggregates & Concrete	5,377	33.7	13.3%	4,747	32.9
Roofing	1,514	9.5	1.4%	1,493	10.3
Gypsum	1,462	9.2	9.1%	1,340	9.3
Other	21	0	(54.3)%	46	0.3
TOTAL	€15,969	100.0%	10.6%	€14,436	100.0%
SALES BY GEOGRAPHIC AREA

			Variation
	2005		2005/2004	2004

	(in € millions)
Western Europe	€6,280	39.3%	4.3%	€6,020	41.7%
North America	4,516	28.3	14.7%	3,938	27.3
Mediterranean Basin	671	4.2	25.7%	534	3.7
Central & Eastern Europe	905	5.7	21.3%	746	5.2
Latin America	707	4.4	22.1%	579	4.0
Africa	1,414	8.9	18.8%	1,190	8.2
Asia/ Pacific	1,476	9.2	3.3%	1,429	9.9
TOTAL	€15,969	100.0%	10.6%	€14,436	100.0%
      The following table presents, for each of the four Divisions, the contribution to consolidated sales and current operating income for the year ended December 31, 2005.

	Contribution to	Contribution to Current
	Consolidated Sales	Operating Income

Cement	47.6%	75.1%
Aggregates & Concrete	33.7	16.9
Roofing	9.5	4.2
Gypsum	9.2	6.4
Other*	—	(2.6)
TOTAL	100.0%	100.0%

*	Mainly costs of the holding company. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus supplement.

      In the following discussion in this section, data regarding the number of sites and production capacity include 100% of the number of sites and production capacity of all our subsidiaries, whether fully or proportionately consolidated.
Cement
      Cement is a fine powder that is the principal strength-giving and property-controlling component of concrete. It is a high quality, cost-effective building material that is a key component of construction projects throughout the world, including the 43 countries in which our Cement Division has production facilities. Based on both internal and external analyses, and taking into account annual sales, production capacity, broad geographical presence, technological development and quality of service, we believe that we are the world’s co-leading producer of cement. At the end of 2005, our consolidated businesses operated 122 cement, 24 clinker grinding and 6 slag grinding plants, with an annual cement production capacity of 164 million tonnes and sales for the year of approximately 123 million tonnes.
Aggregates & Concrete
      Aggregates, concrete and asphalt are, like cement, key components of construction projects throughout the world. Based on volumes sold in 2005, we believe that we are the second largest producer of aggregates and concrete worldwide. At the end of 2005, our consolidated businesses operated 567 aggregates quarries and 1,141 concrete plants in 27 countries and sold during the year approximately 240 million tonnes of aggregates and 39 million m3 of concrete. Our Aggregates & Concrete Division also produces pre-cast concrete products and asphalt in several markets, and provides road contracting and surfacing services.
      We manage our aggregates, concrete and asphalt businesses in the same Division for a number of reasons:

•	the customer base is similar across these lines of products and services;

•	each product line generally serves local markets through large numbers of subsidiaries;

•	finally, it is generally efficient to produce concrete and asphalt at or close to our aggregate quarries, so we can pool management, equipment, services and marketing efforts, thereby reducing overall operating costs.
      We are vertically integrated to varying degrees between our Aggregates & Concrete and Cement Divisions, and within our Aggregates & Concrete Division itself. In many of our markets, our Cement Division supplies substantial volumes of cement to our own concrete operations. Similarly, our aggregates operations supply a substantial volume of aggregates required for our concrete, asphalt and paving operations.
Roofing
      We manufacture and sell clay and concrete roof tiles designed to cover pitched residential and non-residential roofs, the predominant type of roof used in residential housing in Western Europe and North America. We also sell a variety of other roofing components used in the construction or renovation of pitched roofs and provide related services to customers who use our roofing products. Through our product offering, we offer complete roofing systems providing total roof solutions for our customers’ buildings.
      Based on volumes sold, we believe we are the world’s largest producer of concrete and clay roof tiles and the leading manufacturer of chimney systems in Europe. At the end of 2005, our consolidated businesses operated 104 concrete tile production plants (with 557 million square meters maximum annual capacity), 25 clay tile production plants (with 41 million square meters maximum annual capacity) and 33 other plants where we produce chimneys and other roofing products. During 2005, we sold 124 million square meters of concrete roof tiles, 27 million square meters of clay roof tiles and 3.8 million meters of chimneys. We conduct industrial roofing operations in 35 countries, principally in Western Europe which accounted for 72% of our 2005 roofing sales, and through a joint venture in North America which accounted for 9% of our 2005 roofing sales. We are expanding into other regions — such as Asia Pacific — which accounted for 19% of our 2005 roofing sales.

Gypsum
      Gypsum wallboard (also known as “plasterboard”) and other gypsum-based products (e.g. plaster, plaster blocks, joint compounds and related products such as metal studs and accessories) are used primarily to offer gypsum-based building solutions for constructing, finishing or decorating interior walls and ceilings in residential, commercial and institutional construction projects throughout the world, as well as for sound and thermal insulating partitions. Other gypsum-based products include industrial plaster (used for special applications such as moldings or sculptures) and self-leveling floor-screeds.
      We believe, based on our experience in this industry, that we are the third largest manufacturer of gypsum wallboard worldwide, as measured by wallboard sold in 2005. At the end of 2005, our consolidated businesses operated the following number of plants throughout 23 countries: 36 wallboard plants (with an annual production capacity of approximately 993 million square meters), 39 other plants which produced primarily plaster, plaster blocks or joint compounds and 3 wallboard paper plants.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      The following discussion has been extracted from our annual report on Form 20-F for the year ended December 31, 2005 for the convenience of the reader. It excludes the section entitled “Recent Events” and information about our ratings at the time of the filing of our annual report, which have been superseded by the information in this prospectus supplement under the heading “Prospectus Supplement Summary — Recent Developments.”
      The discussion in this section should be read in conjunction with our consolidated financial statements prepared in accordance with IFRS, which are included in our annual report on Form 20-F for the year ended December 31, 2005, incorporated herein by reference.
      IFRS differs in some respects from accounting principles generally accepted in the United States of America (“U.S. GAAP”). A description of the main differences between U.S. GAAP and IFRS is set forth in Notes 36 and 37 to our consolidated financial statements included in our annual report on Form 20-F for the year ended December 31, 2005, which is incorporated herein by reference.
      Each of our Divisions, as well as our “Other” activities, constitutes a “business segment” for purposes of reporting our results of operations.
Overview

Summary of our results for 2005
      In 2005, we continued the pace of solid growth in our existing operations.
      Sales increased by 10.6% compared to 2004 and current operating income increased by 7.1%. In the majority of our markets, we were able to absorb the impact of a record rise in energy costs by successful price increases.
      Current operating income1 recorded solid growth in Cement, Aggregates & Concrete and Gypsum, while the current operating income of Roofing decreased, particularly affected by the German construction market.
      Net income Group share increased by 4.8% compared to 2004, despite the impact of a higher effective tax rate.
      At the end of 2005, we benefited from a solid financial structure. At December 31, 2005 our net debt to equity ratio had improved significantly at 59% compared to 70% at year-end 2004, and our cash flow from operations to net debt ratio remained stable year on year at 31%2.
      We made significant efforts to ensure compliance with the internal control standards of the Sarbanes-Oxley Act (Section 404) for the first time at the end of 2005. We consider this initiative to be a major improvement to further enhance the quality of our internal control and the efficiency of our processes.
      In Cement, the construction of additional capacity in China, Bangladesh, Mexico, Morocco and Vietnam progressed in 2005 according to plan. This new capacity should be operational in 2006. With the creation of the Lafarge Shui On Joint venture in China, in November 2005, we have established a key strategic alliance which enables us to be active in areas of strong economic growth in China.
      In Aggregates & Concrete, in addition to continuing to strengthen our position in our major markets, North America and Western Europe, we strengthened our position in growing markets. These markets have again in 2005 significantly increased their contribution to Division results.
      In Roofing, which was particularly affected by the weak German construction sector, we made new restructuring efforts. To strengthen our strategy of product innovation and increase our proximity to customers in France, we started the construction of a new plant in Limoux (Aude), completed the modernization of our

1 “Current Operating Income” was previously identified as “Operating Income on Ordinary Activities”.
2 See “Overview — Reconciliation of our non-GAAP financial measures” below.

Marseilles plant and decided to enhance our industrial position in the Champagne-Ardennes region of northern France with the construction of a new production unit for clay roofing tiles.
      In Gypsum, two consecutive years of strong improvements in results have confirmed the success of our strategy. In 2005, we decided to further expand our production capacity in selected markets, such as the United States, the United Kingdom and Asia.

Seasonality
      Demand for our cement, aggregate and concrete and roofing products is seasonal and tends to be lower in the winter months in temperate countries and in the rainy season in tropical countries. We usually experience a reduction in sales on a consolidated basis during the first quarter, reflecting the effect of the winter season in our principal markets in Western Europe and North America, and an increase in sales in the second and third quarters, reflecting the summer construction season.

Critical accounting policies
      We prepare the consolidated financial statements of Lafarge in conformity with IFRS. We also prepare a reconciliation of our consolidated financial statements to U.S. GAAP. The Notes to our consolidated financial statements summarize the significant accounting policies which we believe are the most critical to aid in fully understanding and evaluating our reported financial results.
      See Note 2 to our consolidated financial statements for more information on the significant accounting policies we apply under IFRS and Notes 36 and 37 for a description of the principal differences between IFRS and the U.S. GAAP as they relate to Lafarge. The consolidated financial statements are included in our annual report on Form 20-F for the year ended December 31, 2005, which is incorporated herein by reference.
      Certain of our critical accounting policies require the use of judgment in their application or require estimates of inherently uncertain matters. Although our accounting policies are in compliance with generally accepted accounting principles, a change in the facts and circumstances of the underlying transactions could significantly change the implication of the accounting policy and the resulting financial statement impact. Listed below are those policies that we believe are critical and require the use of complex judgment in their application.

Impairment of Goodwill
      In accordance with IAS 36, “Impairment of Assets”, the net book value of goodwill is reviewed at least annually, during the second half of the year, to take into consideration factors that may have affected the assets value and recoverability.
      For the purposes of the test, the Group’s net assets are allocated to Cash Generating Units or reporting units (CGUs). Our four Divisions are considered to be our four reporting/operating segments, each comprised of multiple CGUs. Our CGUs represent businesses that are one level below the reporting/operating segment and, generally, perform one of our four activities in a particular country. The CGU is the level used by the Group to organize and present activities and results in its internal reporting.
      In its goodwill impairment test, the Group uses a combination of a market approach (fair value) and an income approach (value in use). In the market approach, we compare the carrying value of our CGUs with multiples of their current operating income before depreciation and amortization. For CGUs presenting an impairment risk according to the market approach we then use the value in use approach. In the value in use approach, we estimate the discounted value of the sum of the expected future cash flows. If the carrying value of the CGU exceeds the higher of the fair value or the value in use of the related assets and liabilities, the Group records an impairment of goodwill (in “other operating expenses”).
      Evaluations for impairment are significantly impacted by estimates of future prices for our products, the evolution of expenses, economic trends in the local and international construction sector, expectations of long-term development of emerging markets and other factors. This also depends on the discount rates and perpetual growth rates used. The Group has defined country specific discount rates for each of its CGUs based on their weighted-average cost of capital.
      In some cases, the Group uses a third party valuation as part of its impairment test.
      For more information on Goodwill, see Note 9 to our consolidated financial statements included in our annual report on Form 20-F for the year ended December 31, 2005, which is incorporated herein by reference.

Pension Plans and Other Postretirement Benefits
      The accounting for pension plans and other postretirement benefits requires us to make certain assumptions that have a significant impact on the expenses and liabilities that we record for pension plans, end of service indemnities, and other post employment benefits.
      The main defined pension plans and other postretirement benefits provided to employees by the Group are in the United Kingdom and North America (the United States of America and Canada). The related projected benefit obligations as of December 31, 2005 represent 59% and 24%, respectively, of the Group’s total obligations in respect of pension plans, end of service indemnities and other post employment benefits.
      For more information on the primary assumptions made to account for pension plans, end of service indemnities and other post employment benefit, see Note 23 to our consolidated financial statements included in our annual report on Form 20-F for the year ended December 31, 2005, which is incorporated herein by reference.
      The expected long-term rate of investment return on pension plan assets is based on historical performance, current and long-term outlook and the asset mix in the pension trust funds. The discount rates reflect the rate of long-term high-grade corporate bonds.
      The 2005 pension plans, end of service indemnities and other post employment benefits expenses are impacted by the year-end 2004 assumptions for the discount rate and the expected return rate on assets (pension plans only). For North America and the United Kingdom, if the 2004 discount rate assumption had been lowered by one percent, the 2005 pension plan and other postretirement benefit expenses would have increased by approximately 22 million euros, partially offset by an increase in the value of bonds held by pension trust funds. If the 2004 long-term rate of investments on pension plan assets assumption had been lowered by one percent, the 2005 pension and other benefit plans expenses would have increased by approximately 29 million euros.
      The pension and other postretirement benefit obligations are impacted by the 2005 discount rate. The impact of decreasing the discount rate assumption by one percentage point as of December 31, 2005 for the valuation of the most significant benefit plans located in the United Kingdom and North America would have been to increase the total benefit obligation by approximately 633 million euros.
      Because of the typically long-term nature of the Group’s obligations in respect of its main post employment benefit schemes, and the short-term volatility of financial markets, which has an impact on both the discount rate used and actual investment returns obtained, Group accounting standards require recognition of any differences between the expected and actual investment returns, as well as any impact of a modification of discount rates used, over the expected remaining active life of beneficiaries.

Environmental costs
      Costs that result in future economic benefits, such as extending useful lives, increased capacity or safety, and those costs incurred to mitigate or prevent future environmental contamination are capitalized. Environmental costs are expensed as incurred. When the Group determines that it is probable that a liability for environmental costs exists and that its resolution will result in an outflow of resources, an estimate of the future remediation is recorded as a provision without the offset of contingent insurance recoveries (only virtually certain insurance recoveries are recorded as an asset in the balance sheet). When the Group does not have a reliable reversal time schedule or when the effect of the passage of time is not material, the provision is calculated based on undiscounted cash flows.

      The other environmental costs are accounted for in charges when they occur.
      See Note 24 to our consolidated financial statements included in our annual report on Form 20-F for the year ended December 31, 2005, which is incorporated herein by reference.

Site restoration
      When the Group is legally, contractually or constructively required to restore a quarry site, the estimated costs of site restoration are accrued and amortized to cost of sales on a units-of-production basis over the operating life of the quarry. The estimated future costs for known restoration requirements are determined on a site by site basis and are calculated based on the present value of estimated future costs.
      See Note 24 to our consolidated financial statements included in our annual report on Form 20-F for the year ended December 31, 2005, which is incorporated herein by reference.

Income taxes
      In accordance with IAS 12 — Income Taxes, deferred income taxes are accounted for by applying the balance-sheet liability method to temporary differences between the tax basis of assets and liabilities and their carrying amounts in the balance sheet (including tax losses available for carry forward). Deferred taxes are measured by applying currently enacted tax laws. Deferred tax assets are recognized and their recoverability is then assessed. If it is not reasonably certain that they will be recovered in future years, a valuation allowance is recorded to reduce the deferred tax asset to the amount that is reasonably certain to be recovered.
      The Group offsets deferred tax assets and liabilities in the balance sheet if the entity has a legally enforceable right to offset current tax assets against current tax liabilities and the deferred tax assets and deferred tax liabilities relate to income taxes levied by the same taxing authority.
      The Group computes its income tax obligations in accordance with the prevailing tax legislation in the countries where the income is earned.
      See Note 22 to our consolidated financial statements included in our annual report on Form 20-F for the year ended December 31, 2005, which is incorporated herein by reference.

Effects on our reported results of changes in the scope of our operations and currency fluctuations
      Changes in the scope of our operations, such as acquisitions and divestitures, together with changes in how we account for our business units, such as a change from proportionate to global consolidation, may increase or decrease our consolidated sales and operating results in comparison to a prior year and thus make it difficult to discern the evolution of the underlying performance of our operations.

Changes in the scope of our operations
      In order to provide a meaningful analysis between any two years (referred to below as the “current” year and the “prior” year), sales and current operating income are adjusted in order to compare the two years at a constant scope of consolidation. With respect to businesses entering the scope of consolidation at any time during the two years under comparison, current year sales and current operating income are adjusted in order to take into account the contribution of these businesses during the current year only for a period of time identical to the period of their consolidation in the prior year. With respect to businesses leaving the scope of consolidation at any time during the two years under comparison, prior year sales and current operating income are adjusted in order to take into account the contribution of these businesses during the prior year only for a period of time identical to the period of their consolidation in the current year.

Currency fluctuations
      Similarly, as a global business operating in numerous currencies, changes in exchange rates against our reporting currency, the euro, may result in an increase or a decrease in the sales and current operating income reported in euros, which are not linked to the evolution of underlying performance. Except as otherwise noted, we calculate the impact of currency variances as the difference between the prior year’s figures as published (adjusted if necessary for the effects of businesses leaving the scope of consolidation) and the result of converting the prior year’s figures (adjusted if necessary for the effects of businesses leaving the scope of consolidation) using the current year’s exchange rates.

Reconciliation of our non-GAAP financial measures

Net debt and cash flow from operations
      To assess the financial strength of the Group, we use various indicators, in particular the net debt-to-equity ratio and the cash flow from operations to net debt ratio. We believe that these ratios are useful to investors as they provide a view of the Group level of debt as compared to its total equity and its cash flow from operations.
      For the value of these ratios in 2005 and 2004, see Section 4.4 (Liquidity and capital resources — level of debt and financial ratios at December 31, 2005) included in our annual report on Form 20-F for the year ended December 31, 2005, which is incorporated herein by reference.
      As shown in the table below, our net debt is defined as the sum of our long-term debt, short-term debt and current portion of long-term debt, derivative instrument liabilities-non-current, derivative instrument liabilities-current and put options on shares of subsidiaries less our cash and cash equivalents, derivative instruments assets-non-current and derivative instruments assets-current.

	2005	2004

	(in € millions)
Long-term debt	6,856	6,959
Short-term debt and current portion of long-term debt	1,886	1,387
Derivative instruments liabilities — non-current	10	29
Derivative instruments liabilities — current	88	43
Put options on shares of subsidiaries	263	299
Cash and cash equivalents	(1,735)	(1,550)
Derivative instruments assets — non-current	(49)	—
Derivative instruments assets — current	(98)	(209)
NET DEBT	7,221	6,958
      We calculate the net debt-to-equity ratio by dividing the amount of our net debt, as computed above, by our total equity, which we define as the sum of shareholder’s equity-parent Company and minority interests as set out in our consolidated balance sheet.
      We calculate the cash flow from operations to net debt ratio by dividing our cash flow from operations by our net debt as computed above. Cash flow from operations is the net cash provided by operating activities, less changes in operating working capital items, excluding financial expenses and income taxes, as follows:

	2005	2004

	(in € millions)
Net cash provided by operating activities	1,886	1,877
— Changes in operating working capital items excluding financial expenses and income taxes	(352)	(271)
CASH FLOW FROM OPERATIONS	2,238	2,148

Return on capital employed after tax
      One of the key profitability measures used by our Group and Division management for each Division is the “return on capital employed after tax”. This non-GAAP measure is calculated by dividing the sum of “current operating income after tax” and “income from associates” by the average of “capital employed” at the ends of the current and prior year.

      In both 2005 and 2004, return on capital employed after tax was determined using a stable tax rate of 28.6% which was the 2003 effective consolidated tax rate allowing comparison from one year to the other, the rates of 2005 and 2004 being not representative.
      For more information on the current operating income, the share of “income from associates” and the “capital employed by Division”, see Note 3 to our consolidated financial statements included in our annual report on Form 20-F for the year ended December 31, 2005, which is incorporated herein by reference.
      For 2005 and 2004, return on capital employed after tax for each Division and the Group was calculated as follows:

				Current
				Operating				Return on
				Income After	Capital	Capital		Capital
	Current	Current	Income	Tax with	Employed at	Employed at	Average	Employed
	Operating	Operating	from	Income from	December 31,	December 31,	Capital	After Tax
2005	Income	Income After Tax	Associates	Associates	2005	2004*	Employed	%

	(a)	(b) = (a)x(1–	(c)	(D) =	(e)	(f)	(G) =	(H) =
		28.6%)		(B)+(C)			((E)+(F))/2	(D)/(G)
	(in € millions)
Cement	1,770	1,264	8	1,272	13,982	12,167	13,075	9.7
Aggregates & Concrete	398	284	8	292	3,932	3,337	3,634	8.1
Roofing	98	70	7	77	2,181	2,118	2,149	3.6
Gypsum	151	108	15	123	1,267	1,147	1,207	10.2
Other	(60)	(43)	—	(43)	290	139	215	N.A.
TOTAL	2,357	1,683	38	1,721	21,652	18,908	20,280	8.5

*	Restated from French GAAP to IFRS.

				Current
				Operating				Return on
				Income After	Capital	Capital		Capital
	Current	Current	Income	Tax with	Employed at	Employed at	Average	Employed
	Operating	Operating	from	Income from	December 31,	December 31,	Capital	After Tax
2004*	Income	Income After Tax	Associates	Associates	2004	2003	Employed	%

	(a)	(b) = (a)x(1–	(c)	(D) =	(e)	(f)	(G) =	(H) =
		28.6%)		(B)+(C)			((E)+(F))/2	(D)/(G)
	(in € millions)
Cement	1,597	1,140	40	1,180	12,167	12,182	12,175	9.7
Aggregates & Concrete	357	255	5	260	3,337	3,061	3,199	8.2
Roofing	149	106	10	116	2,118	2,118	2,118	5.5
Gypsum	132	94	13	107	1,147	1,166	1,156	9.3
Other	(34)	(23)	6	(17)	139	198	169	N.A.
TOTAL	2,201	1,572	74	1,646	18,908	18,725	18,817	8.7

*	Restated from French GAAP to IFRS.
Sales and current operating income
      All data presented in the discussions below and elsewhere in this section regarding sales, current operating income and sales volumes, include the proportional contributions of our proportionately consolidated subsidiaries.

Consolidated Sales and Current Operating Income

Sales
      Consolidated sales increased by 10.6% to 15,969 million euros from 14,436 million euros in 2004. Currency fluctuations had a positive impact of 227 million euros or 1.7% reflecting mainly the strong appreciation of the Canadian dollar, the South Korean won, the Brazilian real, the Polish zloty, the Romanian leu and the Chilean peso against the euro. Changes in the scope of consolidation had a net positive impact of 109 million euros or 0.7%, including in particular the effect of the acquisition of Cementos Selva Alegre in

Ecuador by the Cement Division and of several smaller acquisitions in North America and Europe by the Aggregates & Concrete Division. Consolidated sales at constant scope and exchange rates grew by 8.2%, positively affected by overall favorable market conditions and by the significant price increases implemented to cover the sharp rise in energy costs in most of our markets.
      Contributions to our sales by Division (before elimination of inter-Division sales) for the years ended December 31, 2005 and 2004, and the related percentage changes between the two periods were as follows:

		Variation
Sales	2005	2005/2004	2004

	(in € millions)	(%)	(in € millions)
Cement	8,314	12.3	7,403
Aggregates & Concrete	5,392	13.3	4,761
Roofing	1,514	1.4	1,493
Gypsum	1,479	9.3	1,353
Other	25	(51.0)	51
Elimination of inter-Division sales	(755)	20.8	(625)
TOTAL	15,969	10.6	14,436
      Contributions to our consolidated sales by Division (after elimination of inter-Division sales) for the years ended December 31, 2005 and 2004, and the related percentage changes between the two periods were as follows:

			Variation
Sales	2005		2005/2004	2004

	(in € millions)	(%)	(%)	(in € millions)	(%)
Cement	7,595	47.6	11.5	6,810	47.2
Aggregates & Concrete	5,377	33.7	13.3	4,747	32.9
Roofing	1,514	9.5	1.4	1,493	10.3
Gypsum	1,462	9.2	9.1	1,340	9.3
Other	21	—	(54.3)	46	0.3
TOTAL	15,969	100.0	10.6	14,436	100.0
      At constant scope and exchange rates, the changes in sales by Division between the years ended December 31, 2005 and 2004, were as follows:

									Variation
	2005			2004					2005/2004

									%	% Change at
		Scope	On a		Scope	At	Currency	On a	Gross	Constant Scope
Changes in		Effect of	Comparable		Effect of	Constant	Fluctuation	Comparable	Change	and Exchange
Sales by Division	Actual	Acquisitions	Basis	Actual	Disposals	Scope	Effects	Basis	Actual	Rates

	(a)	(b)	(c)=(a)+(b)	(d)	(e)	(f)=	(g)	(h)=(f)+(g)	(i)=(a–	(j)=(c–
						(d)+(e)			d)/(d)	h)/(h)
	(in € millions)
Cement	8,314	(89)	8,225	7,403	7	7,410	114	7,524	12.3	9.3
Aggregates & Concrete	5,392	(97)	5,295	4,761	(66)	4,695	103	4,798	13.3	10.4
Roofing	1,514	(27)	1,487	1,493	(1)	1,492	8	1,500	1.4	(0.8)
Gypsum	1,479	—	1,479	1,353	(11)	1,342	18	1,360	9.3	8.7
Other	25	—	25	51	(28)	23	1	24	(51.0)	4.2
Elimination of inter-Division sales	(755)	6	(749)	(625)	1	(624)	(17)	(641)	N.A.	N.A.
TOTAL	15,969	(207)	15,762	14,436	(98)	14,338	227	14,565	10.6	8.2

Current Operating Income
      Current Operating Income grew by 7.1% to 2,357 million euros from 2,201 million euros in 2004. The appreciation of the Canadian dollar, the Brazilian real, the Romanian leu, the Polish zloty, the Chilean peso and the South Korean won against the euro had a positive impact of 45 million euros. Changes in the scope of consolidation accounted for a net increase of 24 million euros and are principally due to the acquisition of Cementos Selva Alegre in Ecuador. At constant scope and exchange rates, current operating income recorded an increase of 3.9%, with the Cement, Aggregates & Concrete and Gypsum Divisions benefiting from solid current operating income growth. The Roofing Division’s current operating income declined, as it was particularly affected by the difficult German construction environment. As a percentage of our sales, current operating income represented 14.8% in 2005, compared to 15.2% in 2004.
      Group return on capital employed after tax1 declined slightly to 8.5% in 2005 from 8.7% in 2004.
      Contributions to our current operating income by Division for the years ended December 31, 2005 and 2004, and the related percentage changes between the periods were as follows:

			Variation
Current Operating Income	2005		2005/2004	2004

	(in € millions)	(%)	(%)	(in € millions)	(%)
Cement	1,770	75.1	10.8	1,597	72.6
Aggregates & Concrete	398	16.9	11.5	357	16.2
Roofing	98	4.2	(34.2)	149	6.8
Gypsum	151	6.4	14.4	132	6.0
Other	(60)	(2.6)	—	(34)	(1.6)
TOTAL	2,357	100.0	7.1	2,201	100.0
      At constant scope and exchange rates, the changes in consolidated current operating income by Division between the years ended December 31, 2005 and 2004 were as follows:

									% Variation
	2005			2004					2005/2004
Changes in
Consolidated									%	% Change at
Current Operating		Scope	On a		Scope	At	Currency	On a	Gross	Constant Scope
Income by		Effect of	Comparable		Effect of	Constant	Fluctuation	Comparable	Change	and Exchange
Division	Actual	Acquisitions	Basis	Actual	Disposals	Scope	Effects	Basis	Actual	Rates

	(a)	(b)	(c)=(a)+(b)	(d)	(e)	(f)=	(g)	(h)=(f)+(g)	(i)=(a–	(j)=(c–
						(d)+(e)			d)/(d)	h)/(h)
	(in € millions)
Cement	1,770	(16)	1,754	1,597	—	1,597	36	1,633	10.8	7.4
Aggregates & Concrete	398	(7)	391	357	—	357	5	362	11.5	7.9
Roofing	98	(2)	96	149	—	149	—	149	(34.2)	(35.7)
Gypsum	151	—	151	132	(1)	131	3	134	14.4	12.8
Other	(60)	—	(60)	(34)	—	(34)	1	(33)	—	—
TOTAL	2,357	(25)	2,332	2,201	(1)	2,200	45	2,245	7.1	3.9

Sales and Current Operating Income by Division

Methodology of presentation

(a) Sales before elimination of inter-Division sales
      Individual Division information is discussed below without elimination of inter-Division sales. For sales by each Division after elimination of inter-Divisional sales, see the table under “Consolidated Sales and Current Operating Income” above.

(b) Geographic market information: by origin of sale, “domestic” and by destination
      For the Cement Division and the Aggregates & Concrete Division, unless otherwise indicated, we analyze our sales for each region or country by origin of sale. “Domestic sales” and “domestic volumes” concern only sales and volumes both originating and made within the relevant geographic market, and thus exclude export sales and volumes. When not described as “domestic”, such information includes domestic sales or volumes

1 See “Overview — Reconciliation of our non-GAAP financial measures” above.

plus exports to other geographic markets. Unless otherwise indicated, all “domestic” information is provided on the basis of constant scope and exchange rates.
      Certain sales and volume information is also presented “by market of destination”. Such information represents domestic sales and volumes for the relevant market plus imports into this market.
      For the Roofing and Gypsum Divisions, unless otherwise indicated, we analyze sales and volumes for each region or country “by market of destination”.

Cement

				Variation at
			Variation	Constant Scope and
Sales and Current Operating Income	2005	2004	2005/2004	Exchange Rates

	(in € millions)	(in € millions)	(%)	(%)
SALES	8,314	7,403	+12.3	+9.3
CURRENT OPERATING INCOME	1,770	1,597	+10.8	+7.4

Sales
      Contributions to our sales by geographic origin of sale for the years ended December 31, 2005 and 2004, and the related percentage changes between the two periods were as follows:

			Variation
Sales	2005		2005/2004	2004

	(in € millions)	(%)	(%)	(in € millions)	(%)
Western Europe	2,532	30.5	4.5	2,422	32.7
North America	1,756	21.1	15.5	1,520	20.5
Central & Eastern Europe	584	7.0	25.1	467	6.3
Mediterranean Basin	534	6.4	24.2	430	5.8
Latin America	534	6.4	16.3	459	6.2
Sub-Saharan Africa	1,281	15.4	21.4	1,055	14.3
Asia	1,093	13.2	4.1	1,050	14.2
SUB-TOTAL BEFORE ELIMINATION OF INTER-DIVISION SALES	8,314	100.0	12.3	7,403	100.0
      Sales of the Cement Division increased by 12.3% to 8,314 million euros, from 7,403 million euros in 2004. Currency fluctuations had a positive impact on sales of 1.7% and amounted to 114 million euros. Changes in the scope of consolidation had a net positive impact of 96 million euros, or 1.3%, including in particular the effect of the acquisition of Cementos Selva Alegre in Ecuador.
      At constant scope and exchange rates our sales grew by 9.3% (2.1% in the first quarter 2005 compared to the first quarter 2004, 9.9% in the second quarter 2005, 10.8% in the third quarter 2005 and 13.3% in the fourth quarter 2005). This strong sales growth was driven primarily by generally upward pricing trends in the majority of our markets, with the noticeable exception of Brazil, South Korea and Malaysia, in a context of sharply rising energy costs. Volumes, which reached 123.2 million tonnes in 2005, increased by 3.2% compared to 2004. At constant scope, volume growth reached 2.2%.

Current Operating Income
      Contributions to our current operating income by region for the years ended December 31, 2005 and 2004, and the related percentage changes between the periods were as follows:

			Variation
Current Operating Income	2005		2005/2004	2004

	(in € millions)	(%)	(%)	(in € millions)	(%)
Western Europe	623	35.2	(1.0)	629	39.4
North America	321	18.2	18.9	270	16.9
Central & Eastern Europe	179	10.1	70.5	105	6.6
Mediterranean Basin	199	11.2	28.4	155	9.7
Latin America	126	7.1	(12.5)	144	9.0
Sub-Saharan Africa	254	14.4	29.6	196	12.3
Asia	68	3.8	(30.6)	98	6.1
TOTAL	1,770	100.0	10.8	1,597	100.0
      Current operating income grew by 10.8% to 1,770 million euros in 2005 compared to 1,597 million euros in 2004. Currency fluctuations had a positive impact of 2.4% or 36 million euros. Net changes in the scope of consolidation had a net positive impact of 16 million euros.
      At constant scope and exchange rates, current operating income rose by 7.4%. As a percentage of the Division’s sales, current operating income represented 21.3% in 2005, compared to 21.6% in 2004. Current operating income generally improved under the impact of volume growth, although markets where local production capacity could not satisfy demand experienced a more limited growth in current operating income due to additional import of cement and clinker and transportation costs. Price increases, despite difficult pricing conditions in Brazil, South Korea and Malaysia, allowed us to compensate for most of our cost increases, and in particular, the sharp rise in energy prices which increased our production costs by 160 million euros. Improvements in fuel mix by using petcoke and other alternative fuels to replace higher cost fuels helped to limit the increase in energy costs.
      Return on capital employed after tax1 remained unchanged in 2005 compared to 2004, at 9.7%.

Western Europe

Sales
      In Western Europe, sales totaled 2,532 million euros, an increase of 4.5% compared to 2004.
      Domestic sales, at constant scope and exchange rates, increased by 4.3%. The volumes sold in Western Europe by destination, at 31.9 million tonnes, remained essentially unchanged compared with 2004. Domestic volumes, at constant scope, decreased by 1.8%.

•	In France, domestic sales were up by 6.1% as the result of volume growth in a context of a strong building sector throughout the year coupled with a favorable pricing environment.

•	In the United Kingdom, domestic sales grew by 2.7% driven by well oriented prices despite lower volumes due to the weakening of the market and some market share erosion with the new plant of one of our competitors, Tarmac, running now at full capacity.

•	Spain continued to record favorable trends in construction spending. Domestic sales growth at 7.6% benefited from good pricing conditions.

•	In Germany, the construction market weakened once again, but domestic sales recorded an 8% sustained growth fuelled by the steady recovery in prices more than offsetting the adverse volume trend.

1 See “Overview — Reconciliation of our non-GAAP financial measures” above.

•	In Greece, domestic volumes were down in line with the market decline after the completion of the 2004 Olympic Games and the reduction of public spending. Domestic sales were however slightly up as a result of improved pricing.

Current Operating Income
      Current operating income in Western Europe decreased by 1.0% to 623 million euros compared to 629 million euros in 2004. Foreign exchange fluctuations and scope variation had a limited impact on the trend in current operating income.
      At constant scope and exchange rates current operating income decreased by 1.0%. The evolution of current operating income was mixed across the region.

•	In France, the strong construction market led to robust growth in current operating income, with good pricing conditions more than offsetting higher energy expenses.

•	In Spain, current operating income improved as the result of price increases. The rise in energy costs was partly compensated by improved fuel mix.

•	In the United Kingdom, current operating income was down as the result of lower volumes. Successful price increases more than offset the sharp rise in energy costs which were partly mitigated by improved fuel mix.

•	In Germany, where losses were incurred in 2004, the steady improvement in prices enabled positive results in 2005, despite lower domestic volumes. Increased usage of alternative fuels partly offset the rise in energy prices.

•	In Greece, current operating income decreased as the result of a decline in volumes and price increases which were insufficient to fully cover cost increases. The increase in energy costs was partly limited, however, by improved fuel mix.

North America

Sales
      In North America, we achieved sales of 1,756 million euros in 2005, an increase of 15.5% compared to 2004. Domestic sales, at constant scope and exchange rates, increased by 13.1%.
      The volumes sold in North America by destination, at 21.2 million tonnes, grew by 1%. Domestic volumes, at constant scope, recorded a similar growth at 1.1%.
      Favorable economic conditions supported strong levels of demand across markets in the first half of 2005, offsetting the slight decline witnessed in the second half of the year. Results were mixed depending upon geography. Volume growth in our Western, River and Southeastern markets more than compensated for weaker Northeastern and Lakes markets. Pricing trends continued to be positive with successful price increases achieved in all markets in the first half of the year. In several U.S. markets a second price increase was implemented later in the year.

Current Operating Income
      Current operating income in North America grew by 18.9% to 321 million euros compared to 270 million euros in 2004. Currency fluctuations had a positive impact of 12 million euros.
      At constant scope and exchange rates, current operating income grew by 13.8%. The growth in results was essentially achieved through improved pricing which mitigated relatively high cost increases. Higher energy prices were exacerbated by hurricane Katrina’s impact on energy supply, freight costs increased due to sub-optimal shipping patterns to serve customers in a context of tight market conditions in early 2005, and high levels of demand in the growth markets led to increased imports of cement. In addition, our costs were also impacted by an increase in pension costs and costs associated with our ERP implementation project.

Growing markets

Sales
      In growing markets, our sales increased by 16.3% to 4,026 million euros, with growing markets accounting for 48.4% of the Division’s sales in 2005, compared to 46.8% in 2004. Overall, domestic growing market sales increased by 10.8%, at constant scope and exchange rates. The volumes sold in growing markets by destination, at 70.1 million tonnes for 2005, grew by 5.6%.
      At constant scope, domestic volumes in growing markets recorded a 6.5% growth. Strong domestic market growth was recorded in all regions except Latin America and Asia.
      Our sales in Central and Eastern Europe rose by 25.1% in 2005 to 584 million euros. At constant scope and exchange rates, domestic sales increased by 19.3%. The volumes sold in Central and Eastern Europe by destination, at 11.2 million tonnes, grew by 10.9%. Domestic volumes, at constant scope, recorded a 12.8%, growth.

•	In Romania domestic sales were up by 11.1%, in a favorable environment in both residential and infrastructure sectors and despite a slight price decrease.

•	In Poland, domestic sales recorded a modest growth of 0.7%, with downward pricing pressure partly offsetting the benefit of improved domestic volumes.

•	In Russia, domestic sales recorded an excellent 59.6% growth fuelled by the positive price trend which started to materialize at the end of the first semester and continued throughout the rest of the year. Volumes also increased benefiting from unusually warm weather in the last quarter of the year and from additional production capacity in our Korkino plant in the Ural region.

•	In Serbia high domestic volumes growth and good prices resulted in a solid 32% domestic sales improvement.
      In the Mediterranean Basin, our sales increased in 2005 by 24.2% to 534 million euros.
      At constant scope and exchange rates, domestic sales increased by 26.0%. The volumes sold in the Mediterranean Basin by destination at 10.5 million tonnes, grew by 8.2%. Domestic volumes, at constant scope, recorded a 14.0%, growth.

•	In Jordan, Turkey and Egypt significant domestic volume growth was achieved in very active construction sectors. Strong price rises implemented to counteract the sharp increase in energy prices led to a very solid domestic sales growth in the three countries ranging from 31.3% in Egypt and Jordan to 42.3% in Turkey.

•	In Morocco, the domestic sales growth was relatively strong at 5.9%.
      In the Sub-Saharan Africa region, our sales grew by 21.4% to 1,281 million euros.
      At constant scope and exchange rates, domestic sales increased by 20.1%. The volumes sold in the Sub-Saharan Africa region by destination, at 12.8 million tonnes, grew by 3.2%. Domestic volumes, at constant scope, recorded a 6.4% growth.

•	In Nigeria, good pricing conditions and domestic volume increases, led to a 21% domestic sales growth.

•	In South Africa, a particularly active non-residential building sector, delivered strong 20.4% domestic sales growth, although activity slowed in the previously dynamic residential sector.

•	In Kenya and Uganda, with strong market conditions favored by an active residential sector, domestic sales increased by respectively 22.5% and 19.1%.

•	In Cameroon, domestic sales grew by 7.7% in a stable market environment.

•	In South East Africa, which covers Zambia, Malawi, Tanzania and Zimbabwe, domestic sales contributed solid growth with strong volume increase and good pricing conditions in all countries.

      In Latin America, our sales were up in 2005 by 16.3% to 534 million euros with scope changes resulting from the acquisition of Cementos Selva Alegre having a positive impact of 11%.
      At constant scope and exchange rates, domestic sales decreased by 2.1%. The volumes sold in Latin America by destination, at 6.9 million tonnes, grew by 15%. Domestic volumes, at constant scope, recorded a 5% growth.

•	In Brazil, domestic sales were down by 26.6%, suffering from a 32% decline in prices in a context of fierce competition.

•	In Venezuela, where high oil prices are fuelling economic recovery, cement demand has been strong. In such a context, domestic sales grew by 21.3%.

•	In Chile, domestic sales increased by 4.4% despite limited volume growth as a consequence of a relatively slow first semester affected by unfavorable weather conditions.

•	In Honduras, sales grew by 39%, with prices recovering from a difficult situation in 2004.
      In Asia, our operations recorded sales growth of 4.1% in 2005 to 1,093 million euros. The net positive scope effect resulting from the new Lafarge Shui On Joint Venture had no material impact on our sales, since consolidation started in November 2005.
      At constant scope and exchange rates, domestic sales remained essentially unchanged compared with 2004. The volumes sold in Asia by destination, at 28.7 million tonnes, grew by 1.8%. Domestic volumes, at constant scope, recorded a 2% growth.

•	In the Philippines, domestic sales were up 5.3% as the result of price increases while volumes were down in a context of depressed demand with, in particular, low levels of government spending.

•	In Malaysia domestic sales growth was limited to 4.8%, despite higher domestic volumes, as a result of severe price competition during the first semester of the year. Prices started to recover in June and have since moved to a level which was higher than 2004 and the highest since the Asian financial crisis in 1998.

•	In South Korea, domestic sales declined by 15.1% with lower sales volumes and declining prices in a difficult market. Government initiatives to dampen property price inflation have led to tough competition between domestic producers and importers. Although not yet back to a satisfactory level, prices remained stable in the second half of 2005 after a continued decline in the first part of the year.

•	In India, markets were well oriented and domestic sales increased by 6.5%.

•	In Indonesia, despite an active market, our volumes were down as a consequence of the destruction of our plant by the tsunami at year-end 2004 and the time needed to install import logistics in early 2005. Our domestic sales were however up by 6.3% as the result of improved pricing.

•	In China our domestic sales grew by 21.7% benefiting from strong demand in most of our markets and from additional production capacity in the Chongqing area.

Current Operating Income
      Current operating income in emerging markets rose by 18.3% in 2005 to 826 million euros compared to 698 million euros in 2004, representing 46.7% of the Cement Division’s current operating income, compared to 43.7% in 2004. Currency fluctuations had a positive impact on current operating income of 25 million euros. Changes in the scope of consolidation had a positive impact of 13 million euros arising mainly from the acquisition of Cementos Selva Alegre in Ecuador.
      Current operating income at constant scope and exchange rates grew by 12.1%.
      In Central and Eastern Europe current operating income increased by 70.5% to 179 million euros compared to 105 million euros in 2004.

      Current operating income at constant scope and exchange rates improved by 54.3% with all countries in the region showing improved results.

•	In Romania the current operating income increase was driven by the additional volumes contribution partly offset by cost inflation which could not be passed on to customers.

•	In Poland the negative impact of energy price increases was mitigated by an increase usage of alternative fuel and petcoke.

•	In Russia, current operating income increased substantially, despite relatively high cost inflation, under the impact of additional volumes and strong price rises.

•	In Serbia, the strong sales improvement and the benefits of the new cement production dry line delivered robust growth in current operating income.
      In the Mediterranean Basin, current operating income in 2005 increased by 28.4% to 199 million euros compared to 155 million euros in 2004.
      Current operating income at constant scope and exchange rates grew by 27.2% with strong growth in Jordan, Turkey and Egypt, on well oriented markets offering good pricing conditions in a context of a sharp rise in energy costs.
      In Morocco current operating income benefited from a favorable volume effect while price increases did not fully cover cost increases.
      In Latin America current operating income declined by 12.5% from 144 million euros in 2004 to 126 million euros in 2005, despite the benefit of the positive scope change of 16 million euros resulting mainly from the acquisition of Cementos Selva Alegre in Ecuador.
      At constant scope and exchange rates, current operating income was down 29.2%.

•	In Brazil, the collapse in selling prices combined with the sharp rise in energy cost led to a severe fall in current operating income.

•	In Venezuela current operating income was improved under the impact of increased volumes.

•	In Chile current operating income was largely unchanged compared with 2004.

•	Honduras recorded a solid current operating income growth mainly as the result of improved pricing. The increase in production cost was mitigated by better fuel mix.
      In Sub-Saharan Africa, current operating income increased by 29.6% to 254 million euros in 2005 from 196 million euros in 2004.
      At constant scope and exchange rates, current operating income grew by 29.3% with strong growth in Nigeria, South Africa and Kenya, our major markets in the region.

•	In Nigeria favorable pricing trends more than offset cost inflation.

•	In South Africa, for the third consecutive year, the strong construction market continued to drive current operating income growth.

•	Current operating income in Kenya rose sharply benefiting from the contribution of higher volumes.

•	In Uganda, Cameroon and Tanzania, higher cement and clinker imports led to a slight decrease in current operating income.
      In Asia, current operating income declined by 30.6% to 68 million euros down from 98 million euros in 2004.
      At constant scope and exchange rates, current operating income declined by 29.6% as the result of the sharp fall in current operating income in South Korea and Malaysia.

•	In South Korea, margins collapsed in the context of severe price competition despite action plans implemented to reduce fixed costs.

•	In Malaysia, the drop in current operating income arose from a price decline in the first part of the year in a context of higher production costs affected by the increase in coal prices.

•	The recovery in prices in the Philippines continued to contribute strongly to the improvement in current operating income. This improvement was achieved despite lower volumes and high energy costs.

•	In India, while solid sales growth was recorded, current operating income was slightly down due to higher energy costs.

•	In Indonesia, current operating income remained almost unchanged compared with 2004 as the result of insurance proceeds to cover business interruption due to the tsunami at year-end 2004.

•	In China, despite strong volume growth, soaring energy prices were only partially passed on to customers, leading to limited growth in current operating income.

Aggregates & Concrete

				Variation at
			Variation	constant scope and
Sales and Current Operating Income	2005	2004	2005/2004	exchange rates

	(in € millions)	(in € millions)	(%)	(%)
Sales	5,392	4,761	+ 13.3	+ 10.3
Current operating income	398	357	+ 11.5	+ 7.9

Sales
      Contributions to our sales by activity and by geographic origin of sale for the years ended December 31, 2005 and 2004, and the related percentage changes between the two periods were as follows:

			Variation
Sales	2005		2005/2004	2004

	(in € millions)	(%)	(%)	(in € millions)	(%)
AGGREGATES & RELATED PRODUCTS	2,831		13.1	2,503
Of which pure Aggregates:
Western Europe	937	45.6	8.6	863	46.5
North America	941	45.8	10.6	851	45.9
Other regions	176	8.6	25.7	140	7.6
TOTAL PURE AGGREGATES	2,054	100.0	10.8	1,854	100.0
READY MIX CONCRETE & CONCRETE PRODUCTS	2,932		13.4	2,586
Of which ready mix:
Western Europe	1,227	44.2	11.0	1,105	45.2
North America	968	34.8	9.5	884	36.2
Other regions	584	21.0	28.6	454	18.6
TOTAL READY MIX CONCRETE	2,779	100.0	13.8	2,443	100
Eliminations of intra Aggregates & Concrete sales	(371)			(328)
TOTAL AGGREGATES & CONCRETE BEFORE ELIMINATION OF INTER-DIVISION SALES	5,392		13.3	4,761

      Sales of the Aggregates & Concrete Division increased by 13.3% to 5,392 million euros in 2005 from 4,761 million euros in 2004. Currency fluctuations had a positive impact of 2.4% and amounted to 103 million euros.
      Positive scope changes amounted to 97 million euros, reflecting the full year effects of the acquisition of The Concrete Company (TCC), in Alabama, in the United States and of Hupfer Holdings with operations in France and Switzerland, together with the effects of small sized developments in Ukraine, Greece and the United Kingdom. Negative scope effects amounted to 66 million euros primarily reflecting the impact of various divestments in North America. Overall changes in the scope of consolidation increased sales by 0.5%.
      At constant scope and exchange rates, sales grew by 10.3% (4.5% in the first quarter 2005 compared to the first quarter 2004, 13.6% in the second quarter 2005, 10.2% in the third quarter 2005 and 11.2% in the fourth quarter 2005). Growth was driven principally by solid pricing gains in a context of rising costs while volume trends were also positive across most markets, particularly in emerging markets and to a lesser extent in Europe in the concrete activity and in several North American markets.
      Sales of our aggregates operations, including sales to our ready-mix activities, were up by 13.1% between 2004 and 2005, to 2,831 million euros. Currency fluctuations and scope changes had a positive impact of 3.7%. At constant scope and exchange rates, sales grew by 9.4%. Sales volumes of aggregates rose by 2.4% to 239.9 million tonnes in 2005. At constant scope, they increased by 0.3%.
      Sales of our concrete operations were up by 13.4% to 2,932 million euros from 2,586 million euros in 2004. Currency fluctuations and scope changes had a net positive impact of 2.2%. At constant scope and exchange rates, sales grew by 11.2%. Sales volumes of concrete increased by 5.4% to 39 million cubic meters. At constant scope, sales volumes grew by 4.8%.

Current Operating Income
      Contributions to our current operating income by activity and by region for the years ended December 31, 2005 and 2004, and the related percentage changes between the periods were as follows:

			Variation
Current Operating Income	2005		2005/2004	2004

	(in € millions)	(%)	(%)	(in € millions)	(%)
Aggregates	272	68.3	14.8	237	66.4
Concrete	126	31.7	5.0	120	33.6
TOTAL BY ACTIVITY	398	100.0	11.5	357	100.0
Western Europe	179	45.0	14.7	156	43.7
North America	162	40.7	4.5	155	43.4
Other regions	57	14.3	23.9	46	12.9
TOTAL BY REGION	398	100.0	11.5	357	100.0
      Current operating income of the Aggregates & Concrete Division increased by 11.5% to 398 million euros in 2005 from 357 million euros in 2004. Currency fluctuations had a positive impact of 1.7% or 5 million euros. Changes in the scope of consolidation had a net positive impact of 7 million euros arising from the small sized acquisitions in Ukraine, Greece and the United Kingdom and from the full year effect of the Hupfer acquisition in France and Switzerland.
      At constant scope and exchange rates, current operating income grew by 7.9%. As a percentage of the Division’s sales, current operating income represented 7.4% in 2005, compared to 7.5% in 2004.
      Current operating income for aggregates in 2005 totaled 272 million euros, an increase of 14.8% from 237 million euros in 2004. Current operating income for concrete in 2005 totaled 126 million euros, an increase of 5.0% from 120 million euros in 2004. The increase in the current operating income of the Division as a whole resulted from successive and solid price increases to mitigate the effects of cost increases, particularly for energy. It also reflected significantly improved asphalt and paving performance, solid growth in concrete volumes in most markets, and further development in our special products in concrete.

      Return on capital employed after tax1 slightly decreased to 8.1% from 8.2%.

Western Europe

Sales
      Our pure aggregates sales in Western Europe grew by 8.6% in 2005 to 937 million euros, benefiting from the positive scope effect of the Hupfer Holdings acquisition.
      At constant scope and exchange rates pure aggregates sales growth reached 4.5% as the result of the price increases implemented to face rising costs, while volumes were slightly down in all main markets as a consequence of lower spending in infrastructure projects.
      Our asphalt and paving sales in the United Kingdom delivered solid growth reflecting the success of our efforts to develop sales and increase prices despite continuing low infrastructure spending.
      Our ready-mix sales increased by a strong 11% to 1,227 million euros in 2005. At constant scope and exchange rates concrete sales recorded 9.7% growth, reflecting strong volumes in France and improved pricing in all main markets coupled with favorable product mix.

Current Operating Income
      In Western Europe current operating income grew by 14.7% to 179 million euros in 2005. The net positive effect of changes in the scope of consolidation amounted to 8 million euros.
      At constant scope the improvement in current operating income was driven by the recovery of the asphalt activities in the United Kingdom, and by the increase in the concrete activities benefiting from both strong volumes overall and good pricing. In the pure aggregates activity, current operating income was, at constant scope, essentially unchanged compared with 2004, with improved pricing offsetting the impact of the slight volume decline encountered in most Western European markets.

North America

Sales
      In North America, pure aggregates sales rose by 10.6% to 941 million euros in 2005. At constant scope and exchange rates, pure aggregates sales growth reached 8.7% driven by successful price increases across all markets and a moderate volume increase. Market conditions were contrasted with steady growth in Western Canada, Western and Southeast U.S. regions and a softening of demand in Eastern Canada and the Great Lakes region.
      Asphalt and paving sales delivered solid growth under the combined effect of relatively strong economic conditions and improved asphalt prices.
      Ready mix sales increased by 9.5% to 968 million euros in 2005.
      At constant scope and exchange rates, ready mix sales delivered 6.9% growth reflecting solid price increases achieved to recover cost inflation in all markets. Volumes have declined in most regions and more specifically in our Eastern Canadian markets and in Louisiana due to hurricane Katrina, while other markets in the southeast part of the United States benefited from good volume growth.

Current Operating Income
      In North America, operating income grew by 4.5% to 162 million euros in 2005. The strengthening of the Canadian dollar against the euro had a positive impact of 4 million euros. Changes in the scope of consolidation had a net negative impact of 2 million euros.

1 See “Overview — Reconciliation of our non-GAAP financial measures” above.

      At constant scope and exchange rates, current operating income remained essentially unchanged compared with 2004. The combined effects of significantly higher energy and raw material costs, higher pension and other post-retirement costs, ERP deployment costs and increased subcontracting to meet strong demand in few aggregates markets offset the positive contribution from higher prices in all product lines.

Elsewhere in the world

Sales
      In the rest of the world, pure aggregates and ready-mix sales increased by 25.7% and 28.6%, respectively. In the aggregates activity we recorded noticeable growth in Turkey, Poland, Ukraine and South Africa. In the concrete activity, we benefited from excellent activity levels in most emerging markets.

Current Operating Income
      Current operating income experienced another year of strong growth reaching 57 million euros in 2005 compared to 46 million euros in 2004. Continued significant progress in the current operating income in South Africa where we have the strongest aggregates and concrete position in emerging markets, and a noticeable improvement in Poland were the key drivers of the increase.

Roofing

				Variation at
				constant scope
			Variation	and exchange
Sales and Current Operating Income	2005	2004	2005/2004	rates

	(in € millions)	(in € millions)	(%)	(%)
Sales	1,514	1,493	+1.4	(0.8)
Current operating income	98	149	(34.2)	(35.7)

Sales
      Contributions to our sales by destination for the years ended December 31, 2005 and 2004 and the related percentage changes between the two periods were as follows:

			Variation
Sales	2005		2005/2004	2004

	(in € millions)	(%)	(%)	(in € millions)	(%)
Western Europe	1,085	71.7	(2.0)	1,107	74.1
Germany	329	21.7	(14.5)	385	25.8
Other countries in Western Europe	756	49.9	4.7	722	48.3
Other regions	429	28.3	11.1	386	25.9
TOTAL BEFORE ELIMINATION OF INTER-DIVISION SALES	1,514	100.0	1.4	1,493	100.0
      The Roofing Division sales increased by 1.4% to 1,514 million euros in 2005 from 1,493 million euros in 2004. Currency fluctuations had a positive impact on sales of 0.5% and amounted to 8 million euros. Changes in the scope of consolidation had a net positive impact of 26 million euros, or 1.7%, resulting mainly from the acquisition of the RiteVent chimneys business in the United Kingdom.
      At constant scope and exchange rates, sales dropped by 0.8% (down 9.1% in the first quarter 2005 compared to the first quarter 2004, down 3.8% in the second quarter 2005, up 0.8% in the third quarter 2005 and up 7.1% in the fourth quarter 2005). This decline in sales resulted essentially from renewed weakness in the German construction market.
      Sales of concrete tiles decreased 1.9% to 727 million euros in 2005, while sales of clay tiles increased by 2.5% to 268 million euros. Chimney sales increased by 14.1% to 216 million euros. Roofing system components sales and other sales at 303 million euros were stable year on year.

Current Operating Income
      Contributions to our current operating income by main market, for the years ended December 31, 2005 and 2004, and the related percentage changes between the periods were as follows:

			Variation
Current Operating Income	2005		2005/2004	2004

	(in € millions)	(%)	(%)	(in € millions)	(%)
Western Europe	61	62.2	(46.0)	113	75.8
Germany	(1)	(1.1)	—	39	26.1
Other countries in Western Europe	62	63.3	(16.2)	74	49.7
Other regions	37	37.8	2.8	36	24.2
TOTAL	98	100.0	(34.2)	149	100.0
      The Division’s current operating income was down 34.2% to 98 million euros in 2005 from 149 million euros in 2004. Changes in the scope of consolidation had a net positive impact of 2 million euros. As a percentage of the Division’s sales, current operating income represented 6.5% in 2005, compared to 10.0% in 2004. The renewed decline in the German construction market, with a loss now being recorded in the German roofing operations, was the main cause of the sharp fall in the Division’s current operating income.
      Return on capital employed after tax1 decreased to 3.6% from 5.5%.

Western Europe

Sales
      In Western Europe, sales were down by 2.0% to 1,085 million euros, with declines in both concrete and clay tiles.

•	In Germany, sales decreased by 14.5% in a context of weak construction demand and fierce competition. The first and second quarter of 2005 were particularly difficult, suffering from bad weather conditions in the beginning of the year and from a relatively high comparison basis, since high demand was generated in the first half of 2004 following the announcement of the end of public subsidies to private house builders. In such an environment, volumes were down both in concrete and clay activities, prices remained under pressure and chimneys sales declined.

•	In the Benelux (Belgium-Netherlands-Luxembourg) region, sales were slightly up, with a decline in concrete tiles being offset by increased sales in clay tiles.

•	In the United Kingdom, sales were slightly adversely affected by the negative impact of currency fluctuations but benefited from the entry into the scope of consolidation of the RiteVent chimney business. Weak market trends and tough competition affected negatively our volumes both in concrete and clay tiles. This unfavorable volume effect was however mitigated by improved pricing and improved chimney sales.

•	In France, 2005 sales were in line with 2004 sales, lower volumes being offset by better mix and pricing.

•	In Italy, a sales increase in 2005, was mainly driven by better pricing in the concrete tile business and satisfactory development of chimney sales, while concrete tiles volumes were slightly down.

•	Scandinavia delivered a solid growth in all its markets with strong volumes benefiting from a longer season due to favorable weather conditions.

1 See “Overview — Reconciliation of our non-GAAP financial measures” above.

Current Operating Income
      Current operating income in Western Europe dropped by 46% to 61 million euros in 2005.

•	In Germany, the weakness in the construction market led to volume decrease and severe price competition. Despite the extensive restructuring of the operations, the extent of the renewed decline led to a sharp drop in utilization of production capacity. As a result, an operating loss of 1 million euros was recorded in 2005.

•	In other Western European countries current operating income decreased to 62 million euros from 74 million euros in 2004. In the United Kingdom, current operating income was below last year as the result of weak market conditions. In France, we experienced production difficulties which led to delivery problems as products were not available in sufficient quantity to respond to demand. Scandinavia, on the other hand, recorded a strong current operating income improvement.

North America and other regions

Sales
      In the United States, sales increased by 21% in 2005, driven primarily by price increases and to a lesser extent by volume growth. In other regions sales were up by 7% overall. Good growth was recorded in South Africa, Brazil and Turkey. In Poland, Malaysia and Japan sales declined due to difficult market conditions.

Current Operating Income
      Current operating income improved to 37 million euros in 2005 from 36 million euros in 2004. The United States continued to record strong current operating income growth. This growth was partly offset by lower results in Central Europe, Malaysia and Japan.

Gypsum

				Variation at
			Variation	constant scope and
Sales and Current Operating Income	2005	2004	2005/2004	exchange rates

	(in € millions)	(in € millions)	(%)	(%)
Sales	1,479	1,353	+9.3	+8.7
Current operating income	151	132	+14.4	+12.8

Sales
      Contributions to our sales by destination for the years ended December 31, 2005 and 2004 and the related percentage changes between the two periods were as follows:

			Variation
Sales	2005		2005/2004	2004

	(in € millions)	(%)	(%)	(in € millions)	(%)
Western Europe	766	51.8	4.1	736	54.4
North America	331	22.4	25.9	263	19.4
Other regions	382	25.8	7.9	354	26.2
TOTAL BEFORE ELIMINATION OF INTER-DIVISION SALES	1,479	100.0	9.3	1,353	100.0
      Sales of the Gypsum Division increased by 9.3% to 1,479 million euros in 2005 from 1,353 million euros in 2004. Changes in the scope of consolidation had a negative impact of 0.9% and currency fluctuations increased sales by 1.5%.
      At constant scope and exchange rates, sales increased by 8.7% (4.5% in the first quarter 2005 compared to the first quarter 2004, 9.7% in the second quarter 2005, 7.6% in the third quarter 2005 and 12.4% in the fourth quarter 2005).

      The increase in sales was largely driven by favorable market conditions in North America, with higher prices and good volume growth.
      Sales volumes of wallboard grew by 2.8% in 2005 to 694 million square meters. At constant scope volume growth was 3.7%.

Current Operating Income
      Contributions to our current operating income by region, for the years ended December 31, 2005 and 2004, and the related percentage changes between the periods were as follows:

			Variation
Current Operating Income	2005		2005/2004	2004

	(in € millions)	(%)	(%)	(in € millions)	(%)
Western Europe	77	51.0	4.1	74	56.1
North America	45	29.8	125.0	20	15.2
Other regions	29	19.2	(23.7)	38	28.7
TOTAL	151	100.0	14.4	132	100.0
      Current operating income grew by 14.4% to 151 million in 2005 from 132 million in 2004. Currency fluctuations had a positive impact of 3 million euros.
      At constant scope and exchange rates, current operating income increased by 12.8%. As a percentage of the Division’s sales, current operating income increased to 10.2% in 2005, from 9.8% in 2004. The overall impact of selling price increases more than matched the unfavorable variances of input costs represented mainly by higher energy prices (21 million euros), transportation delivery costs and raw materials prices. However, although prices were generally able to offset cost increases, such offsetting was not possible when market conditions were adverse or weakened in countries like South Korea, Poland or France.
      Return on capital employed after tax1 increased to 10.2% from 9.3%.

Western Europe

Sales
      In Western Europe, sales grew by 4.1% to 766 million euros in 2005 up 736 million euros in 2004 with favorable volumes in the United Kingdom and Ireland, France and Italy. In Germany, volumes were down in a persistently weak market. Pricing conditions were overall favorable except in France where prices remained under pressure and could not be increased to a more satisfactory level.

Current Operating Income
      In Western Europe current operating income improved by 4.1% to 77 million euros from 74 million euros in 2004. This increase was largely driven by the U.K., which recorded strong growth after a weaker 2004 which was adversely affected by higher sourcing costs. In France, current operating income was slightly down despite higher volumes, as the increase in selling prices did not fully offset the sharp rise in input costs. Current operating income was slightly up in Germany due to improved pricing and in Italy due to improved market conditions.

North America

Sales
      In North America, sales in 2005 grew by 25.9% to 331 million euros from 263 million euros in 2004. A strong housing market kept demand for wallboard high. In addition, tight overall industry supply coupled with

1 See “Overview — Reconciliation of our non-GAAP financial measures” above.

these good market conditions have led to a very favorable pricing environment. Five price increases were implemented in 2005.

Current Operating Income
      In North America, current operating income improved by 125% to 45 million euros in 2005 from 20 million euros in 2004. Higher selling prices and continued strong demand drove the increase in profitability, more than offsetting increases in natural gas and raw material costs. For the second consecutive year, our two high-speed plants at Silver Grove and Palatka performed well at high levels of output.

Other Regions

Sales
      In other regions our sales rose overall by 7.9% to 382 million euros in 2005 from 354 million euros in 2004. Good levels of activity were recorded in Turkey, Latin America, South Africa and Thailand. South Korea continued to face a depressed market while Australia was affected by a downturn in overall demand. Poland suffered from weaker market conditions, worsened by excess manufacturing capacity.

Current Operating Income
      In other regions, current operating income declined by 23.7% to 29 million euros in 2005, compared to 38 million euros in 2004, essentially caused by lower income in South Korea, Australia and Poland.

Other (including holdings)

Sales
      Sales of our other operations fell by 51%, to 25 million euros in 2005 from 51 million euros in 2004, following further divestments made in the lime and road marking activities.

Current Operating Income (Loss)
      Current operating loss of our other operations, which includes central unallocated costs, rose to 60 million euros in 2005 compared to a loss of 34 million euros in 2004 partly due to accounting charges amounting to 13 million related to stock options and to an employee share purchase plan launched in April 2005 and to extra costs arising from the management of the internal control certification process under French and U.S. regulations, respectively the Loi de sécurité financière and the Sarbanes-Oxley Act (Section 404).

Operating income and net income
      The table below shows the evolution of our operating income and net income for the years ended December 31, 2005 and 2004:

		Variation
	2005	2005/2004	2004

	(in € millions)	(%)	(in € millions)
CURRENT OPERATING INCOME	2,357	7.1	2,201
Gains on disposals, net	37	(59.3)	91
Other operating income (expenses)	(157)	(28.0)	(218)
OPERATING INCOME	2,237	7.9	2,074
Finance (costs) income	(427)	(21.9)	(547)
Income from associates	38	(48.6)	74
INCOME BEFORE INCOME TAX	1,848	15.4	1,601
Income tax	(424)	58.8	(267)
NET INCOME	1,424	6.7	1,334
Out of which: Group share	1,096	4.8	1,046
Minority interests	328	13.9	288
      Gains on disposals, net, represented a net gain of 37 million euros in 2005, compared to 91 million euros in 2004. In 2005, the net gain was generated by several transactions including the merger of our operations in China with Shui On operations to form the new Lafarge Shui On Joint Venture.
      Other operating income (expenses), represented a net expense of 157 million euros in 2005, compared to a net expense of 218 million euros in 2004. In 2005, other expenses included essentially 85 million euros of exceptional asset amortization and depreciation, 53 million euros of restructuring costs, and 27 million euros of litigation expense. The main exceptional asset amortization and depreciation was a goodwill impairment amounting to 65 million euros, arising from our annual impairment test process and impacting, in particular, our cement reporting unit in the Philippines. The most significant restructuring costs were incurred in Germany in the roofing operations and in South Korea in the cement operations. Litigation expenses include in particular a 10 million euros fine paid to the Romanian Competition Council by our subsidiary Lafarge Romcim. Other income in 2005 included a 42 million euro gain as the result of the partial refund of a penalty paid in 1999 to the Greek State by Heracles, under a European Union judgment related to excessive state aid received in the mid 1980’s.
      Operating income increased by 7.9% to 2,237 million euros, from 2,074 million euros in 2004.
      Finance (costs) income, decreased by 21.9% to 427 million euros from 547 million euros in 2004. Financial expenses, net, are comprised of financial expenses on net debt and other financial income and expenses. Financial expenses on net debt decreased by 5.8% to 419 million euros from 445 million euros in 2004, as the result of the decrease of the average level of our net debt. The average interest rate on our debt, including the swap effects, was 5.5% on December 31, 2005, unchanged as compared to December 31, 2004. Other financial income and expenses amounted to a net loss in 2005 of 8 million euros compared to a net loss of 102 million euros in 2004. This evolution is mainly explained by foreign exchange losses which amounted to 3 million euros in 2005 compared to 40 million euros in 2004 and by the changes in fair value of derivative instruments which generated a 1 million euros gain in 2005 compared to a 34 million euros loss in 2004.
      Income from associates decreased by 48.6% to 38 million euros in 2005, from 74 million euros in 2004 as the result of the disposal in 2004 of our stake in Molins and in Carmeuse North America BV.
      Income tax increased by 58.8% to 424 million euros in 2005 from 267 million euros in 2004. The effective tax rate for 2005 was 22.9% compared to the effective tax rate for 2004 of 16.7%. In 2005, our tax charge was negatively affected by a 57 million euros non-recurring charge arising from the repatriation by Lafarge North America Inc. of 1.1 billion U.S. dollars from Canada to the United States. This tax charge was, however, more than offset by the favorable impact of tax efficient restructurings amounting to 155 million euros and by the 50 million euro tax benefit from asset re-evaluations in Greece. The combined effect of these non-recurring items reduced our effective tax rate in 2005 by 8%. In 2004, our income tax benefited from 193 million euros of non-recurring savings which represented a decrease of our effective tax rate of approximately 13%.
      Net income Group Share increased by 4.8% to 1,096 million euros in 2005 from 1,046 million euros in 2004. Net income Group Share represented 6.9% of sales in 2005, compared to 7.2% in 2004.
      Minority interests increased by 13.9% to 328 million euros from 288 million euros in 2004. Minority interests increased as the result of improved net results in Greece, Nigeria, Serbia and Jordan and despite Lafarge North America Inc.’s weaker results in 2005 as a result of the one-off tax charge already mentioned.
      Basic earnings per share was up 2.2% for 2005 at 6.39 euros compared to 6.26 euros in 2004. The basic average number of outstanding shares, excluding treasury shares outstanding during the year was 171.5 million (174.2 million shares at December 31, 2005), compared to 167.2 million in 2004 (169.1 million at December 31, 2004). Between December 31, 2004 and December 31, 2005 the increase in the number of shares arose essentially from the 4.0 million shares issued to shareholders opting to reinvest dividends distributed in June 2005 and from the employee share ownership scheme. Diluted earnings per share was up 3.4% to 6.34 euros compared to 6.13 euros in 2004.

Discussion of differences in Operating income under IFRS and U.S. GAAP
      We prepare our financial statements in accordance with IFRS, which differs in certain significant respects from U.S. GAAP. The individual differences are discussed in Note 36 to the consolidated financial statements included in our annual report on Form 20-F for the year ended December 31, 2005, which is incorporated herein by reference. The impact of these U.S. GAAP reclassifications and adjustments are included in the condensed U.S. GAAP financial statements presented in Note 37 to the consolidated financial statements included in our annual report on Form 20-F for the year ended December 31, 2005, which is incorporated herein by reference.

2005
      After taking into account the adjustments noted below, our operating income under U.S. GAAP totaled 2,052 million euros (185 million euros lower than under IFRS) for the year ended December 31, 2005.
      Proportionately consolidated entities. We account for various entities as proportionately consolidated for purposes of IFRS and as equity method investees for U.S. GAAP. In 2005, this change in consolidation method decreased our revenue and our operating income under U.S. GAAP compared to IFRS by 865 million euros and by 166 million euros, respectively.
      Adjustments between IFRS and U.S. GAAP. Operating income was 19 million euros less under U.S. GAAP than under IFRS, apart from the effect of the proportionately consolidated entities discussed above. This decrease is primarily due to the following:

•	net reduction in impairment losses for U.S. GAAP purposes of 53 million euros;

•	increase in pension costs of 85 million euros;

•	decrease in stock-based compensation of 14 million euros;

•	increase in expense from other adjustments of 1 million euros.

2004
      After taking into account the adjustments noted below, our operating income under U.S. GAAP totaled 1,811 million euros (263 million euros lower than under IFRS) for the year ended December 31, 2004.

      Proportionately consolidated entities. We account for various entities as proportionately consolidated for purposes of IFRS and as equity method investees for U.S. GAAP. In 2004, this change in consolidation method decreased our revenue and our operating income under U.S. GAAP compared to IFRS by 1,065 million euros and by 171 million euros, respectively.
      Adjustments between IFRS and U.S. GAAP. Operating income was 92 million euros less under U.S. GAAP than under IFRS, apart from the effect of the proportionately consolidated entities discussed above. The decrease is primarily due to the following:

•	net increase in impairment losses for U.S. GAAP purposes of 7 million euros;

•	increase in pension costs of 83 million euros;

•	decrease in stock-based compensation of 13 million euros;

•	increase in expense from other adjustments of 15 million euros.
Liquidity and capital resources
      During the two-year period ended December 31, 2005, our main sources of liquidity have been:

•	cash provided by operating activities;

•	cash provided by the divestment of non-strategic assets;

•	cash provided by the issuance of debt and of our share capital.
      These funds have been mainly used to finance a significant investment program (capital expenditures and acquisitions).

Components of the Cash Flow	2005	2004

	(in € millions)
CASH FLOW FROM OPERATIONS	2,238	2,148
Changes in operating working capital items excluding financial expenses and income taxes	(352)	(271)
NET CASH PROVIDED BY OPERATING ACTIVITIES	1,886	1,877
Net cash (used in) investing activities	(1,684)	(972)
Net cash (used in) financing activities	(185)	(854)
INCREASE IN CASH AND CASH EQUIVALENTS	17	51
      We believe, based on our current financial projections, that we have sufficient resources for our ongoing operations in both the near term and the long term.

Net cash provided by operating activities
      Net cash provided by operating activities totaled 1,886 million euros in 2005, essentially unchanged compared to 2004. Cash flow from operations grew by 90 million euros to 2,238 million euros. The increase in operating working capital needs at 352 million euros resulted in particular from higher inventories and trade receivables at year end due to the strong level of activity in the last quarter. Trade receivables, measured by a Days Sales Outstanding ratio, recorded a slight improvement in 2005 compared to 2004.

Net cash (used in) investing activities
      Funds used in investing activities amounted to 1,684 million euros in 2005 compared to 972 million euros in 2004. Investing activities are comprised of capital expenditures, investment subsidies received, investment in consolidated companies, investment in associates and in available-for-sale securities, disposals, and the changes in long-term receivables.

      Capital expenditures totaled 1,454 million euros in 2005 compared to 1,133 million euros in 2004. Of this amount 57% were for the Cement Division, 25% were for Aggregates & Concrete, 9% were for Roofing, 7% were for Gypsum and 2% were for holdings and other activities.
      Our capital expenditures for the ongoing upgrading and modernization of our existing facilities totaled 941 million euros in 2005, compared to 783 million euros in 2004. In 2005, 55% of these capital expenditures were in the Cement Division, 28% were for Aggregates & Concrete, 8% were for Roofing, 6% were for Gypsum, with the rest for holding companies and other activities.
      In 2005, we also invested 513 million euros in capital expenditures for additional production capacity, including major projects such as:

•	the new cement plant in Tula, Mexico, for 62 million euros;

•	the new cement plant in Bangladesh, for 33 million euros;

•	the doubling of the Bouskoura cement plant capacity in Morocco for 26 million euros;

•	the second cement line in Dujiangyan for 14 million euros;

•	the construction of a cement grinding station in Vietnam for 13 million euros;

•	the modernization of the Buchanan, New York Gypsum drywall plant for 26 million euros;

•	the construction of a new clay tiles plant in Limoux, southern France for 22 million euros;

•	and a variety of smaller projects which amounted to 158 million euros in Cement, 92 million euros in Aggregates & Concrete, 42 million euros in Roofing, 20 million euros in Gypsum and 3 million euros in other activities.
      Investment subsidies received amounted to 2 million euros in 2005.
      In 2005, investment in consolidated companies amounted to 384 million euros, including cash acquired. The most significant acquisitions included (amounts are converted using the average yearly exchange rates):

•	the purchase of the minority interests held by State of Wisconsin Investment Board (“SWIB”) in our cement activities in South Korea, India and Japan for 107 million euros;

•	the Lafarge North America Inc. common stock repurchase for 80 million euros;

•	the acquisition of the assets of Ritchie Corporation in Kansas, United States, for 47 million euros with operations in the aggregates and ready mix activities;

•	the acquisition of Cementos Esfera, a grinding station in Spain, for 30 million euros;

•	the increase in ownership from 50% to 100% of Betecna shares, a Portuguese aggregates and concrete producer, for 30 million euros as a consequence of the termination of the aggregates and concrete joint venture between Lafarge and Cemex in Spain and Portugal.
      Investment in associates and in available-for-sale securities amounted to 20 million euros in 2005, and included several small size acquisitions.
      Disposals in 2005 amounted to 154 million euros and also included several small size transactions.
      Long-term receivables, which include, in particular, loans to our equity affiliates and to proportionately consolidated companies decreased by 18 million euros.

Net cash (used in) financing activities
      In general, we meet our long-term financing needs through bond issuances and the use of long-term instruments such as our Euro Medium-Term Notes program and bank loans. We currently have a Euro Medium-Term Notes program with a maximum available amount of 7,000 million euros, with approximately

3,512 million euros outstanding at December 31, 2005. We issued the following debt securities in 2005 and 2004 under this program:

•	on November 23, 2005, 500 million euros of bonds bearing a fixed interest rate of 4.25% with a 10-year and 4 months maturity;

•	on March 23, 2005, 500 million euros of bonds bearing a fixed interest rate of 4.75% with a 15-year maturity;

•	on July 16, 2004, 612 million euros of bonds in partial exchange for outstanding bonds with 2008 maturity. The new bonds bear a fixed interest rate of 5% with a 10-year maturity.
      In 2005, two bond issues totaling 327 million euros were reimbursed at maturity (respectively 77 million euros in February 2005 and 250 million euros in March 2005). A 50 million euros of EMTN (private placement issued in 2000) was also reimbursed at maturity in October 2005.
      In addition, in 2005 we repurchased 6,772,429 OCEANEs (Obligations Convertibles en Actions Nouvelles ou — Échangeables) bearing a fixed interest rate of 1.5% and representing a total face value of 860 million euros out of the 1,300 million euros issued in June 2001. In addition, 590 OCEANEs were converted into 619 shares. Therefore, 3,463,202 OCEANEs were outstanding as at December 31, 2005, representing a face value amount of 440 million euros. All remaining OCEANEs were repaid on January 2, 2006, using short-term financings.
      Short-term needs are mainly met through the issuance of domestic commercial paper as well as the use of credit lines.
      We currently have two commercial paper programs:

•	a euro denominated Commercial Paper program, with a maximum available amount of 3,000 million euros. At December 31, 2005, 524 million euros of commercial paper were outstanding under this program;

•	a U.S. dollar denominated Commercial Paper program, set up by our subsidiary Lafarge North America Inc., for a maximum amount of 300 million dollars (254 million euros). At December 31, 2005, there was no commercial paper issued under this program.
      We also maintain committed long-and-medium-term credit lines with various banks at the parent and subsidiary level to ensure the availability of funding on an as-needed basis. At December 31, 2005, these committed credit lines amounted to 3,740 million euros (compared to approximately 3,802 million euros at December 31, 2004). Of this amount, 3,467 million euros were available at December 31, 2005 (compared to approximately 3,682 million at December 31, 2004). The average maturity of these credit facilities was approximately 4.1 years at the end of 2005 versus 3.5 years at the end of 2004. The extension in the maturity of our credit facilities reflects a July 2005 amendment, which extended our 1,850 million euros syndicated facility by 9 months and the renegotiation and signing during 2005 of four credit facilities totaling 425 million euros, having maturities ranging from 2009 to 2012.
      We have also increased our common stock over the last two years by 518 million euros, through the issuance of 8,767,490 shares as a result of:

•	the exercise by shareholders of their option to receive their dividends in shares rather than in cash;

•	the 2005 employees stock purchase plan; and

•	the exercise of options granted to employees.
      Because we use external sources to finance a significant portion of our capital requirements, our access to global sources of financing is important. The cost and availability of unsecured financings are generally dependent on our short-term and long-term credit rating. Factors that are significant in the determination of our credit ratings or that otherwise could affect our ability to raise short-term and long-term financing include: our level and volatility of earnings, our relative positions in the markets in which we operate, our global and product diversification, our risk management policies and our financial ratios such as net debt to total equity and cash flow from operations to net debt. We expect credit rating agencies will focus, in particular, on our ability to generate sufficient operating cash flows to provide for the repayment of our debt. A deterioration in any of the previously mentioned factors or combination of these factors may lead rating agencies to downgrade our credit ratings, thereby increasing our cost of obtaining unsecured financing. Conversely, an improvement of these factors may lead rating agencies to upgrade our credit ratings.

Level of debt and financial ratios at December 31, 2005
      For more information on debt, see Note 25 to our consolidated financial statements included in our annual report on Form 20-F for the year ended December 31, 2005, which is incorporated herein by reference.

Group funding policies
      Our senior management establishes our overall funding policies. The intent of these policies is to ensure our ability to meet our obligations by maintaining a strong financial structure. This policy takes into consideration our expectations on the required level of leverage, coverage ratios, the average maturity of debt, interest rate exposure and the level of credit facilities. These targets are monitored on a regular basis. As a consequence of this policy, a significant portion of our debt is issued on a long-term basis. Most of this debt has been raised at fixed rates or has been converted into fixed rates using interest rate derivatives. We constantly maintain a significant amount of unused long-term committed credit lines.
      We are subject to limited foreign exchange risks as a result of our subsidiaries’ transactions in currencies other than their operating currencies. Our general policy is for subsidiaries to borrow and invest excess cash in the same currency as their functional currency. We, however, promote the investment of excess cash balances in U.S. dollars or euros in emerging markets. Typically, a portion of our subsidiaries’ debt funding is borrowed in euros at the parent company level then converted into foreign currencies through currency swaps.

Total debt, cash and cash equivalents
      At December 31, 2005, our total debt amounted to 8,742 million euros (compared to 8,346 million euros in 2004). At the end of 2005, we reclassified 1,040 million euros of short-term debt (600 million euros at the end of 2004) into long-term debt, on the basis of our ability to refinance this obligation using the available funding provided by medium and long-term committed credit lines.
      Long-term debt (excluding current portion) totaled 6,856 million euros compared with 6,959 million euros at year-end 2004. Approximately 52% of the 2005 long-term debt (excluding current portion) will mature after 2010. Long-term debt is largely comprised of fixed rate debt (after taking into account interest rate swaps). Most of this debt is denominated in euros, partially converted into foreign currencies through currency swaps.
      At December 31, 2005, our short-term debt (including the current portion of long-term debt) amounted to 1,886 million euros. We are subject to fluctuations in our short-term debt due to the significant seasonality of our operations. We usually experience a slowdown in building activity during the winter season in our principal markets in Western Europe and North America, while working capital requirements tend to increase during the first semester.
      At December 31, 2005, the average interest rate on our total debt was 5.5%, unchanged from December 31, 2004.
      Our cash and cash equivalents amounted to 1,735 million euros at year-end and are denominated in euros, U.S. dollars and a number of other currencies.
      For more information on our debt and financial instruments, see “Market risks” below and Notes 25 and 26 to our consolidated financial statements included in our annual report on Form 20-F for the year ended December 31, 2005, which is incorporated herein by reference.

Net debt and net debt ratios
      Our net debt, which includes put options on shares of subsidiaries and financial instruments totaled 7,221 million euros at December 31, 2005 (6,958 million euros at December 31, 2004).
      Our net-debt-to-equity ratio stood at 59% at December 31, 2005 (compared to 70% at December 31, 2004).
      Our cash flow from operations to net debt ratio was 31% at December 31, 2005 (unchanged from December 31, 2004).
      For more details on these ratios, see “Overview — Reconciliation of our non-GAAP financial measures” above.

Loan agreements
      Some of our loan agreements contain restrictions on the ability of subsidiaries to transfer funds to the parent company in certain specific situations. The nature of these restrictions can be either regulatory, when the transfers of funds are subject to approval of local authorities, or contractual, when the loan agreements include restrictive provisions such as negative covenants on the payment of dividends. However, we do not believe that any of these covenants or restrictions will have any material impact on our ability to meet our obligations.
      See Section 2.11 (Transfer of income and dividends from our subsidiaries) of our annual report on Form 20-F for the year ended December 31, 2005, which is incorporated herein by reference.
      As of December 31, 2005, certain of our subsidiaries had financing contracts with provisions requiring on-going compliance with financial covenants. These subsidiaries are located in Bangladesh, Brazil, Chile, China, India, Malaysia, Philippines, Great Britain and the United States. The debt associated with such covenants represented approximately 9% of the Group’s total debt. Given the dispersion of these contracts among various subsidiaries and the quality of the Group’s liquidity protection through its access to committed credit facilities, we believe that such covenants will not have a material impact on the Group financial situation.
      See Note 25(e) to our consolidated financial statements included in our annual report on Form 20-F for the year ended December 31, 2005, which is incorporated herein by reference.

Cash surpluses
      In order to ensure that cash surpluses are used efficiently we have adopted, in a number of cases, cash pooling structures on a country-by-country basis. With the introduction of the euro, we have established a centralized cash management process for most of the euro-zone countries and we also have extended the centralization of cash management to significant European non-euro countries (such as the United Kingdom and Switzerland). Local cash pools have also been set-up in other parts of the Group.
      Due to legal or regulatory constraints or national regulations, we do not operate a full worldwide centralized cash management program. However, the policies set by senior management tend to maximize cash recycling within the Group. When cash cannot be internally recycled, cash surpluses are to be invested in liquid, short-term instruments with at least two-thirds of any cash surplus being invested in instruments with a maturity of less than 3 months.

Effect of currency fluctuations on our results and balance sheet
      The assets, liabilities, income and expenses of our operating entities are denominated in various currencies. Our consolidated financial statements are presented in euros. Thus, assets, liabilities, income and expenses denominated in currencies other than the euro must be translated into euros at the applicable exchange rate to be included in our consolidated financial statements.
      If the euro increases in value against a currency, the value in euros of assets, liabilities, income and expenses originally recorded in that other currency will decrease. Conversely, if the euro decreases in value against a currency, the value in euros of assets, liabilities, income and expenses originally recorded in that other currency will increase. Thus, increases and decreases in the value of the euro can have an impact on the value in euros of our non-euro assets, liabilities, income and expenses, even if the value of these items has not changed in their original currency.
      In 2005 we earned approximately 70% of our revenues in currencies other than the euro, with approximately 30% denominated in U.S. dollars or Canadian dollars.
      Approximately 15% of our net income Group share was contributed by subsidiaries which prepare their financial statements in U.S. dollars or Canadian dollars. As a result, a 10% change in the U.S. dollar euro exchange rate and in the Canadian dollar/euro exchange rate would have an impact on our net income Group share of approximately 16 million euros, all other things being equal.
      In addition, at the end of 2005, approximately 73% of our capital employed were located outside the member states of the European Monetary Union, with approximately 24% denominated in U.S. dollars or Canadian dollars.
Contractual and contingent commitments
      The following table sets forth an estimate of our exposure to significant contractual obligations with respect to repayment of debt, payments under finance lease obligations and operating leases, exercisable purchase obligations held by third party shareholders and other purchase obligations and payments under other commitments.
      The estimate of our exposure to significant contractual obligations is as follows:

	Payment Due per Period			At December 31,

	Less Than	1-5	More Than
	1 Year	Years	5 Years	2005	2004

	(in € millions )
DEBT(1)	1,886	3,281	3,575	8,742	8,346
Of which finance lease obligations	5	14	16	35	34
Scheduled interest payments(2)	404	997	859	2,260	1,928
Net scheduled obligations on interest rate swaps(3)	(3)	(45)	(44)	(92)	(114)
Operating leases	207	405	251	863	724
Capital expenditures and other purchase obligations	1,037	571	294	1,902	978
Other commitments	75	56	46	177	219
TOTAL	3,606	5,265	4,981	13,852	12,081

(1)	See Note 25(b) to our consolidated financial statements included in our annual report on Form 20-F for the year ended December 31, 2005, which is incorporated herein by reference.

(2)	Scheduled interest payments associated with variable rates of interest are computed on the basis of the rates in effect at December 31.

(3)	Scheduled interest payments of the variable leg of the swaps are computed on the rates in effect at December 31.
      We expect to have the ability to refinance our debt obligations as they come due. Our short-term debt commitments due in 2006 amounted to 1,886 million euros at December 31, 2005 (including the current portion of long-term debt).
      Future expected funding requirements of benefit payments related to our pension and postretirement benefit plans are not included in the above table, because future long term cash flows in this area are uncertain.

      For further information on the amount reported under the “current portion” of pension and other employee benefits provisions in the balance sheet, see Note 23 to our consolidated financial statements included in our annual report on Form 20-F for the year ended December 31, 2005, which is incorporated herein by reference.
      Put options on shares of associates and joint ventures (not included in the above schedule)
      As part of the acquisition process of certain entities, we have granted third party shareholders the option to require us to purchase their shares at a predetermined price, according to fair market value. These shareholders are either international institutions, such as the European Bank for Reconstruction and Development, or private investors, which are essentially financial or industrial investors or the former shareholders of the relevant companies. In the event these shareholders exercise these options, our percentage ownership interest in the relevant company would increase. Assuming that all of these options were exercised, the purchase price to be paid by the Group, including net debt acquired, would amount to 305 million euros as of December 31, 2005. Based upon the terms of these agreements, a portion of the total amount could be exercised in 2006 and 2007 for 205 million euros and 38 million euros, respectively. The residual 62 million euros can be exercised starting in 2008.
           We do not expect all of these options to be exercised as soon as they become exercisable. Some of these options have expiry dates. It is likely that those options will be exercised by such dates.
           At December 31, 2005, we had outstanding collateral and other guarantees amounting to 751 million euros, comprised of 5 million euros of securities and pledged assets, 475 million euros of property collateralizing debt and 271 million euros of guarantees given.
           Finally, the Group has granted indemnification commitments in relation to disposals of assets. Its exposure under these commitments is considered remote. The total amount of capped indemnification commitments still in force at December 31, 2005 was 412 million euros.
Market risks
      We are exposed to foreign currency risk and interest rate risk. Other market risk exposures are generated by our equity investments, commodity prices changes, in particular on energy commodities, and counterparty risk.
      We have defined strict policies and procedures to measure, manage and monitor our market risk exposures. Our policies do not permit any speculative market position. We have instituted management rules based on a segregation of operations, financial and administrative control and risk measurement. We have also instituted, for all operations managed at the corporate level, an integrated system that permits real time monitoring of hedging strategies.
      Our policy is to use derivative instruments to hedge against our exposure to exchange rate and interest rate risks. However, to manage our exposure to commodity risks we enter into long-term contracts and, from time to time, we also use derivative instruments. With the prior authorization of our senior management, we have occasionally entered into agreements to limit our or another party’s exposure to equity risk.
      We are subject to commodity risk with respect to price changes principally in the electricity, fuel, diesel and freight markets. We attempt to limit our exposure to changes in commodity prices by entering into long-term contracts and increasing our use of alternative fuels. From time to time, we use forward contracts to manage our exposure to these commodity risks.
      At December 31, 2005, our commitments were mostly limited to forward purchase contracts and swaps, and were not significant.
      For more information on financial instruments, see Note 26(e) to our consolidated financial statements included in our annual report on Form 20-F for the year ended December 31, 2005, which is incorporated herein by reference.

      We are subject to equity risk with respect to our minority holdings in certain public companies. We occasionally enter into transactions with respect to our equity investments with financial institutions. We account for such instruments by taking the fair value at period end in accordance with applicable valuation rules. For the year ended December 31, 2005, the variation was positive in the amount of 14 million euros with respect to contracts limiting our exposure to equity risk. We believe we had no additional material exposure to such contracts. In addition, in regard to certain joint ventures and other acquisitions, we have entered into shareholders agreements, which have written call and put options with respect to our and our partners’ interests.
      For more information on equity risk and on our exposure to these options, see “Contractual and Contingent Commitments” above, as well as Notes 26(g) and 27 to our consolidated financial statements included in our annual report on Form 20-F for the year ended December 31, 2005, which is incorporated herein by reference.
      In order to reduce our exposure to the risks of currency and interest rate fluctuations, we manage our exposure both on a central basis through our treasury department and in conjunction with some of our subsidiaries. We use various standard derivative financial instruments, such as forward exchange contracts, interest rate and currency swaps and forward rate agreements to hedge currency and interest rate fluctuations on assets, liabilities and future commitments, in accordance with guidelines established by our senior management.
      We use financial instruments only to hedge existing or anticipated financial and commercial exposures. We undertake this hedging in the over-the-counter market with a limited number of highly rated counterparties. Our positions in derivative financial instruments are monitored using various techniques, including the fair value approach.

Foreign Currency Risk

Translation Risk
      See “Liquidity and Capital Resources — Effect of currency fluctuations on our results and balance sheet” above.

Transaction Risk
      We are subject to foreign exchange risks as a result of our subsidiaries purchase and sale transactions in currencies other than their operating currencies.
      With regard to transactional foreign currency exposures, our policy is to hedge all material foreign currency exposures through derivative instruments at the later of when a firm commitment is entered into or known. These derivative instruments are generally limited to forward contracts and standard foreign currency options, with terms generally less than one year. We also, from time to time, hedge future cash flows in foreign currencies when such flows are highly probable. We do not enter into foreign currency exchange contracts for other than hedging purposes.
      Each subsidiary is responsible for managing the foreign exchange positions arising as a result of commercial and financial transactions performed in currencies other than its domestic currency. Exposures are hedged with banks using foreign currency forward contracts and occasionally foreign currency options. However, our corporate treasury department attempts, when possible, to act as a direct counterparty of the Group subsidiaries and immediately return its position in the market. It also attempts to reduce our overall exposure by netting purchases and sales in each currency on a global basis when feasible.
      As far as financing is concerned, our general policy is for subsidiaries to borrow and invest excess cash in the same currency as their functional currency, except for subsidiaries operating in growing markets, where cash surpluses are invested, whenever it is possible, in U.S. dollars or in euros. A significant portion of our financing is in U.S. dollars, British pounds and U.S. dollars related currencies, reflecting our significant operations in these countries. Part of this debt was initially borrowed in euros at the parent company level then converted into foreign currencies through currency swaps. At December 31, 2005, before these currency swaps, 10% of our total debt was denominated in U.S. dollars and 16% was denominated in British pounds. After taking into account the swaps, our U.S. dollar denominated debt amounted to 25% of our total debt, while our British pound denominated debt represented 19%.
      For more information on debt and financial instruments, see Notes 25 and 26 to our consolidated financial statements included in our annual report on Form 20-F for the year ended December 31, 2005, which is incorporated herein by reference.

Interest Rate Risk
      We are exposed to interest rate risk through our debt and cash. Our interest rate exposure can be sub-divided into the following risks:

•	price risk for fixed-rate financial assets and liabilities.

By contracting a fixed-rate liability, for example, we are exposed to an opportunity cost in the event of a fall in interest rates. Changes in interest rates impact the market value of fixed-rate assets and liabilities, leaving the associated financial income or expense unchanged.

•	cash-flow risk for floating rate assets and liabilities.

Changes in interest rates have little impact on the market value of floating-rate assets and liabilities, but directly influence the future income or expense flows of the Company.
      In accordance with the general policy established by our senior management we seek to manage these two types of risks, including the use of interest rate swaps and forward rate agreements. Our corporate treasury department manages our financing and hedges interest rate risk exposure in accordance with rules defined by our senior management in order to keep a balance between fixed rate and floating rate exposure.
      Before taking into account the interest rate swaps, at December 31, 2005, 74% of our total debt was fixed rate. After taking into account these swaps, the portion of fixed debt in our total debt amounted to 66%.
      For more information on our debt and financial instruments, see Notes 25 and 26 to our consolidated financial statements included in our annual report on Form 20-F for the year ended December 31, 2005, which is incorporated herein by reference.

Interest Rate Sensitivity
      The table below provides information about our interest rate swaps and debt obligations that are sensitive to changes in interest rates.
      For debt obligations, the table presents principal cash flows by expected maturity dates and related weighted average interest rates before swaps.
      For interest rate swaps, the table presents notional amounts by contractual maturity dates and related weighted average interest rates. Notional amounts are used to calculate the contractual payments to be exchanged under the contract. Weighted average floating rates are based on effective rates at year-end.

	At December 31, 2005

	Average
Maturities of Notional Contract Values	Rate (%)	2006	2007	2008	2009	2010	> 5 Years	Total	Fair Value

	(in € millions)
LIABILITIES
Long-term debt*	5.2	1,554	1,005	891	89	1,296	3,575	8,410	8,673
Fixed rate portion	5.6	1,123	780	745	64	330	3,416	6,458	6,718
Floating rate portion	3.7	431	225	146	25	966	159	1,952	1,955
Short-term bank borrowings	5.7	332	—	—	—	—	—	332	332
INTEREST RATE DERIVATIVES
Interest Rate swaps
Pay Fixed
Euro	6.1	100	151	70	—	—	—	321	(10)
Other currencies	4.8	5	4	—	9	—	—	18	0
Pay Floating
Euro	2.1	—	—	—	—	—	600	600	41
Other currencies	5.5	—	—	—	—	292	170	462	(5)

*	Including the current portion of long-term debt.

Exchange Rate Sensitivity
      The table below provides information about our debt and foreign exchange derivative financial instruments that are sensitive to exchange rates. For debt obligations, the table presents principal cash flows in foreign currencies by expected maturity dates. For foreign exchange forward agreements, the table presents the notional amounts by contractual maturity dates. These notional amounts are generally used to calculate the contractual payments to be exchanged under the contract.

	At December 31, 2005

Maturities of Notional Contract Values	2006	2007	2008	2009	2010	> 5 Years	Total	Fair Value

	(in € millions)
DEBT IN FOREIGN CURRENCIES
U.S. dollar	93	46	203	31	267	245	885	905
British pound	40	9	9	8	300	1,043	1,409	1,500
Other currencies	470	104	66	34	293	61	1,028	1,035
TOTAL	603	159	278	73	860	1,349	3,322	3,440
FOREIGN EXCHANGE DERIVATIVES: FORWARD CONTRACT PURCHASES AND CURRENCY SWAPS
U.S. dollar	460	—	—	—	—	—	460	2
British pound	491	—	—	—	—	—	491	(6)
Other currencies	164	—	—	—	—	—	164	0
TOTAL	1,115	—	—	—	—	—	1,115	(4)
FORWARD CONTRACT SALES AND CURRENCY SWAPS
U.S. dollar	1,716	—	—	—	—	—	1,716	(30)
British pound	726	3	—	—	—	—	729	3
Other currencies	288	—	—	—	—	—	288	(2)
TOTAL	2,730	3	—	—	—	—	2,733	(29)

Assumptions related to the sensitivity schedules above

Debt
      The fair values of long-term debt were determined by estimating future cash flows on a borrowing-by-borrowing basis, and discounting these future cash flows using an interest rate which takes into consideration the Company’s incremental borrowing rate at year-end for similar types of debt arrangements. Market price is used to determine the fair value of publicly traded instruments.

Financial instruments
      The fair values of forward exchange contracts and interest and currency swaps have been calculated using market prices that the Company would pay or receive to settle the related agreements.

Counterparty risk
      We are exposed to credit risk in the event of a counterparty’s default. We attempt to limit our exposure to counterparty risk by rigorously selecting the counterparties with which we trade, by regularly monitoring the ratings assigned by credit rating agencies and by taking into account the nature and maturity of our exposed transactions. We establish counterparty limits which are regularly reviewed. We believe we have no material concentration of risk with any counterparty. We do not anticipate any third party default that might have a significant impact on our financial condition and results of operations.
Research and development
      2005 was a particularly productive year for our research center, Lafarge Centre de Recherche (LCR), in terms of research and product development. Three prototypes of new innovative products are among some of LCR’s achievements that were positively tested on English, French and American markets in the Concrete and Aggregates portfolio, and positive results were registered in research done for the Gypsum and Cement Divisions. The dynamism generated by these recent years of success has made it possible to radically redirect the research portfolios towards the needs of our customers in the Divisions and the business units. The projects being developed for innovative products represent close to two-thirds of LCR’s overall portfolio compared to one-third ten years ago.
      The number of patents filed during the same period increased in 2005. This is proof that we are more inventive and more aware of protecting and adding value to our intellectual property.
      In the long term, LCR is decidedly committed to pursuing this dynamism by continuing to follow promising and reassuring directions. Prospective research topics are greatly influenced by sustainable construction requirements focusing particularly on reducing the level of CO2 emissions, developing less expensive energy solutions, offering more comfort to the users, and at the same time saving natural resources.
      The aim to reduce the level of CO2 emissions in cement by 20% has channeled research towards cement substitution products (the “Cementitious” materials). These have been pursued and have given good results in terms of available raw material characterization and optimization of mixes made with these materials and cement.
      The matrix organization by projects and “Competency Poles” has now proved to be completely effective. Project management has drawn research scientists closer to their customers in the Divisions and in the business units. It is now easier to better identify the most pertinent topics and significantly reduce the industrialization delays for the research results. On another hand, our organization in “Competency Poles” reinforces the depth of our scientific knowledge and ensures optimum capitalization.
      Our Research Center employs approximately 220 people (December 31, 2005), 70 of which are PhD-engineers from ten different countries. About 15 application and development laboratories in the Divisions and subsidiaries throughout the world work very closely with the LCR teams. Total expenses for the Group’s research and development budget was 55 million euros in 2005 compared to 54 million euros in 2004.
      LCR has developed more partnerships with the best universities and world-renowned research centers. Among these are MIT (Massachusetts Institute of Technology) and Princeton University in the USA, the Laval and Sherbrooke Universities in Canada, as well as the École Polytechnique and the CNRS (Centre National de la Recherche Scientifique) in France.
      The results obtained in 2005 are described below:

•	Cement Division: research was pursued to find solutions for reduction of CO2 emissions as a means of ensuring long life to our activity, and to better use our various sources of cementitious materials, particularly pozzolans. Emphasis was made to develop potential market added value from differentiated products meeting our customers’ requirements (“functionalized cements”), and a tool capable of forecasting the behavior of our cement in ready mix concrete applications;

•	Aggregates & Concrete Division: three promising prototypes were validated after undergoing tests on various worksites: innovative concrete accelerating systems, producing slabs in large dimensions without joints and optimizing the use of sand from quarries in concrete applications. The range of self-placing Agilia® concretes was pursued with the assistance of our research teams;

•	Gypsum Division: innovative products aimed at improving the usage properties of the boards in such fields as aesthetics, durability in wet atmospheres and acoustic performance. Efforts in research have been focused also on making jointing compounds which accelerate worksite implementation. A second area of research pertains to improving the industrial performances of our plants in terms of reducing energy requirements for the drying process and fundamental understanding of the calcium sulfate. There is a permanent emphasis put on the quality of the products made;

•	Roofing Division: Research has focused its efforts on developing a tile made with a concrete base which provides high levels of performance in terms of durability. This requires perfectly controlling the phenomena leading to surface degradations and developing new facings with better performance.

Trend information
      Overall, based on recent trends, markets are expected to remain favorable in 2006.

•	In Cement, price increases are expected to be above cost inflation. Overall we anticipate strong demand and solid price increases, with a few exceptions.

•	For Aggregates & Concrete, we expect overall modest growth in 2006 in the Aggregates business, with, however, solid growth in growing markets. Concrete markets should remain favorable on the whole.

•	In Roofing, we expect Western European markets to improve, with the exception of Germany where pricing will remain under pressure.

•	In Gypsum, 2006 should be favorable. Price increases should continue, though at a lower pace in North America compared to 2005.
      As far as costs are concerned, after the record increases of the last two years, we expect energy and logistics costs to further increase in 2006. As in previous years, risk management policies and performance programs should help to mitigate the impact of these increases.
      This trend information contains forward-looking statements regarding, among other matters, our expectations for future volume and pricing trends, demand for our products, energy costs and other market developments. These forward-looking statements reflect management’s estimates and beliefs based on currently available information and historical trends. However, actual results may differ significantly from the expectations expressed. Our business and financial results are exposed to cyclical activity of the construction sector, the effects of the weather and other climatic conditions, competition, developments in growing markets and other risks and uncertainties described under “Risk factors” in the accompanying prospectus.

DESCRIPTION OF NOTES
      The following description of the particular terms of the notes supplements the description of the general terms set forth in the accompanying prospectus under the heading “Description of Debt Securities”. It is important for you to consider the information contained in the accompanying prospectus and this prospectus supplement before making your decision to invest in the notes. If any specific information regarding the notes in this prospectus supplement is inconsistent with the more general terms of the notes described in the prospectus, you should rely on the information contained in this prospectus supplement.
General
      We will offer the notes under an indenture among our company and Law Debenture Trust Company of New York, as trustee, dated as of                     , 2006. The notes will be issued only in fully registered form without coupons in denominations of US$1,000. The notes will be unsecured and will rank equally with all of our other existing and future unsecured and unsubordinated debt.
      The notes are governed by and construed in accordance with the laws of the State of New York.
Principal and Interest
      We will issue US$          principal amount of          % Notes due 20 (the “Tranche 1 Notes”), US$           principal amount of          % Notes due 20 (the “Tranche 2 Notes”) and US$          principal amount of          % Notes due 20 (the “Tranche 3 Notes”).
      Each tranche of notes will bear interest at the rate per annum indicated on the cover page of this prospectus from                    , 200 . Interest on the notes will be payable on                    and                     of each year, commencing                      200 , to the holders in whose name the notes are registered at the close of business on                    and                    , as applicable, immediately preceding the related interest payment date.
      We will pay interest on the notes on the interest payment dates stated above and at maturity. Each payment of interest due on an interest payment date or at maturity will include interest accrued from and including the last date to which interest has been paid or made available for payment, or from the issue date, if none has been paid or made available for payment, to but excluding the relevant payment date. We will compute interest on the notes on the basis of a 360-day year of twelve 30-day months.
      If any payment is due on the notes on a day that is not a business day, we will make the payment on the day that is the next business day. Payments postponed to the next business day in this situation will be treated under the indenture as if they were made on the original due date. Postponement of this kind will not result in a default under the notes or the indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a business day.
      Business day means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking or trust institutions in the location of the paying agent are authorized generally or obligated by law, regulation or executive order to close.
Payment of Additional Amounts
      We will make payments on the notes without withholding any taxes unless otherwise required to do so by law. If the Republic of France or any tax authority therein requires us to withhold or deduct amounts from payment on a note or any amounts to be paid as additional amounts for or on account of taxes or any other governmental charges, or any other jurisdiction requires such withholding or deduction as a result of a merger or similar event, we will pay you an additional amount so that the net amount you receive will be the amount specified in the note to which you are entitled, subject to certain exceptions set forth under “Description of Debt Securities — Special Situations — Payment of Additional Amounts” in the accompanying prospectus.

Redemption
      As explained below, we may redeem the notes before they mature. This means we may repay them early. You have no right to require us to redeem the notes. Notes will stop bearing interest on the redemption date, even if you do not collect your money. We will give you between 30 and 60 days’ notice before the redemption date.

Optional Redemption
      We may redeem the notes, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (1) 100% of the principal amount of the notes plus accrued interest to the date of redemption and (2) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on the notes (excluding any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year of twelve 30-day months) at the adjusted treasury rate, plus           basis points in the case of the Tranche 1 Notes,      basis points in the case of the Tranche 2 Notes and           basis points in the case of the Tranche 3 Notes. In connection with such optional redemption, the following defined terms apply:

•	“Adjusted treasury rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

•	“Comparable treasury issue” means the U.S. Treasury security selected by the quotation agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity in the remaining terms of such notes.

•	“Comparable treasury price” means, with respect to any redemption date, the average of the reference treasury dealer quotations for such redemption date.

•	“Quotation agent” means the reference treasury dealer appointed by the trustee after consultation with us.

•	“Reference treasury dealer” means any primary U.S. government securities dealer in the United States selected by the trustee after consultation with us. Reference treasury dealer quotations means with respect to each reference treasury dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the comparable treasury issue (expressed as a percentage of its principal amount) quoted in writing to the trustee by such reference treasury dealer at 5:00 pm Eastern Standard Time on the third business day preceding such redemption date.

Optional Tax Redemption
      We have the option to redeem the notes prior to maturity if, upon the occurrence of any “Change in Law”, as defined below, of France occurring after the issuance date of the notes (or Change in Law of any jurisdiction in which a successor to, or substitute obligor of, our company is organized or resident for tax purposes occurring after the date of such succession or substitution), we would be required to pay additional amounts as described under “Description of Debt Securities — Special Situations — Payment of Additional Amounts” in the accompanying prospectus, in which case we may redeem the notes in whole but not in part at a redemption price equal to 100% of the principal amount of the notes plus accrued interest to the redemption date. Change in Law is defined as any change in or amendment to the laws, or any regulations or rulings promulgated under the laws of the relevant jurisdiction or of any political subdivision or taxing authority of or in the relevant jurisdiction affecting taxation or any change in official position regarding the application or interpretation of the laws, regulations or rulings referred to above. This option applies only in the case of changes in such tax treatment that occur on or after the issuance date of the notes (or in the case of a successor entity, after the date of succession). The redemption price for the notes will be equal to the principal amount of the notes being redeemed plus accrued interest. Furthermore, we must give you between 30 and 60 days’ notice before redeeming the notes.
      The applicable redemption date will not be earlier than 30 days prior to the earliest date on which we would be obligated to pay such additional amounts if a payment in respect of the notes were actually due on such date, provided that such obligation to pay such additional amounts remains in effect at the time of the redemption notice.
      Prior to giving the notice of a tax redemption, we will deliver to the trustee

•	a certificate signed by a duly authorized officer stating that we are entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to our right to so redeem have occurred; and

•	an opinion of legal counsel stating that we are or would be obligated to pay additional amounts as a result of a Change in Law, and based on the statement of facts.
Covenants
      Holders of the notes will benefit from certain covenants contained in the indenture and affecting our ability to incur liens and merge with other entities. You should read the information under the heading “Description of Debt Securities — Special Situations — Negative Pledge” and “Description of Debt Securities — Special Situations — Mergers and Similar Events” in the accompanying prospectus.
Events of Default
      Holders of the notes will have special rights if an event of default occurs. You should read the information under the heading “Description of Debt Securities — Default and Related Matters — Events of Default” in the accompanying prospectus.
Defeasance and Discharge
      The following discussion of defeasance and discharge will be applicable to the notes.
      The indenture contains a provision that permits us to elect:

•	To be discharged after 90 days from all our obligations (subject to limited exceptions) with respect to any series of debt securities then outstanding; and/or

•	To be released from our obligations under some of the covenants and from the consequences of an event of default resulting from a breach of such covenants.
      We can legally release ourselves from any payment or other obligations on the notes under either of the above elections, except for various obligations described below, if we, in addition to other actions, put in place the following arrangements for you to be repaid:

•	We must deposit in trust for your benefit and the benefit of all other direct holders of the notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the notes on their various due dates. In addition, on the date of such deposit, we must not be in default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described under “Default and Related Matters — Events of Default — What is An Event of Default?” in the accompanying prospectus. A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or our default having to continue for a specific period of time were disregarded.

•	We must deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing you to be taxed on the notes any differently than if we did not make the deposit and just repaid the notes ourselves in accordance with their terms. In the case of notes being discharged, we must deliver along with this opinion a private letter ruling from the U.S. Internal Revenue Service to this effect or a revenue ruling pertaining to a comparable form of transaction published by the U.S. Internal Revenue Service to the same effect.

      However, even if we take these actions, a number of our obligations relating to the notes will remain. These include the following obligations:

•	to register the transfer and exchange of notes;

•	to replace mutilated, destroyed, lost or stolen notes;

•	to maintain paying agencies; and

•	to hold money for payment in trust.
Further Issuances
      We reserve the right, from time to time, without the consent of the holders of the notes, to issue additional notes on terms and conditions identical to those of any tranche of notes, which additional notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the relevant tranche of notes. We may also issue other securities under the indenture that have different terms from the notes.
Form of Notes, Clearance and Settlement
      Each tranche of notes will be issued as one or more global securities. You should read “Description of Debt Securities — Legal Ownership — Global Securities” in the accompanying prospectus for more information about global securities. We will not issue physical certificates representing the notes except in the limited circumstances we explain under “Legal Ownership — Global Securities — Special Situations When the Global Security Will Be Terminated” in the accompanying prospectus.
      The notes will be issued in the form of global securities deposited in DTC. Beneficial interests in the notes may be held through DTC, Clearstream or Euroclear. For more information about global securities held by DTC through DTC, Clearstream or Euroclear, you should read “Clearance and Settlement” in the accompanying prospectus.
      It is expected that delivery of the notes will be made against payment for them on or about,                    , 2006.
      The notes have been accepted for clearance through DTC, Euroclear and Clearstream systems with the following codes: Tranche 1 Notes: CUSIP                    ; Common Code                    ; and ISIN                    ; Tranche 2 Notes: CUSIP                    ; Common Code                    ; and ISIN                    ; and Tranche 3 Notes: CUSIP                    ; Common Code                    ; and ISIN                    .
Notices
      As long as notes in global form are outstanding, notices to be given to holders of the notes will be given to DTC, in accordance with its applicable procedures from time to time.
      Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Series
      For purposes of giving consents or other matters in respect of which holders of our debt securities can vote or otherwise take action, each tranche of notes will be considered a separate series. See “Description of Debt Securities — Special Situations — Modification and Waiver” and “Description of Debt Securities — Default and Related Matters — Events of Default” in the attached prospectus.
Trustee
      The trustee under our indenture is Law Debenture Trust Company of New York. See “Description of Debt Securities — Default and Related Matters” in the accompanying prospectus for a description of the trustee’s procedures and remedies available in the event of default.

UNDERWRITING
      We intend to offer the notes through Barclays Capital Inc., BNP Paribas Securities Corp., Citigroup Global Markets Inc. and J.P.Morgan Securities Inc. as Joint Book-Running Managers. Deutsche Bank Securities Inc. and UBS Securities LLC, as Senior Co-Lead Managers, and Calyon Securities (USA) Inc., Dresdner Kleinwort Wasserstein Securities, LLC, Greenwich Capital Markets, Inc., HSBC Securities (USA) Inc. and SG Americas Securities, LLC, as Co-Lead Managers. Subject to the terms and conditions of the underwriting agreement with us, dated the date of this prospectus supplement, each of the underwriters has severally agreed to purchase, and we have agreed to sell to each underwriter, the principal amount of notes set forth opposite the name of each underwriter:

	Principal	Principal	Principal
	Amount of	Amount of	Amount of
Underwriters	Tranche 1 Notes	Tranche 2 Notes	Tranche 3 Notes

Barclays Capital Inc.
BNP Paribas Securities Corp.
Calyon Securities (USA) Inc.
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Dresdner Kleinwort Wasserstein Securities, LLC
Greenwich Capital Markets, Inc.
HSBC Securities (USA) Inc.
J.P.Morgan Securities Inc.
SG Americas Securities, LLC
UBS Securities LLC
Total
      The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.
      The underwriters propose to offer the notes initially at the offering price on the cover page of this prospectus.
      The underwriters may offer such notes to selected dealers at the public offering price minus a selling concession of up to          % of the principal amount of the Tranche 1 Notes,          % of the principal amount of the Tranche 2 Notes and          % of the principal amount of the Tranche 3 Notes. In addition, the underwriters may allow, and those selected dealers may reallow, a selling concession to certain other dealers of up to          % of the principal amount of the Tranche 1 Notes,          % of the principal amount of the Tranche 2 Notes and          % of the principal amount of the Tranche 3 Notes. After the initial public offering, the underwriters may change the public offering price and other selling terms.
      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
      We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately US$          .
      The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.
      In connection with this offering, the underwriters may, subject to applicable laws and regulations, purchase and sell the notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.
      The underwriters also may, subject to applicable laws and regulations, impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because a representative of the underwriters has repurchased notes sold by or for the account of that underwriter in stabilizing or covering short transactions.
      These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time.
EEA selling restriction
      In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “relevant member state”), each underwriter has represented and agreed that it has not made and will not make an offer of the notes to the public in that relevant member state, except that it may make an offer of the notes to the public in that relevant member state at any time under the following exemptions under the Prospectus Directive (as defined below), if they have been implemented in that relevant member state: (i) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; (ii) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; (iii) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the Joint Book-Running Managers for any such offer; or (iv) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes shall result in a requirement for the publication by the company or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.
      For the purposes of this section, the expression an “offer of the notes to the public” in relation to any notes in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and references to the “Prospectus Directive” means Directive 2003/71/ EC and includes any relevant implementing measure in each relevant member state.
French selling restriction
      No prospectus (including any amendment, supplement or replacement thereto) has been prepared in connection with the offering of the notes that has been submitted to the approval of the AMF. Each of the underwriters and our company has represented and agreed that it has not offered or sold and will not offer or sell, directly or indirectly, the notes to the public in France (in French, appel public à l’épargne), and has not distributed or caused to be distributed and will not distribute or cause to be distributed to the public in France, the prospectus or any other offering material relating to the notes, and that such offers, sales and distributions have been and will only be made in France through an international syndicate to qualified investors (investisseurs qualifiés), as defined in, and in accordance with, Articles L.411-1, L.411-2, D. 411-1, D.411-2, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the French Code monétaire et financier, except that qualified investors shall not include individuals. The direct or indirect distribution to the public in France of any notes so acquired may be made only as provided by Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the Code monétaire et financier and applicable regulations thereunder.
Other relationships
      BNP Paribas and J.P. Morgan plc are arrangers and each of the Joint Book-Running Managers, Senior Co-Lead Managers, and Co-Lead Managers (other than Greenwich Capital Markets, Inc.), or an affiliate thereof, is a lender, under the US$2,800,000,000 credit facility described under “Prospectus Supplement Summary — Recent Developments.” Proceeds of this offering are expected to be used to repay borrowings under this credit facility and therefore the Joint Book-Running Managers and/or their affiliates would receive the proceeds of this offering as described under “Use of Proceeds”. In addition, the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. Mr. Michel Pébereau, the chairman of BNP Paribas, and Alain Joly and Hélène Ploix, members of the board of directors of BNP Paribas, are members of our board of directors.

VALIDITY OF THE NOTES
      Cleary Gottlieb Steen & Hamilton LLP will pass upon the validity of the notes for our company as to matters of French law and as to matters of New York law. Davis Polk & Wardwell will pass upon the validity of the notes for any underwriters or agents.

PROSPECTUS
LAFARGE
Debt Securities

        Lafarge S.A. may use this prospectus to offer debt securities from time to time.
      You should read this prospectus and the accompanying prospectus supplement carefully before you invest. We may sell these securities to or through underwriters, and also to other purchasers or through agents. The names of the underwriters will be set forth in the accompanying prospectus supplement.
       Investing in these securities involves certain risks. See “Risk Factors” beginning on page 2.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated July 10, 2006.

ABOUT THIS PROSPECTUS
      This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, which we refer to as the SEC, utilizing a shelf registration process. Under this shelf process, we may sell the debt securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the debt securities we may offer. Each time we offer securities pursuant to this prospectus, we will attach a prospectus supplement to the front of this prospectus that will contain specific information about the terms of those securities and their offering. We may also add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file or furnish to the SEC. The registration statement that we filed with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. Before you invest in any securities offered by this prospectus, you should read this prospectus, any related prospectus supplements and the related exhibits filed with the SEC, together with the additional information described under the heading “Where You Can Find More Information About Us”.
      In this prospectus, unless otherwise specified or the context otherwise requires, references to “Lafarge” are to Lafarge S.A. and its consolidated subsidiaries. Terms such as “we”, “us” and “our” generally refer to Lafarge.
ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES
      Lafarge is a société anonyme incorporated under the laws of France. Many of our directors and officers reside outside the United States, principally in France. In addition, a large portion of our assets and the assets of our directors and officers is located outside of the United States. As a result, U.S. investors may find it difficult in a lawsuit based on the civil liability provisions of the U.S. federal securities laws:

•	to effect service within the United States upon us or our directors and officers located outside the United States;

•	to enforce in U.S. courts or outside the United States judgments obtained against us or those persons in the U.S. courts;

•	to enforce in U.S. courts judgments obtained against us or those persons in courts in jurisdictions outside the United States; and

•	to enforce against us or those persons in France, whether in original actions or in actions for the enforcement of judgments of U.S. courts, civil liabilities based solely upon the U.S. federal securities laws.

RISK FACTORS
      Investing in the debt securities offered using this prospectus involves risk. You should consider carefully the risks relating to our business and the debt securities being offered described below, which are discussed in more detail in the documents incorporated by reference into this prospectus, and any risk factors included in the prospectus supplement, before you decide to buy our debt securities. If any of these risks actually occurs, our business, financial condition and results of operations could suffer, and the trading price and liquidity of the debt securities offered using this prospectus could decline, in which case you may lose all or part of your investment.
Industry and company risks

We depend heavily on construction sector activity levels, which tend to be cyclical and which differ throughout the countries in which we operate
      Our results depend heavily on residential, commercial and infrastructure construction activity and spending levels. Construction activity and spending levels vary across our many markets, and the construction industry in a given market tends to be cyclical, especially in mature economies. The construction industry is sensitive to interest rates and economic and other factors outside our control. Economic downturns may lead to recessions in the construction industry, either in individual markets or globally, and construction spending can fall even in growing economies. While our geographic diversification mitigates risks associated with downturns in construction spending, we may be affected significantly by downturns globally or in individually significant markets.

Adverse weather lessens demand for our products, which is seasonal in many of our markets
      Construction activity, and thus demand for our products, decreases substantially during periods of cold weather, when it snows or when heavy or sustained rains fall. Consequently, demand for our products is significantly lower during the winter in temperate countries and during the rainy season in tropical countries. Our principal markets are located in Western Europe and in North America, where winter weather significantly reduces our first quarter sales, and to a lesser extent our fourth quarter sales. Our operations in these and similar markets are seasonal, with sales generally increasing during the second and third quarters because of normally better weather conditions. However, high levels of rainfall can adversely impact our operations during these periods as well. Such adverse weather conditions can materially and adversely affect our results of operations and profitability if they occur with unusual intensity, during abnormal periods, or last longer than usual in our major markets, especially during peak construction periods.

Competition in our industry could adversely affect our results of operations
      We operate in many local or regional markets around the world, and many factors affect the competitive environments we face in any particular market. These factors include the number of competitors in the market, the pricing policies and financial strength of those competitors, the total production capacity serving the market, the barriers to enter the market and the proximity of natural resources, as well as general economic conditions and demand for construction materials within the market. These factors combine in varying ways in each of our markets, and can adversely impact demand for our products and our results of operations.

We are exposed to risks inherent in the growing markets in which we operate
      In 2005, we derived approximately 33% of our revenues from growing markets, which we define as countries outside Western Europe and North America other than Japan, Australia and New Zealand. Our growth strategy focuses significantly on opportunities in growing markets and we expect that an increasing portion of our total revenues will continue to come from such markets. Our presence in such markets exposes us to risks such as volatility in gross domestic products, significant and unstable currency fluctuations, political, financial and social uncertainty and unrest, high rates of inflation, the possible implementation of exchange controls, less certainty regarding legal rights and enforcement mechanisms and potential nationalization or expropriation of private assets, any of which could damage or disrupt our operations in a given market.

Increased energy and fuel costs may have a material adverse effect on our results
      Our operations consume significant amounts of energy and fuel, the cost of which in many parts of the world has increased substantially in recent years.
      We protect ourselves to some extent against rising energy and fuel costs through long-term supply contracts and forward energy agreements, and by outfitting many of our plants to switch among several fuel sources, including many alternative fuels such as used oil, recycled tires and other recycled materials or industrial by-products. Despite these measures, energy and fuel costs have been significantly affected, and may continue to affect, our results of operations and profitability. See Sections 3.3 (Business description) and 4.6 (Market risks) of our annual report on Form 20-F for the year ended December 31, 2005, which is incorporated herein by reference.

Exchange rate fluctuations could adversely affect our results of operations and financial condition
      While we report our results in euros, in 2005 we earned approximately 70% of our revenues in currencies other than the euro, with approximately 30% being denominated in U.S. dollars and Canadian dollars. In addition, at the end of 2005, approximately 73% of our capital employed were located outside the member states of the European Monetary Union. Consequently, exchange rate fluctuations may significantly affect our financial condition and results of operations. This effect may be positive or negative depending on the actual exchange rate movement as well as the nature of any currency hedging instruments we may put in place from time to time. See Sections 4.4 (Liquidity and capital resources) and 4.6 (Market risks) of our annual report on Form 20-F for the year ended December 31, 2005, which is incorporated herein by reference.

We are subject to risks associated with the acquisition of other businesses
      Our growth strategy involves, in part, the acquisition of new operations and the integration of those operations with our own. Our strategy may not be successful if we cannot identify suitable acquisition targets or complete acquisitions at appropriate prices. Also, synergies from acquisitions may prove less than we originally expect. Further, acquisition candidates may have liabilities or adverse operating issues that we fail to discover prior to the acquisition. If we fail to implement a successful acquisition strategy, we may not be able to grow in the long term at an acceptable rate.
      In connection with our growth strategy through external acquisitions, we may announce potential or actual acquisitions or investments at any time. Financing for these acquisitions may be secured through the issuance of new shares or on an increase in our debt. Such acquisitions and investments could dilute the interests of our existing shareholders or increase our debt burden and may cause our share price to fall.

We do not control some of the businesses in which we have invested
      We do not have a controlling interest in some of the businesses in which we have invested and may make future investments in which we will not have a controlling interest. Some key matters, such as approval of business plans and the timing and amount of cash distributions, may require the consent of our partners or may be approved without our consent. These and other limitations arising from our investments in companies we do not control may prevent us from achieving our objectives for these investments.

We are restricted by the rights of minority investors in some of our subsidiaries
      We conduct our operations through many subsidiaries, some of which have one or more minority investors.
      The interests of such minority investors are not always aligned with ours. Restrictions arising from minority interests may adversely impact our operating and financial strategies and results by, among other things, impeding our ability to implement organizational efficiencies through transferring cash and other assets from one subsidiary to another to allocate assets most effectively.

An increase in our indebtedness could limit our operating and financial flexibility
      We have significant indebtedness outstanding, which may increase in the future. Our indebtedness includes, for example, debt incurred as a result of our recent purchase of the outstanding shares of Lafarge North America Inc. that we did not already own. If our total debt increases materially a) we could face increased financial charges, b) we may need to allocate a greater portion of our operating cash flow to cover debt service payments, c) our credit ratings may be downgraded, with resultant increases in our borrowing costs and a possible decrease in the availability of adequate financing sources, d) our exposure to interest and exchange rate fluctuations may increase substantially, and e) lenders may impose significant restrictions on our capital resources and/or operations. Some of our debt agreements contain and some of our future debt agreements may contain financial, operating and other covenants and obligations that could limit our operating and financial flexibility. Our ability to comply with these obligations depends on the future performance of our businesses. Our failure to abide by these obligations or to meet these covenants may impair our ability to finance operations, distribute dividends, finance acquisitions and expansions and maintain flexibility in managing our operations.

Changes in the cost or availability of raw materials supplied by third parties may adversely affect our operating and financial performance
      We generally maintain our own reserves of limestone, gypsum, aggregates and other materials that we use to manufacture our products. Increasingly, however, we obtain certain raw materials from third parties who produce such materials as by-products of industrial processes, such as synthetic gypsum, slag and fly ash. While we try to secure our needed supply of such materials through long-term renewable contracts, we have not always been, and may not in the future be, able to do so. Should our existing suppliers cease operations or reduce or eliminate production of these by-products, our costs to procure these materials may increase significantly or we may be obliged to procure alternatives to replace these materials which may affect our results of operations.

Governmental policies and laws, particularly those relating to protection of the environment, significantly impact our operations
      Our operations are regulated extensively by national and local governments, particularly in the areas of land use and protection of the environment (e.g. regulations relating to greenhouse gases). Our operations require numerous governmental approvals and permits, which often require us to make significant capital and maintenance expenditures to comply with zoning and environmental laws and regulations. In addition, future developments, such as the discovery of new facts or conditions, stricter laws and regulations, or stricter interpretation of existing laws or regulations, may impose new liabilities on us, require additional investments by us, or prevent us from opening or expanding plants or facilities that could have a material adverse effect on our financial condition or results of operations.
      While we are not currently aware of any environmental liabilities or of any non-compliance with environmental regulations that we expect will have a material adverse effect on our financial condition or results of operations, environmental matters cannot be predicted with certainty and there can be no assurance that the amounts we have budgeted and reserved will be adequate. See Section 3.5 (Environment) of our annual report on Form 20-F for the year ended December 31, 2005, which is incorporated herein by reference.

You may not be able to effect claims or enforce judgments against us or our directors or officers for violations of the U.S. securities laws
      We are a société anonyme organized under the laws of France. A majority of our directors and officers are non-U.S. residents. A substantial portion of our assets and the assets of our directors and officers are, and we expect will continue to be, located outside the United States. Consequently, you may not be able to effect service of process within the United States upon us or most of these persons, enforce judgments against us or them in United States courts or enforce or obtain judgments in French courts against us or these persons predicated upon the securities laws of the United States.

If we fail to maintain proper and effective internal control, our ability to produce accurate financial statements could be impaired
      Our business organization is complex in scope. Ensuring that we have adequate internal financial and accounting controls and procedures in place to help ensure that we produce accurate financial statements on a timely basis is a costly and time-consuming effort. In connection with Section 404 of the Sarbanes-Oxley Act, we have instituted an annual assessment of the effectiveness of our internal control over financial reporting and our independent auditor issues an attestation report on management’s assessment of such internal control. During this process, we may identify material weaknesses or significant deficiencies in our internal control over financial reporting, or areas for further attention or improvement.
      Implementing any appropriate changes to our internal control may require specific compliance training of our directors, officers and employees, entail substantial costs in order to modify our existing accounting systems, or take a significant period of time to complete. Such changes may not be effective in maintaining the adequacy of our internal control.
      Any failure to maintain that adequacy or our ability to produce accurate financial statements on a timely basis could increase our operating costs and materially impair our ability to operate our business. In addition, investors’ perceptions that our internal controls are inadequate or subject to material weaknesses or significant deficiencies or are otherwise perfectible, or that we are unable to produce accurate financial statements may adversely affect the trading price of our securities.
Risks related to the offering and owning the debt securities

Since we conduct our operations through subsidiaries, your right to receive payments on the debt securities is subordinated to the other liabilities of our subsidiaries
      We carry on a significant portion of our operations through subsidiaries. Our subsidiaries are not guarantors of the debt securities we may offer. Moreover, these subsidiaries are not required and may not be able to pay dividends to us. Claims of the creditors of our subsidiaries have priority as to the assets of such subsidiaries over the claims of our creditors. Consequently, holders of our debt securities are in effect structurally subordinated, on our insolvency, to the prior claims of the creditors of our subsidiaries.

Our ability to make debt service payments depends on our ability to transfer income and dividends from our subsidiaries
      We are a holding company with no significant assets other than direct and indirect interests in the many subsidiaries through which we conduct operations. A number of our subsidiaries are located in countries that may impose regulations restricting the payment of dividends outside of the country through exchange control regulations. To our knowledge, there are currently no countries in which we operate that restrict payment of dividends. However, there is no assurance that such risk may not exist in the future.
      Furthermore, the continued transfer to us of dividends and other income from our subsidiaries may be limited by various credit or other contractual arrangements and/or tax constraints, which could make such payments difficult or costly. We do not believe that any of these covenants or restrictions will have any material impact on our ability to meet our financial obligations. However, if in the future these restrictions are increased and we are unable to ensure the continued transfer of dividends and other income to us from these subsidiaries, our ability to pay dividends and make debt payments will be impaired.

Since the debt securities are unsecured, your right to receive payments may be adversely affected
      The debt securities that we are offering will be unsecured. The debt securities are not subordinated to any of our other debt obligations, and therefore they will rank equally with all our other unsecured and unsubordinated indebtedness. As of December 31, 2005, our total debt amounted to €8,742 million, and we had €475 million of property collateralizing debt. We recently incurred US$3.5 billion of debt to purchase the minority interests in Lafarge North America Inc. and €447 million of debt in connection with our dividend payment. If we default on the debt securities, or after bankruptcy, liquidation or reorganization, then, to the extent the relevant obligor has granted security over its assets, the assets that secure the obligor’s debts will be used to satisfy the obligations under that secured debt before the obligor can make payment on the debt securities. As a result, there may only be limited assets available to make payments on the debt securities in the event of an acceleration of the debt securities. If there are not enough assets to satisfy the obligations of the secured debt, then the remaining amounts on the secured debt would share equally in the remaining assets with all unsubordinated unsecured indebtedness.

At any point in time there may or may not be an active trading market for our debt securities
      At any point in time there may or may not be an active trading market for our debt securities. If any of the debt securities are traded after their initial issuance, they may trade at a discount from their initial offering price. We may decide to list a particular series of debt securities on one or more stock exchanges. Factors that could cause the debt securities to trade at a discount rate are:

•	an increase in prevailing interest rates;

•	a decline in our credit worthiness;

•	a weakness in the market for similar securities; and

•	declining general economic conditions.

We are not restricted in our ability to dispose of our assets by the terms of the debt securities
      The indenture governing our debt securities contains a negative pledge that prohibits us and our principal subsidiaries from pledging assets to secure other bonds or similar debt instruments, unless we make a similar pledge to secure the debt securities offered by this prospectus. However, we are generally permitted to sell or otherwise dispose of substantially all of our assets to another corporation or other entity under the terms of the debt securities. If we decide to dispose of a large amount of our assets, you will not be entitled to declare an acceleration of the maturity of the debt securities, and those assets will no longer be available to support our debt securities.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus, including the documents incorporated by reference herein, and the related prospectus supplement contain forward-looking statements regarding prices and demand for our products, our financial results, our plans for investments, divestitures and geographic expansion, expected cost increases, including with respect to energy, and other matters. When used in this prospectus, the documents incorporated by reference and the related prospectus supplement, the words “aim(s)”, “expect(s)”, “intend(s)”, “will”, “may”, “believe(s)”, “anticipate(s)”, “seek(s)” and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Specifically, statements herein regarding the future, including our strategy, plans, product and process developments, facility expansion and improvements, synergies, acquisitions, our ability to manage rising energy costs, partnerships and general business prospects are subject to uncertainty arising from numerous factors outside our control, including market conditions, raw material prices, currency fluctuations, customer demand, the actions of competitors and regulators, technological developments and other factors, as more fully set forth in “Risk Factors” above. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. We do not undertake, except as required by law, to update any forward-looking statements set forth in this prospectus, the documents incorporated by reference herein and any related prospectus supplement to reflect new information or subsequent events or circumstances.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US
      We file annual reports and other reports and information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, our SEC filings are available to the public at the SEC’s web site at http://www.sec.gov.
      Our American depositary shares are listed on the New York Stock Exchange. The principal trading market for our shares is the Eurolist of Euronext Paris. You can consult reports and other information about our Company that we file pursuant to the rules of the New York Stock Exchange at such exchange.
      The SEC allows us to “incorporate by reference” into this prospectus the information in documents filed with the SEC. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. This means that you should look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any documents previously incorporated by reference have been modified or superseded.
      We incorporate by reference the documents listed below and any documents we file with the SEC in the future under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) until the offerings made under this prospectus are completed:

•	our annual report on Form 20-F for the year ended December 31, 2005, filed with the SEC on March 24, 2006;

•	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the debt securities offered by this prospectus;

•	our reports on Form 6-K, furnished to the SEC on May 2, 2006, May 15, 2006 and July 10, 2006;

•	any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.
      You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning Lafarge at the following address: 61, rue des Belles Feuilles, 75116 Paris, France, +33 1 44 34 11 11.
      You should rely only on the information that we incorporate by reference or provide in this prospectus or the prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of those documents.

LAFARGE
      Lafarge S.A. is a limited liability company incorporated in France and governed by French law (société anonyme). We produce and sell construction materials — cement, aggregates, concrete, roofing products, gypsum wallboard, and related products — worldwide, primarily under the commercial name “Lafarge”.
      Based on sales, we are the world leader in construction materials. Our products are used for residential, commercial and public works construction projects throughout the world, whether for new construction or renovation. Based on both internal and external analyses, we believe that we are co-leader of the cement industry, the second largest producer of aggregates and concrete worldwide, the largest producer of concrete and clay roofing tiles worldwide and the third-largest manufacturer of gypsum wallboard worldwide.
      Our financial reporting currency is the euro (€). In fiscal 2005, we generated €16.0 billion in sales and we earned current operating income of €2.4 billion and net income-Group share of €1.1 billion. At year-end 2005, our assets totaled €27.9 billion. We currently employ approximately 80,000 people throughout the 76 countries in which we operate.
      We began operations in the early 1800s and were incorporated in 1884 under the name “J. et A. Pavin de Lafarge”. Our shares are a component of the French CAC-40 market index (and have been since its inception) and are included in the SBF 250 index and the Dow Jones Eurostoxx 50 index. Our shares also trade on the New York Stock Exchange (“NYSE”) under the symbol “LR” in the form of American Depositary Shares (“ADS”). Each ADS represents one-fourth of one share. Our market capitalization totaled €17.3 billion at the close of the market on June 30, 2006 including €164 million attributable to our treasury shares.

RATIO OF EARNINGS TO FIXED CHARGES
(Unaudited)
      The following table shows the ratios of earnings to fixed charges for Lafarge, computed in accordance with International Financial Reporting Standards (IFRS) for the fiscal years ended December 31, 2005 and 2004 and in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) for the fiscal years ended December 31, 2005, 2004, 2003, 2002 and 2001. As a first-time adopter of IFRS in 2005 and in accordance with General Instruction G to Form 20-F, we are providing the ratio of earnings to fixed charges for 2005 and 2004 in accordance with IFRS and for 2005, 2004, 2003, 2002 and 2001 in accordance with U.S. GAAP.

	Year Ended December 31,

	2005	2004	2003	2002	2001

For Lafarge (IFRS)(1)	4.62	3.95
For Lafarge in accordance with U.S. GAAP	4.30	3.54	3.29	2.67	2.84

(1)	2004 IFRS ratio is based on figures that are restated from French GAAP, as set forth in our consolidated financial statements for the year ended December 31, 2005.
      In calculating the ratio of earnings to fixed charges, we used the following definitions:
      The term “fixed charges” means the sum of the following: (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, (c) an estimate of the interest within rental expense and (d) preference security dividend requirements of consolidated subsidiaries.
      The term “earnings” is the amount resulting from adding and subtracting the following items. Add the following: (a) Pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, (b) fixed charges, (c) distributed income of equity investees, and (d) our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges. Amortization of capitalized interest would normally be added as well, but has not been taken into account for the purpose of this calculation as the amounts are immaterial. From the total of the added items, subtract the following: (a) interest capitalized, (b) preference security dividend requirements of consolidated subsidiaries, and (c) the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. Equity investees are investments that we account for using the equity method of accounting.

CAPITALIZATION AND INDEBTEDNESS OF LAFARGE
(Unaudited)
      The following table sets out the consolidated capitalization and long-term indebtedness, as well as short-term indebtedness, of Lafarge at December 31, 2005, prepared on the basis of IFRS. You should read this table together with our consolidated financial statements and the other financial data appearing elsewhere, or incorporated by reference, in this prospectus.

(in € millions)
Short-term borrowings, including current portion of long-term debt
Current portion of long-term debt	1,555
Short-term borrowings and Bank overdrafts	331

Total short-term indebtedness	1,886

Long-term borrowings	6,856
Minority interests	2,571
Shareholders’ equity — parent company
Common shares	704
Additional paid in capital	6,316
Retained earnings	2,025
Foreign currency translation adjustment	741
Treasury shares	(98)
Other reserves	70

Total shareholders’ equity — parent company	9,758

Total capitalization and long-term indebtedness	19,185

      As of December 31, 2005, we had an issued share capital of 175,985,303 ordinary fully-paid shares (including 1,785,074 treasury shares from shareholders’ equity), with a nominal value of €4 per share, and securities with rights to up to 6,938,951 shares. From December 31, 2005 to June 30, 2006, we issued 184,384 shares in connection with the exercise of stock options by employees.
      As of December 31, 2005, property collateralizing debt amounted to €475 million. As of December 31, 2005, we had €271 million of outstanding guarantees to third parties. For more information about our commitments and contingencies, put options on shares of subsidiaries and derivative instruments, see Notes 29, 26 and 27 of the notes to our audited consolidated financial statements in our annual report on Form 20-F for the year ended December 31, 2005, which is incorporated herein by reference. Since December 31, 2005, we have incurred US$3.5 billion of debt in connection with our purchase of the minority interests in Lafarge North America Inc. and €447 million of debt in connection with our dividend payment.
      Except as disclosed herein or in the prospectus supplement, there have been no material changes in the consolidated capitalization, indebtedness and contingent liabilities of Lafarge since December 31, 2005.

USE OF PROCEEDS
      Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of securities will be used for our general corporate purposes. These purposes include working capital for our company or other companies in our group and the repayment of existing borrowings of our company and our subsidiaries.

DESCRIPTION OF DEBT SECURITIES
General
      We may issue debt securities using this prospectus. As required by U.S. federal law for all bonds and notes of companies that are publicly offered, the debt securities that we may issue are governed by a contract between us and Law Debenture Trust Company of New York, as trustee, called an indenture.
      The trustee under the indenture has two main roles:

•	first, it can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described under “Default and Related Matters — Events of Default — Remedies If an Event of Default Occurs” below; and

•	second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell your debt securities and sending you notices.
      The indenture and its associated documents contain the full legal text governing the matters described in this section. The indenture and the debt securities are governed by New York law. A form of the indenture is an exhibit to our registration statement. See “Where You Can Find More Information About Us” for information on how to obtain a copy.
      This section summarizes the material provisions of the indenture and the debt securities. However, because it is a summary, it does not describe every aspect of the indenture or the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including some of the terms used in the indenture. We describe the meaning for only the more important terms. We also include references in parentheses to some sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in the prospectus supplement, those sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of your series described in the prospectus supplement.
      We may issue as many distinct series of debt securities under the indenture as we wish. This section summarizes all material terms of the debt securities that are common to all series, unless otherwise indicated in the prospectus supplement relating to a particular series.
      We may issue the debt securities as original issue discount securities, which are debt securities that are offered and sold at a substantial discount to their stated principal amount. (Section 101) Special U.S. federal income tax, accounting and other considerations may apply to original issue discount securities. These considerations are discussed below under “Tax Considerations — United States Tax Considerations”. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in the prospectus supplement relating to any such debt securities.
      Unless otherwise specified in a prospectus supplement, we may issue debt securities of the same series as an outstanding series of debt securities without the consent of holders of securities in the outstanding series. Any additional debt securities so issued will have the same terms as the existing debt securities of the same series in all respects (except for the first interest payment on the new series, if any), so that such additional debt securities will be consolidated and form a single series with the existing debt securities of the same series.
      In addition, the specific financial, legal and other terms particular to a series of debt securities are described in the prospectus supplement and the underwriting agreement relating to the series. Those terms may vary from the terms described here. Accordingly, this summary also is subject to and qualified by reference to the description of the terms of the series described in the prospectus supplement.

      The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

•	the title of the series of debt securities;

•	any limit on the aggregate principal amount of the series of debt securities;

•	any stock exchange on which we list the series of debt securities;

•	whether the debt securities are subject to subordination to our other indebtedness and if so, the terms of such subordination;

•	the date or dates on which we will pay the principal of the series of debt securities;

•	any provisions for the conversion or exchange of the debt securities into or for other debt securities;

•	the rate or rates, which may be fixed or variable, per annum at which the series of debt securities will bear interest, if any, and the date or dates from which that interest, if any, will accrue;

•	the dates on which interest, if any, on the series of debt securities will be payable and the regular record dates for the interest payment dates;

•	any mandatory or optional sinking funds or analogous provisions or provisions for redemption at the option of the holder;

•	the date, if any, after which and the price or prices at which the series of debt securities may, in accordance with any optional or mandatory redemption provisions that are not described in this prospectus, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

•	the denominations in which the series of debt securities will be issuable;

•	the currency of payment of principal of, premium, if any, and interest on the series of debt securities and the manner of determining the equivalent amount in the currency of the United States of America, if applicable;

•	any index used to determine the amount of payment of principal of, premium, if any, and interest on the series of debt securities;

•	whether we will be required to pay additional amounts for withholding taxes or other governmental charges and, if applicable, a related right to an optional tax redemption for such a series;

•	any additional Events of Default or negative covenants applicable to the series of debt securities;

•	whether the series of debt securities will be issuable in whole or in part in the form of a global security as described under “Legal Ownership — Global Securities”, and the depositary or its nominee with respect to the series of debt securities, and any special circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depositary or its nominee;

•	if applicable, a discussion of material U.S. federal income tax considerations not described under “Tax Considerations — United States Tax Considerations”; and

•	any other special features of the series of debt securities.
      The debt securities will be issued only in fully registered form without interest coupons.
Legal Ownership

Street Name and Other Indirect Holders
      We generally will not recognize investors who hold securities in accounts at banks or brokers as legal holders of securities. When we refer to the holders of securities, we mean only the actual legal and (if applicable) record holder of those securities. Holding securities in accounts at banks or brokers is called holding in street name. If you hold securities in street name, we will recognize only the bank or broker or the financial institution the bank or broker uses to hold its securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. If you hold securities in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if it were ever required to vote;

•	how and when you should notify it to exercise on your behalf exercisable rights and options that may exist under the debt securities;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders
      Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, under the debt securities run only to persons who are registered as holders of securities. As noted above, we do not have obligations to you if you hold in street name or other indirect means, either because you choose to hold securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.

Global Securities
      What is a Global Security? A global security is a special type of indirectly held security, as described above under “— Street Name and Other Indirect Holders”. If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders.
      The financial institution that acts as the sole direct holder of the global security is called the depositary. We require that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. Any person wishing to own a security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement relating to an offering of a series of securities will indicate whether the series will be issued only in the form of global securities.
      Special Investor Considerations for Global Securities. As an indirect holder, your rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of securities and instead deal only with the depositary that holds the global security.
      You should be aware that if the debt securities are issued only in the form of global securities that:

•	You cannot have securities registered in your own name.

•	You cannot receive physical certificates for your interest in the debt securities.

•	You will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities, as explained above under “— Street Name and Other Indirect Holders”.

•	You may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

•	The depositary’s policies will govern payments, transfers, exchange and other matters relating to your interest in the global security. We, the trustee and the registrar have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We, the trustee and the registrar also do not supervise the depositary in any way.

•	The depositary will require that interests in a global security be purchased or sold within its system using same-day funds for settlement.
      Special Situations When the Global Security Will Be Terminated. In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing securities. After that exchange, the choice of whether to hold securities directly or in street name will be up to you. You must consult your own bank or broker to find out how to have your interests in securities transferred to your own name so that you will be a direct holder. The rights of street name investors and direct holders in the debt securities have been previously described above under “— Street Name and Other Indirect Holders” and “— Direct Holders”.
      The special situations for termination of a global security representing our debt securities are:

•	When the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary, and a new depositary does not take the old depositary’s place.

•	When an event of default on the debt securities has occurred and has not been cured. Defaults on debt securities are discussed below under “Description of Debt Securities — Default and Related Matters — Events of Default”.

•	When we notify the trustee that the global security is exchangeable for physical certificates.
      The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or the trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.
      In the remainder of this description of debt securities “you” means direct holders and not street name or other indirect holders of securities. Indirect holders should read the previous subsection entitled “— Street Name and Other Indirect Holders”.
Additional Mechanics

Exchange and Transfer
      The debt securities will be issued:

•	Only in fully registered form;

•	Without interest coupons; and

•	In denominations that are indicated in the prospectus supplement.
      You may have your debt securities of any series broken into more debt securities of smaller denominations of the same series or combined into fewer debt securities of larger denominations of the same series, as long as the total principal amount is not changed. (Section 305) This is called an exchange.
      You may exchange or transfer registered debt securities at the corporate trust office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring registered debt securities. We may change this appointment to another entity or perform the service ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also register transfers of the registered debt securities. (Section 305)
      You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange of a registered debt security will only be made if the security registrar is satisfied with your proof of ownership. (Section 305)
      If we have designated additional transfer agents, they are named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (Section 1002)
      If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during a specified period of time in order to freeze the list of holders to prepare the mailing. The period begins 15 days before the day we mail the notice of redemption and ends on the day of that mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption. However, we will continue to permit transfers and exchanges of the unredeemed portion of any security being partially redeemed. (Section 305)

Payment and Paying Agents
      We will pay interest to you if you are a direct holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date and is stated in the prospectus supplement. (Section 307)
      We will pay interest, principal and any other money due on the registered debt securities at the office of Citibank N.A., London branch, located at 21st Floor, Citigroup Centre, Canada Square, Canada Wharf, London E14 5LB, United Kingdom. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks. Interest on global securities will be paid to the holder thereof by wire transfer.
      We may also arrange for additional payment offices, use the trustee’s corporate trust office and may cancel or change these offices. These offices are called paying agents. We may also choose to act as our own paying agent. We must notify you through the trustee of changes in the paying agents for any particular series of debt securities. (Section 1002)
      Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.
      Regardless of who acts as paying agent, all money that we pay to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else. (Section 1003)

Notices
      We and the trustee will send notices only to direct holders, using their addresses as listed in the trustee’s records. (Section 106)
Special Situations

Mergers and Similar Events
      We are generally permitted to consolidate or merge with another company or firm. We are also permitted to sell or lease substantially all of our assets to another corporation or other entity or to buy or lease substantially all of the assets of another corporation or other entity. In addition, we are permitted to transfer our obligations, as issuer of the debt securities, to any majority-owned subsidiary of our company, so long as the obligations of that subsidiary are guaranteed by us. (Section 802)
      No vote by holders of debt securities approving any of these actions is required, unless as part of the transaction we make changes to the applicable indenture requiring your approval, as described below under “— Modification and Waiver”. We may take these actions as part of a transaction involving outside third parties or as part of an internal corporate reorganization. We may take these actions even if they result in:

•	a lower credit rating being assigned to the debt securities; or

•	additional amounts becoming payable in respect of withholding tax.
      Except as provided below, we have no obligation under the indenture to seek to avoid these results, or any other legal or financial effects that are disadvantageous to you, in connection with a merger, consolidation or sale or lease of assets that is permitted under the indenture. However, we may not take any of these actions unless all the following conditions are met:

•	Where we merge out of existence or sell or lease substantially all of our assets, or transfer our obligations to a substitute obligor, the other entity must be duly organized and validly existing under the laws of the relevant jurisdiction.

•	The merger, sale or lease of assets or other transaction, or the transfer of obligations to a substitute obligor, must not cause a default on the debt securities, and we must not already be in default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described below under “Default and Related Matters — Events of Default — What is An Event of Default?” A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or our default having to continue for a specific period of time were disregarded.

•	If we merge out of existence or sell or lease substantially all of our assets, or transfer our obligations to a substitute obligor, the other entity must assume our obligations under the applicable indenture and debt securities, including our obligation to pay additional amounts described below under “— Payment of Additional Amounts”. In the event the jurisdiction of incorporation or tax residence of the successor or substitute obligor is not the Republic of France, such successor or substitute obligor will also agree to be bound to the obligations described below under “— Payment of Additional Amounts” and “— Optional Tax Redemption” but shall substitute the successor’s or substitute obligor’s jurisdiction of incorporation or tax residence for the Republic of France. (Section 801)
      It is possible that the U.S. Internal Revenue Service may deem a merger or other similar transaction to cause an exchange for U.S. federal income tax purposes of debt securities for new securities by the holders of the debt securities. This could result in the recognition of taxable gain or loss for U.S. federal income tax purposes and possible other adverse tax consequences.

Modification and Waiver
      There are three types of changes we can make to the indenture and the debt securities.
      Changes Requiring Your Approval. First, there are changes that cannot be made to your debt securities without your specific approval, for example, by calling a meeting of holders and seeking a 100% quorum and unanimous consent, or, more likely, by obtaining written consents from each holder. We must obtain your specified approval in order to:

•	change the stated maturity of the principal or interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

•	change the place or currency of payment on a debt security;

•	impair your right to sue for payment;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the applicable indenture;

•	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with various provisions of the applicable indenture or to waive various defaults; and

•	modify any other aspect of the provisions dealing with modification and waiver of the applicable indenture. (Section 902)
      Changes Requiring a Majority Vote. The second type of change to the indenture and the debt securities is the kind that requires a vote in favor by holders of debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and other changes that would not adversely affect holders of the debt securities in any material respect. (Section 901) The same vote would be required for us to obtain a waiver of all or part of the covenants described below, or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indenture or the debt securities described above under “— Changes Requiring Your Approval” unless we obtain your individual consent, for example, by calling a meeting of holders and seeking a 100% quorum and unanimous consent, or, more likely, by obtaining written consents from each holder, to the waiver. (Section 513)
      Changes Not Requiring Approval. The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and other changes that would not adversely affect holders of the debt securities in any material respect. (Section 901)
      Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a security:

•	For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

•	For debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that security described in the prospectus supplement.

•	For debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent as of the date of original issuance.

•	Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased pursuant to any applicable defeasance provisions described in the prospectus supplement.

•	We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the applicable indenture (or failing us in certain circumstances, the trustee). If we set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding debt securities of that series on the record date and must be taken within 90 days following the record date or another period that we may specify (or as the trustee may specify, if it set the record date). We may shorten or lengthen (but not beyond 90 days) this period from time to time. (Sections 101, 501, 502, 512, 513 and 902)

      Street name and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Redemption and Repayment
      The prospectus supplement will state whether the debt securities are redeemable by us or subject to repayment at the holder’s option, other than as described below under “— Optional Tax Redemption”.
      We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase will be canceled.

Payment of Additional Amounts
      We will make payments on the debt securities without withholding any taxes unless otherwise required to do so by law. If the Republic of France or any tax authority therein requires us to withhold or deduct amounts from payment on a debt security or any amounts to be paid as additional amounts for or on account of taxes or any other governmental charges, or any other jurisdiction requires such withholding or deduction as a result of a merger or similar event (the jurisdiction imposing the tax, the “taxing jurisdiction”), we may be required to pay you an additional amount so that the net amount you receive will be the amount specified in the debt security to which you are entitled.
      We will not have to pay additional amounts under any of the following circumstances:

•	The holder of the debt securities (or a third party holding on behalf of the holder) is subject to such tax or governmental charge by reason of having some connection to the taxing jurisdiction requiring such withholding or deduction, other than the mere holding of the debt security.

•	The tax or governmental charge is imposed due to the presentation of a debt security, if presentation is required, for payment on a date more than 30 days after the security became due or after the payment was provided for, whichever occurs later.

•	The tax or governmental charge is on account of an estate, inheritance, gift, sale, transfer, personal property or similar tax or other governmental charge.

•	The tax or governmental charge is for a tax or governmental charge that is payable in a manner that does not involve withholding or deduction.

•	The tax or governmental charge is imposed or withheld because the holder or beneficial owner failed:

•	to provide information about the nationality, residence or identity of the holder or beneficial owner; or

•	to make a declaration or satisfy any information requirements that the statutes, treaties, regulations or administrative practices of the taxing jurisdiction require as a precondition to exemption from all or part of such tax or governmental charge.

•	The withholding or deduction is imposed pursuant to the European Union Directive 2003/48/ EC regarding the taxation of savings income, or any law implementing such directive.

•	The withholding or deduction is imposed on a holder or beneficial owner who could have avoided such withholding or deduction by presenting its debt securities to another paying agent.

•	The holder is a fiduciary or partnership or an entity that is not the sole beneficial owner of the payment of the principal of, or any interest on, any debt security, and the laws of the taxing jurisdiction require the payment to be included in the income of a beneficiary or settlor for tax purposes with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had it been the holder of such security.

Optional Tax Redemption
      The prospectus supplement will describe the terms of any option we may have to redeem the debt securities of a given series if, as a result of any change in French tax treatment (or treatment of any jurisdiction in which a successor to, or substitute obligor of, our company is organized or resident for tax purposes), we would be required to pay additional amounts as described above under “— Payment of Additional Amounts”.

Negative Pledge
      As long as any debt security issued under the indenture is outstanding, we will not, and will ensure that none of our Principal Subsidiaries will, create or permit to subsist any mortgage, lien, charge, pledge or other form of security interest upon any of our or their respective assets or revenues, present or future, to secure any Relevant Indebtedness or any guarantee or indemnity in respect of any Relevant Indebtedness unless, at the same time or prior thereto, our obligations under the debt securities are equally and ratably secured. (Section 1008)
      For the purpose of this covenant, “Relevant Indebtedness” means any present or future indebtedness for borrowed money in the form of, or represented by, bonds (which are called obligations under French law), notes or other securities (including securities that take the form of titres de créances négociables under French law) which are for the time being, or are capable of being, quoted, listed or ordinarily dealt in on any stock exchange, over-the-counter or other securities market.
      For the purpose of this covenant and the “Events of Default” described below,

•	“Principal Subsidiary” means at any relevant time a Subsidiary of our company:

•	whose total revenues (or, where the Subsidiary in question prepares consolidated financial statements, whose total consolidated revenues) attributable to our group represent not less than 5 percent of the total consolidated revenues of our group, all as calculated by reference to the then latest audited financial statements (or consolidated financial statements, as the case may be) of such Subsidiary and the then latest consolidated financial statements of our group; or

•	to which is transferred all or substantially all the assets and undertakings of a Subsidiary which immediately prior to such transfer is a Principal Subsidiary.
      “Subsidiary” means, in relation to any person or entity at any time, any other person or entity (whether or not now existing) meeting the definition of Article L. 233-1 of the French Commercial Code or any other person or entity controlled directly or indirectly by such person or entity within the meaning of Article L. 233-3 of the French Commercial Code. These articles:

•	define a subsidiary as an entity for which a majority of the share capital is owned by another entity (Article L. 233-1); and

•	provide a list of the circumstances under which an entity is considered to control another ((i) shareholding with majority voting rights of an entity; (ii) majority voting rights of an entity by virtue of an agreement with other shareholders that is not contrary to the interests of the entity; (iii) ability, given voting rights, to determine whether resolutions are adopted at general shareholder meetings of an entity; (iv) shareholding and ability to appoint or to revoke the majority of the members of the board of directors or the members of the supervisory board of an entity. An entity is also deemed to exert this control if it directly or indirectly holds more than 40% of the voting rights of another entity and no other shareholder holds a greater shareholding. In addition, two or more entities acting together are considered as jointly controlling another when they are able to determine whether resolutions are adopted at general shareholder meetings of another entity.)(Article L. 233-3).

Defeasance and Discharge
      The prospectus supplement will state if any defeasance provisions apply to the debt securities.
Default and Related Matters

Ranking
      The debt securities are not secured by any of our property or assets. Accordingly, your ownership of debt securities means you are one of our unsecured creditors. The debt securities are not subordinated to any of our other debt obligations and therefore they rank equally with all our other unsecured and unsubordinated indebtedness.

Events of Default
      You will have special rights if an event of default occurs and is not cured, as described later in this subsection.
      What Is an Event of Default? The term “event of default” means any of the following:

•	Any amount of principal of, or interest on, or any premium on, the debt security is not paid on the due date thereof and such default is not remedied within a period of 15 days from such due date.

•	Any other obligation of our company under the indenture or the debt security is not complied with or performed within a period of 30 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of debt securities of the affected series.

•	Any other present or future indebtedness of our company or any of our Principal Subsidiaries for borrowed monies in excess of €50,000,000 (or its equivalent in any other currency), whether individually or in the aggregate, becomes due and payable prior to its stated maturity as a result of a default thereunder, or if any such indebtedness shall not be paid when due or, as the case may be, within any applicable grace period therefore, or if any steps shall be taken to enforce any security in respect of such indebtedness or any guarantee or indemnity given by our company or any of our Principal Subsidiaries for, or in respect of, any such indebtedness of others shall not be honored when due and called upon.

•	If the company or any of its Principal Subsidiaries becomes subject to certain insolvency-related events. This means that the relevant entity (i.e., we or the Principal Subsidiary) makes any proposal for a general moratorium in relation to its debt or applies for the appointment of a conciliator (conciliateur) or enters into an amicable settlement (accord amiable) with its creditors or a judgment is issued for the judicial liquidation (liquidation judiciaire) or for a judicial transfer of the whole of its business (cession totale de l’entreprise) or, to the extent permitted by applicable law, if the relevant entity makes any conveyance, assignment or other arrangement for the benefit of its creditors or enters into a composition with its creditors.

•	It is or will become unlawful for us to perform or comply with any one or more of our obligations under the debt securities issued under the indenture.

•	Any other event of default described in the prospectus supplement occurs. (Section 501)
      Remedies If an Event of Default Occurs. If an event of default has occurred and has not been cured, the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of the affected series if certain conditions are met. (Section 502)

      Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This protection is called an indemnity. (Section 603) If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other proceeding seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indenture. (Section 512)
      Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured.

•	The holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•	The trustee must have not taken action for 60 days after receipt of the above notice, request and offer of indemnity.

•	No direction inconsistent with such written request must have been given to the trustee during such 60-day period by holders of a majority in principal amount of all outstanding debt securities of that series. (Section 507)
      Nothing, however, will prevent an individual holder from bringing suit to enforce payment. (Section 508)
      Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.
      We will furnish to the trustee every year a written statement of certain of our officers certifying that, to their knowledge, we are in compliance with the indenture and the debt securities, or else specifying any default. (Section 1005)

CLEARANCE AND SETTLEMENT
      Securities we issue may be held through one or more international and domestic clearing systems. The principal clearing systems we will use are the book-entry systems operated by the Depository Trust Company (“DTC”) in the United States, Clearstream Banking, société anonyme, in Luxembourg (“Clearstream”) and the Euroclear System, in Belgium (“Euroclear”). These systems have established electronic securities and payment, transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates.
      Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market. Where payments for securities we issue in global form will be made in U.S. dollars, these procedures can be used for cross-market transfers and the debt securities will be cleared and settled on a delivery against payment basis.
      If we issue debt securities to you outside of the United States, its territories and possessions, you must initially hold your interests through Euroclear, Clearstream or the clearance system that is described in the applicable prospectus supplement.
      Cross-market transfers of securities that are not in global form may be cleared and settled in accordance with other procedures that may be established among the clearing systems for these securities.
      The policies of DTC, Clearstream and Euroclear will govern payments, transfers, exchanges and other matters relating to your interest in securities held by them. This is also true for any other clearance system that may be named in a prospectus supplement.
      We have no responsibility for any aspect of the actions of DTC, Clearstream or Euroclear or any of their direct or indirect participants. We have no responsibility for any aspect of the records kept by DTC, Clearstream or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way. This is also true for any other clearing system indicated in a prospectus supplement.
      DTC, Clearstream, Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform these procedures and may modify them or discontinue them at any time.
      The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.
DTC
      DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Clearstream
      Clearstream Banking, société anonyme (“Clearstream”), was incorporated as a limited liability company under Luxembourg law. Clearstream is owned by Cedel International, société anonyme, and Deutsche Börse AG. The shareholders of these two entities are banks, securities dealers and financial institutions.
      Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream customers through electronic book-entry changes in accounts of Clearstream customers, thus eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities, securities lending and borrowing and collateral management. Clearstream interfaces with domestic markets in a number of countries. Clearstream has established an electronic bridge with Euroclear Bank S.A./ N.V., the operator of the Euroclear System, to facilitate settlement of trades between Clearstream and Euroclear.
      As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream customers are limited to securities brokers and dealers and banks, and may include the underwriters for the debt securities. Other institutions that maintain a custodial relationship with a Clearstream customer may obtain indirect access to Clearstream. Clearstream is an indirect participant in DTC.
      Distributions with respect to the debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream customers in accordance with its rules and procedures, to the extent received by Clearstream.
The Euroclear System
      The Euroclear System was created in 1968 to hold securities for participants of the Euroclear System and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in many currencies, including United States dollars and Japanese Yen. The Euroclear System provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described below.
      The Euroclear System is operated by Euroclear Bank S.A./ N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance System plc, a U.K. corporation (the “Euroclear Clearance System”). The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Euroclear Clearance System. The Euroclear Clearance System establishes policy for the Euroclear System on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect participant in DTC.
      The Euroclear Operator is a Belgian bank. The Belgian Banking Commission and the National Bank of Belgium regulate and examine the Euroclear Operator.
      The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within the Euroclear System;

•	withdrawal of securities and cash from the Euroclear System; and

•	receipts of payments with respect to securities in the Euroclear System.
      All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.
      Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear Terms and Conditions, to the extent received by the Euroclear Operator and by Euroclear.
Settlement
      You will be required to make your initial payment for the debt securities in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.
      Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving debt securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.
      Because of time-zone differences, credits of debt securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such debt securities settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of debt securities by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.
      Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.
Other Clearing Systems
      We may choose any other clearing system for a particular series of securities. The clearance and settlement procedures for the clearing system we choose will be described in the applicable prospectus supplement.

TAX CONSIDERATIONS
French Taxation
      The following generally summarizes the material French tax consequences of purchasing, owning and disposing of the debt securities described in this prospectus. The statements related to French tax laws set forth below are based on the laws in force as of the date hereof, and are subject to any changes in applicable laws and tax treaties after such date.
      This discussion is intended only as a descriptive summary and does not purport to be a complete analysis or listing of all potential effects of the purchase, ownership or disposition of the debt securities described in this prospectus.
      The following summary does not address the treatment of debt securities that are held by a resident of France or in connection with a permanent establishment or fixed base through which a holder carries on business or performs personal services in France.
      Investors should consult their own tax advisers regarding the tax consequences of the purchase, ownership and disposition of debt securities in the light of their particular circumstances.

Taxation of Income

Interest
      French Taxation. Payments in respect of the debt securities will be made without withholding or deduction for, or on account of taxes imposed by or on behalf of France, as provided by article 131 quater of the French Tax Code (Code général des impôts), provided that the debt securities are issued or deemed to be issued outside the Republic of France in accordance with French tax law.
      Since the debt securities will constitute obligations under French law, they will be issued (or deemed to be issued) outside France (i) in the case of syndicated or non-syndicated issues of debt securities, if such debt securities are denominated in euro, (ii) in the case of syndicated issues of debt securities denominated in currencies other than euro, if, inter alia, we and the relevant dealers agree not to offer the debt securities to the public in the Republic of France in connection with their initial distribution and such debt securities are offered in the Republic of France only through an international syndicate to qualified investors (investisseurs qualifiés) as described in Article L. 411-2 of the French Code monétaire et financier (other than individuals) and the issue of debt securities is not subject to the Autorité des marchés financiers (other than a submission to the Autorité des marchés financiers for the sole purpose of listing such debt securities on Euronext Paris S.A.) or (iii) in the case of non-syndicated issues of debt securities denominated in currencies other than euro, if each of the subscribers of the debt securities is domiciled or resident for tax purposes outside the Republic of France and does not act through a permanent establishment or fixed base therein, in each case as more fully set out in the Circular 5 I-11-98 of the Direction Générale des Impôts dated September 30, 1998.
      EU Taxation. On June 3, 2003, the European Council of Economics and Finance Ministers adopted a Directive (in this section “Tax Considerations”, the “Directive”) on the taxation of savings income under which EU Member States are required from July 1, 2005, to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a person within its jurisdiction to an individual resident in that other Member State, except that, for a transitional period, Belgium, Luxembourg and Austria are instead required (unless during that period they elect otherwise) to operate a withholding system in relation to such payments, provided however that the relevant beneficial owner of the payment may instead elect for the disclosure of information method or for the tax certificate procedure, as applicable. The rate of such withholding tax equals 15% for the first three years after the date of implementation of the Directive, this rate being increased to 20% for the subsequent three years and 35% thereafter. The ending of the transitional period is dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries.
      In relation to French taxation, the Directive has been implemented in French law under Article 242 ter of the Code général des impôts and Articles 49 I ter to 49 I sexies of the Schedule III to the Code général des impôts.

      Additional amounts. If the French tax laws or regulations applicable to us (or to any of our successors) change and payments in respect of the debt securities become subject to withholding or deduction, we may be required to pay you additional amounts to offset such withholding except as provided above in “Description of the Debt Securities — Special Situations — Payment of Additional Amounts” or in any applicable prospectus supplement.

Taxation on Sale, Disposal or Redemption of Debt Securities
      Non-French resident holders of debt securities who do not hold the debt securities in connection with a business or profession conducted in France will not be subject to any French income tax or capital gains tax on the sale, disposal or redemption of debt securities. Transfers of debt securities made outside France will not be subject to any stamp duty or other transfer taxes imposed in France.

Estate and Gift Tax
      France imposes estate and gift tax on securities of a French company that are acquired by inheritance or gift. The tax applies without regard to the residence of the transferor. However, France has entered into estate and gift tax treaties with a number of countries pursuant to which, assuming certain conditions are met, residents of the treaty country may be exempted from such tax or obtain a tax credit.
      Under the estate and gift tax convention between the United States and France, a transfer of debt securities by gift or by reason of the death of a U.S. holder entitled to benefits under that convention will not be subject to French gift or inheritance tax, so long as the donor or decedent was not domiciled in France at the time of the transfer and the debt securities were not used or held for use in the conduct of a business or profession through a permanent establishment or fixed base in France.

Wealth Tax
      French wealth tax (impôt de solidarité sur la fortune) generally does not apply to debt securities owned by non-French residents.
United States Tax Considerations
      The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to you if you invest in debt securities and are a U.S. holder. You will be a U.S. holder if you are an individual who is a citizen or resident of the United States, a U.S. domestic corporation, or any other person that is subject to U.S. federal income tax on a net income basis in respect of an investment in the debt securities. This summary deals only with U.S. holders that hold debt securities as capital assets. It does not address considerations that may be relevant to you if you are an investor that is subject to special tax rules, such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities or commodities that elects mark to market treatment, person that will hold debt securities as a hedge against currency risk or as a position in a “straddle” or conversion transaction, tax-exempt organization partnership or other entity classified as a partnership for U.S. federal income tax purposes, person subject to the alternative minimum tax or a person whose “functional currency” is not the U.S. dollar.
      This summary is based on laws, regulations, rulings and decisions as of the date hereof, all of which may change. Any change could apply retroactively and could affect the continued validity of this summary.
      You should consult your tax adviser about the tax consequences of holding debt securities, including the relevance to your particular situation of the considerations discussed below, as well as the relevance to your particular situation of state, local or other tax laws.

Payments or Accruals of Interest
      Payments or accruals of “qualified stated interest” (as defined below) on a debt security will be taxable to you as ordinary interest income at the time that you receive or accrue such amounts (in accordance with your regular method of tax accounting). If you use the cash method of tax accounting and you receive payments of interest pursuant to the terms of a debt security in a currency other than U.S. dollars (a “foreign currency”), the amount of interest income you will realize will be the U.S. dollar value of the foreign currency payment based on the exchange rate in effect on the date you receive the payment, regardless of whether you convert the payment into U.S. dollars. If you are an accrual-basis U.S. holder, the amount of interest income you will realize will be based on the average exchange rate in effect during the interest accrual period (or with respect to an interest accrual period that spans two taxable years, at the average exchange rate for the partial period within the taxable year). Alternatively, as an accrual-basis U.S. holder, you may elect to translate all interest income on foreign currency-denominated debt securities at the spot rate on the last day of the accrual period (or the last day of the taxable year, in the case of an accrual period that spans more than one taxable year) or on the date that you receive the interest payment if that date is within five business days of the end of the accrual period. If you make this election, you must apply it consistently to all debt instruments from year to year and you cannot change the election without the consent of the Internal Revenue Service. If you use the accrual method of accounting for tax purposes, you will recognize foreign currency gain or loss on the receipt of a foreign currency interest payment if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. This foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the debt security.

Purchase, Sale and Retirement of Debt Securities
      Initially, your tax basis in a debt security generally will equal the cost of the debt security to you. Your basis will increase by any amounts that you are required to include in income under the rules governing original issue discount and market discount, and will decrease by the amount of any amortized premium and any payments other than qualified stated interest made on the debt security. (The rules for determining these amounts are discussed below.) If you purchase a debt security that is denominated in a foreign currency, the cost to you (and therefore generally your initial tax basis) will be the U.S. dollar value of the foreign currency purchase price on the date of purchase calculated at the exchange rate in effect on that date. If the foreign currency debt security is traded on an established securities market and you are a cash-basis taxpayer (or if you are an accrual-basis taxpayer that makes a special election), you will determine the U.S. dollar value of the cost of the debt security by translating the amount of the foreign currency that you paid for the debt security at the spot rate of exchange on the settlement date of your purchase. The amount of any subsequent adjustments to your tax basis in a debt security in respect of foreign currency-denominated original issue discount, market discount and premium will be determined in the manner described below. If you convert U.S. dollars into a foreign currency and then immediately use that foreign currency to purchase a debt security, you generally will not have any taxable gain or loss as a result of the conversion or purchase.
      When you sell or exchange a debt security, or if a debt security that you hold is retired, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction (less any accrued qualified stated interest, which will be subject to tax in the manner described above under “— Payments or Accruals of Interest”) and your tax basis in the debt security. If you sell or exchange a debt security for a foreign currency, or receive foreign currency on the retirement of a debt security, the amount you will realize for U.S. tax purposes generally will be the dollar value of the foreign currency that you receive calculated at the exchange rate in effect on the date the foreign currency debt security is disposed of or retired. If you dispose of a foreign currency debt security that is traded on an established securities market and you are a cash-basis U.S. holder (or if you are an accrual-basis holder that makes a special election), you will determine the U.S. dollar value of the amount realized by translating the amount at the spot rate of exchange on the settlement date of the sale, exchange or retirement.
      The special election available to you if you are an accrual-basis taxpayer in respect of the purchase and sale of foreign currency debt securities traded on an established securities market, which is discussed in the two preceding paragraphs, must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the Internal Revenue Service.
      Except as discussed below with respect to market discount and foreign currency gain or loss, the gain or loss that you recognize on the sale, exchange or retirement of a debt security generally will be capital gain or loss. The gain or loss on the sale, exchange or retirement of a debt security will be long-term capital gain or loss if you have held the debt security for more than one year on the date of disposition. Net long-term capital gain recognized by an individual U.S. holder generally will be subject to tax at a lower rate than net short-term capital gain or ordinary income. The ability of U.S. holders to offset capital losses against ordinary income is limited.
      Despite the foregoing, the gain or loss that you recognize on the sale, exchange or retirement of a foreign currency debt security generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which you held the debt security. This foreign currency gain or loss will not be treated as an adjustment to interest income that you receive on the debt security.

Original Issue Discount
      If we issue debt securities at a discount from their stated redemption price at maturity, and the discount is equal to or more than the product of one-fourth of one percent (0.25%) of the stated redemption price at maturity of the debt securities multiplied by the number of full years to their maturity, the debt securities will be “Original Issue Discount Debt Securities”. The difference between the issue price and the stated redemption price at maturity of the debt securities will be the “original issue discount”. The “issue price” of the debt securities will be the first price at which a substantial amount of the debt securities are sold to the public (i.e., excluding sales of debt securities to underwriters, placement agents, wholesalers, or similar persons). The “stated redemption price at maturity” will include all payments under the debt securities other than payments of qualified stated interest. The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property (other than debt instruments issued by the Company) at least annually during the entire term of a debt security at a single fixed interest rate or, subject to certain conditions, based on one or more interest indices.
      If you invest in an Original Issue Discount Debt Security, you generally will be subject to the special tax accounting rules for original issue discount obligations provided by the Internal Revenue Code and certain U.S. Treasury regulations. You should be aware that, as described in greater detail below, if you invest in an Original Issue Discount Debt Security, you generally will be required to include original issue discount in ordinary gross income for U.S. federal income tax purposes as it accrues, although you may not yet have received the cash attributable to that income.
      In general, and regardless of whether you use the cash or the accrual method of tax accounting, if you are the holder of an Original Issue Discount Debt Security with a maturity greater than one year, you will be required to include in ordinary gross income the sum of the “daily portions” of original issue discount on that debt security for all days during the taxable year that you own the debt security. The daily portions of original issue discount on an Original Issue Discount Debt Security are determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that period. Accrual periods may be any length and may vary in length over the term of an Original Issue Discount Debt Security, so long as no accrual period is longer than one year and each scheduled payment of principal or interest occurs on the first or last day of an accrual period. If you are the initial holder of the debt security, the amount of original issue discount on an Original Issue Discount Debt Security allocable to each accrual period is determined by:

(i) multiplying the “adjusted issue price” (as defined below) of the debt security at the beginning of the accrual period by a fraction, the numerator of which is the annual yield to maturity (defined below) of the debt security and the denominator of which is the number of accrual periods in a year; and

(ii) subtracting from that product the amount (if any) payable as qualified stated interest allocable to that accrual period.
      In the case of an Original Issue Discount Debt Security that is a floating rate debt security, both the “annual yield to maturity” and the qualified stated interest will be determined for these purposes as though the debt security will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the debt security on its date of issue or, in the case of some floating rate debt securities, the rate that reflects the yield that is reasonably expected for the debt security. (Additional rules may apply if interest on a floating rate debt security is based on more than one interest index.) The “adjusted issue price” of an Original Issue Discount Debt Security at the beginning of any accrual period will generally be the sum of its issue price (including any accrued interest) and the amount of original issue discount allocable to all prior accrual periods, reduced by the amount of all payments other than any qualified stated

interest payments on the debt security in all prior accrual periods. All payments on an Original Issue Discount Debt Security (other than qualified stated interest) will generally be viewed first as payments of previously accrued original issue discount (to the extent of the previously accrued discount), with payments considered made from the earliest accrual periods first, and then as a payment of principal. The “annual yield to maturity” of a debt security is the discount rate (appropriately adjusted to reflect the length of accrual periods) that causes the present value on the issue date of all payments on the debt security to equal the issue price. As a result of this “constant yield” method of including original issue discount income, the amounts you will be required to include in your gross income if you invest in an Original Issue Discount Debt Security denominated in U.S. dollars generally will be lesser in the early years and greater in the later years than amounts that would be includible on a straight-line basis.
      You generally may make an irrevocable election to include in income your entire return on a debt security (i.e., the excess of all remaining payments to be received on the debt security, including payments of qualified stated interest, over the amount you paid for the debt security) under the constant yield method described above. If you purchase debt securities at a premium or market discount and if you make this election, you will also be deemed to have made the election (discussed below under the “Premium” and “Market Discount”) to amortize premium or to accrue market discount currently on a constant yield basis in respect of all other premium or market discount bonds that you hold.
      In the case of an Original Issue Discount Debt Security that is also a foreign currency debt security, you should determine the U.S. dollar amount includible as original issue discount for each accrual period by (i) calculating the amount of original issue discount allocable to each accrual period in the foreign currency using the constant yield method described above and (ii) translating that foreign currency amount at the average exchange rate in effect during that accrual period (or, with respect to an interest accrual period that spans two taxable years, at the average exchange rate for each partial period). Alternatively, you may translate the foreign currency amount at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year, for an accrual period that spans two taxable years) or at the spot rate of exchange on the date of receipt, if that date is within five business days of the last day of the accrual period, provided that you have made the election described above under “Payments or Accruals of Interest”. Because exchange rates may fluctuate, if you are the holder of an Original Issue Discount Debt Security that is also a foreign currency debt security, you may recognize a different amount of original issue discount income in each accrual period than would be the case if you were the holder of an otherwise similar Original Issue Discount Debt Security denominated in U.S. dollars. Upon the receipt of an amount attributable to original issue discount (whether in connection with a payment of an amount that is not qualified stated interest or the sale or retirement of the Original Issue Discount Debt Security), you will recognize ordinary income or loss measured by the difference between the amount received (translated into U.S. dollars at the exchange rate in effect on the date of receipt or on the date of disposition of the Original Issue Discount Debt Security, as the case may be) and the amount accrued (using the exchange rate applicable to such previous accrual).
      If you purchase an Original Issue Discount Debt Security outside of the initial offering at a cost less than its remaining redemption amount (i.e., the total of all future payments to be made on the debt security other than payments of qualified stated interest), or if you purchase an Original Issue Discount Debt Security in the initial offering at a price other than the debt security’s issue price, you generally will also be required to include in gross income the daily portions of original issue discount, calculated as described above. However, if you acquire an Original Issue Discount Debt Security at a price greater than its adjusted issue price, you will be required to reduce your periodic inclusions of original issue discount to reflect the premium paid over the adjusted issue price.
      Floating rate debt securities generally will be treated as “variable rate debt instruments” under the OID Regulations. Accordingly, the stated interest on a Floating Rate Debt Security generally will be treated as “qualified stated interest” and such a debt security will not have OID solely as a result of the fact that it provides for interest at a variable rate. If a floating rate debt security does not qualify as a “variable rate debt instrument,” the debt security will be subject to special rules that govern the tax treatment of debt obligations that provide for contingent payments. We will provide a detailed description of the tax considerations relevant to U.S. holders of any such debt securities in the prospectus supplement.

      Certain Original Issue Discount Debt Securities may be redeemed prior to maturity, either at the option of the Company or at the option of the holder, or may have special repayment or interest rate reset features as indicated in the prospectus supplement. Original Issue Discount Debt Securities containing these features may be subject to rules that differ from the general rules discussed above. If you purchase Original Issue Discount Debt Securities with these features, you should carefully examine the prospectus supplement and consult your tax adviser about their treatment since the tax consequences of original issue discount will depend, in part, on the particular terms and features of the debt securities.

Short-Term Debt Securities
      The rules described above will also generally apply to Original Issue Discount Debt Securities with maturities of one year or less (“short-term debt securities”), but with some modifications.
      First, the original issue discount rules treat none of the interest on a short-term debt security as qualified stated interest, but treat a short-term debt security as having original issue discount. Thus, all short-term debt securities will be Original Issue Discount Debt Securities. Except as noted below, if you are a cash-basis holder of a short-term debt security and you do not identify the short-term debt security as part of a hedging transaction you will generally not be required to accrue original issue discount currently, but you will be required to treat any gain realized on a sale, exchange or retirement of the debt security as ordinary income to the extent such gain does not exceed the original issue discount accrued with respect to the debt security during the period you held the debt security. You may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a short-term debt security until the maturity of the debt security or its earlier disposition in a taxable transaction. Notwithstanding the foregoing, if you are a cash-basis U.S. holder of a short-term debt security, you may elect to accrue original issue discount on a current basis (in which case the limitation on the deductibility of interest described above will not apply). A U.S. holder using the accrual method of tax accounting and some cash method holders (including banks, securities dealers, regulated investment companies and certain trust funds) generally will be required to include original issue discount on a short-term debt security in gross income on a current basis. Original issue discount will be treated as accruing for these purposes on a ratable basis or, at the election of the holder, on a constant yield basis based on daily compounding.
      Second, regardless of whether you are a cash-basis or accrual-basis holder, if you are the holder of a short-term debt security you may elect to accrue any “acquisition discount” with respect to the debt security on a current basis. Acquisition discount is the excess of the remaining redemption amount of the debt security at the time of acquisition over the purchase price. Acquisition discount will be treated as accruing ratably or, at the election of the holder, under a constant yield method based on daily compounding. If you elect to accrue acquisition discount, the original issue discount rules will not apply.
      Finally, the market discount rules described below will not apply to short-term debt securities.

Premium
      If you purchase a debt security at a cost greater than the debt security’s remaining redemption amount, you will be considered to have purchased the debt security at a premium, and you may elect to amortize the premium as an offset to interest income, using a constant yield method, over the remaining term of the debt security. If you make this election, it generally will apply to all debt instruments that you hold at the time of the election, as well as any debt instruments that you subsequently acquire. In addition, you may not revoke the election without the consent of the Internal Revenue Service. If you elect to amortize the premium, you will be required to reduce your tax basis in the debt security by the amount of the premium amortized during your holding period. Original Issue Discount Debt Securities purchased at a premium will not be subject to the original issue discount rules described above. In the case of premium on a foreign currency debt security, you should calculate the amortization of the premium in the foreign currency. Premium amortization deductions attributable to a period reduce interest income in respect of that period, and therefore are translated into U.S. dollars at the rate that you use for interest payments in respect of that period. Exchange gain or loss will be realized with respect to amortized premium on a foreign currency debt security based on the difference between the exchange rate computed on the date or dates the premium is amortized against interest payments on the debt security and the exchange rate on the date the holder acquired the debt security.

If you do not elect to amortize premium, the amount of premium will be included in your tax basis in the debt security. Therefore, if you do not elect to amortize premium and you hold the debt security to maturity, you generally will be required to treat the premium as capital loss when the debt security matures.

Market Discount
      If you purchase a debt security at a price that is lower than the debt security’s remaining redemption amount (or in the case of an Original Issue Discount Debt Security, the debt security’s adjusted issue price), by 0.25% or more of the remaining redemption amount (or adjusted issue price), multiplied by the number of remaining whole years to maturity, the debt security will be considered to bear “market discount” in your hands. In this case, any gain that you realize on the disposition of the debt security generally will be treated as ordinary interest income to the extent of the market discount that accrued on the debt security during your holding period. In addition, you may be required to defer the deduction of a portion of the interest paid on any indebtedness that you incurred or continued to purchase or carry the debt security. In general, market discount will be treated as accruing ratably over the term of the debt security, or, at your election, under a constant yield method. You must accrue market discount on a foreign currency debt security in the specified currency. The amount that you will be required to include in income in respect of accrued market discount will be the U.S. dollar value of the accrued amount, generally calculated at the exchange rate in effect on the date that you dispose of the note.
      You may elect to include market discount in gross income currently as it accrues (on either a ratable or constant yield basis), in lieu of treating a portion of any gain realized on a sale of the debt security as ordinary income. If you elect to include market discount on a current basis, the interest deduction deferral rule described above will not apply. If you do make such an election, it will apply to all market discount debt instruments that you acquire on or after the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the Internal Revenue Service. Any accrued market discount on a foreign currency debt security that is currently includible in income will be translated into U.S. dollars at the average exchange rate for the accrual period (or portion thereof within the holder’s taxable year).

Indexed Debt Securities and Other Debt Securities Providing for Contingent Payments
      Special rules govern the tax treatment of debt obligations that provide for contingent payments (“contingent debt obligations”). These rules generally require accrual of interest income on a constant yield basis in respect of contingent debt obligations at a yield determined at the time of issuance of the obligation, and may require adjustments to these accruals when any contingent payments are made. We will provide a detailed description of the tax considerations relevant to U.S. holders of any contingent debt obligations in the prospectus supplement.

Information Reporting and Backup Withholding
      The paying agent must file information returns with the United States Internal Revenue Service in connection with debt security payments made to certain United States persons. If you are a United States person, you generally will not be subject to United States backup withholding tax on such payments if you provide your taxpayer identification number to the paying agent. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the debt securities. If you are not a United States person, you may have to comply with certification procedures to establish that you are not a United States person in order to avoid information reporting and backup withholding tax.

PLAN OF DISTRIBUTION
      We may sell the securities offered by this prospectus:

•	through underwriters;

•	through dealers;

•	through agents; or

•	directly to purchasers.
      The prospectus supplement relating to any offering will identify or describe:

•	any underwriter, dealers or agents;

•	their compensation;

•	the net proceeds to us;

•	the purchase price of the securities;

•	the initial public offering price of the securities; and

•	any exchange on which the securities will be listed, if applicable.
Underwriters
      If we use underwriters in the sale, they will acquire securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless we otherwise state in the prospectus supplement, various conditions to the underwriters’ obligation to purchase securities apply, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
Dealers
      If we use dealers in the sale, unless we otherwise indicate in the prospectus supplement, we will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.
Agents and Direct Sales
      We may sell securities directly or through agents that we designate. The prospectus supplement will name any agent involved in the offering and sale and state any commissions we will pay to that agent. Unless we indicate otherwise in the prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment.
Contracts with Institutional Investors for Delayed Delivery
      If we indicate in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from various institutional investors to purchase securities. In this case, payment and delivery will be made on a future date that the prospectus supplement specifies. The underwriters, dealers or agents may impose limitations on the minimum amount that the institutional investor can purchase. They may also impose limitations on the portion of the aggregate amount of the securities that they may sell. These institutional investors include:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies;

•	educational and charitable institutions; and

•	other similar institutions as we may approve.
      The obligations of any of these purchasers pursuant to delayed delivery and payment arrangements will not be subject to any conditions. However, one exception applies. An institution’s purchase of the particular securities cannot at the time of delivery be prohibited under the laws of any jurisdiction that governs:

•	the validity of the arrangements; or

•	the performance by us or the institutional investor.
Indemnification
      Agreements that we will enter into with underwriters, dealers or agents may entitle them to indemnification by us against various civil liabilities. These include liabilities under the Securities Act of 1933. The agreements may also entitle them to contribution for payments which they may be required to make as a result of these liabilities. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.
Market Making
      In the event that we do not list securities of any series on a U.S. national securities exchange, various broker-dealers may make a market in the securities, but will have no obligation to do so, and may discontinue any market making at any time without notice. Consequently, it may be the case that no broker-dealer will make a market in securities of any series or that the liquidity of the trading market for the securities will be limited.
Expenses
      The expenses of any offering of debt securities will be detailed in the relevant prospectus supplement.

VALIDITY OF DEBT SECURITIES
      Unless otherwise specified in the applicable prospectus supplement, Cleary Gottlieb Steen & Hamilton LLP will pass upon the validity of the debt securities as to matters of French law and as to matters of New York law for our company. Davis Polk & Wardwell or any other law firm named in the applicable prospectus supplement will pass upon the validity of the debt securities as to French law and New York law for any underwriters or agents.
EXPERTS
      The consolidated financial statements of Lafarge S.A., as of and for the years ended December 31, 2005 and 2004, and Lafarge S.A. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, appearing in our annual report on Form 20-F for the year ended December 31, 2005, which is incorporated herein by reference, have been audited by Deloitte & Associés, independent registered public accounting firm, as set forth in its reports thereon included therein and incorporated herein by reference, which is based in part on the reports of Ernst & Young LLP, independent registered public accounting firm, with respect to the consolidated financial statements of Lafarge North America Inc. for the years ended December 31, 2005 and 2004 and Lafarge North America Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005. Such consolidated financial statements and management’s assessments are incorporated herein by reference in reliance upon such reports given on the authority of said firms as experts in accounting and auditing.